    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 1999



                                                      REGISTRATION NO. 333-83567

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             ARGOSY GAMING COMPANY

             (Exact name of Registrant as specified in its charter)

             DELAWARE                                                                    37-1304247
 (State or other jurisdiction of                                                      (I.R.S. Employer
  incorporation or organization)                                                    Identification No.)
                                        AND ITS GUARANTOR SUBSIDIARIES
             ILLINOIS                        ALTON GAMING COMPANY                        37-1261292
            LOUISIANA                      ARGOSY OF LOUISIANA, INC.                     72-1265121
            LOUISIANA               CATFISH QUEEN PARTNERSHIP IN COMMENDAM               72-1274791
             INDIANA                      THE INDIANA GAMING COMPANY                     37-1314871
               IOWA                           IOWA GAMING COMPANY                        37-1329487
            LOUISIANA                       JAZZ ENTERPRISES, INC.                       72-1214771
             MISSOURI                     THE MISSOURI GAMING COMPANY                    37-1311505
 (State or other jurisdiction of    (Exact name of Registrant as specified            (I.R.S. Employer
  incorporation or organization)                in its charter)                     Identification No.)

                                219 PIASA STREET
                             ALTON, ILLINOIS 62002
                                 (618) 474-7500

  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)

                                 JAMES B. PERRY
                            CHIEF EXECUTIVE OFFICER
                                219 PIASA STREET
                             ALTON, ILLINOIS 62002
                                 (618) 474-7500

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                    COPY TO:
                             R. CABELL MORRIS, JR.
                                WINSTON & STRAWN
                              35 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60601
                                 (312) 558-5600
                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /


    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                  $200,000,000

                                     [LOGO]

                               OFFER TO EXCHANGE
                 OUR 10 3/4% SENIOR SUBORDINATED NOTES DUE 2009
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      FOR
                         ANY AND ALL OF OUR OUTSTANDING
                   10 3/4% SENIOR SUBORDINATED NOTES DUE 2009


        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                    ON SEPTEMBER 29, 1999, UNLESS EXTENDED.


    We are offering to exchange our 10 3/4% Senior Subordinated Notes due 2009 which have been registered under the Securities Act of 1933, as amended, for any and all of our outstanding 10 3/4% Senior Subordinated Notes due 2009 issued on June 3, 1999.

THE EXCHANGE NOTES

    - The terms of the registered exchange notes to be issued are substantially identical to the terms of the outstanding notes that we issued on June 3, 1999, except for transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes which will not apply to the exchange notes.

    - Interest on the exchange notes accrues at the rate of 10 3/4% per year, payable in cash every six months on June 1 and December 1, with the first interest payment on December 1, 1999.

    - We may redeem any of the exchange notes beginning on June 1, 2004. The initial redemption price is 105.375% of their principal amount plus accrued interest. In addition before June 1, 2002, we may redeem up to 35% of the exchange notes at a redemption price of 110.750% of their principal amount plus accrued interest using proceeds from a public offering of our capital stock.

    - The exchange notes will rank equally with all of our other unsecured senior subordinated indebtedness and will be junior to our senior indebtedness. The exchange notes are guaranteed on a senior subordinated basis by substantially all of our wholly-owned subsidiaries.


    - We do not intend to list the exchange notes on any securities exchange.


MATERIAL TERMS OF THE EXCHANGE OFFER


    - The exchange offer expires at 5:00 p.m., New York City time, on September 29, 1999, unless extended.


    - All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of exchange notes which are registered under the Securities Act of 1933.

    - Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

    - The exchange offer is not subject to any minimum tender condition, but is subject to the terms of the registration rights agreement that we entered into on June 3, 1999 with the placement agents for the outstanding notes and the guarantor subsidiaries.

    - We will not receive any proceeds from the exchange offer. We will pay the expenses of the exchange offer.

                            ------------------------

    NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE ILLINOIS GAMING BOARD, THE INDIANA GAMING COMMISSION, THE IOWA RACING AND GAMING COMMISSION, THE LOUISIANA GAMING CONTROL BOARD OR THE MISSOURI GAMING COMMISSION OR ANY OTHER STATE REGULATORY BODY HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL WE ACCEPT SURRENDER FOR EXCHANGE FROM, HOLDERS OF OUTSTANDING NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                            ------------------------


                 The date of this prospectus is August 31, 1999

                               TABLE OF CONTENTS

Where You Can Find More Information...................................................          ii

Special Note Regarding Forward-Looking Statements.....................................         iii

Summary...............................................................................           1

Risk Factors..........................................................................          16

The Exchange Offer....................................................................          26

Capitalization........................................................................          35

Selected Historical Consolidated Financial Data.......................................          36

Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................          38

The Company...........................................................................          47

Lawrenceburg Casino Partnership Agreement.............................................          55

Regulatory Matters....................................................................          57

Management............................................................................          74

Principal Stockholders................................................................          76

Description of Our Other Indebtedness.................................................          78

Description of the Exchange Notes.....................................................          80

Material Federal Tax Considerations...................................................         127

Plan of Distribution..................................................................         131

Legal Matters.........................................................................         131

Experts...............................................................................         131

Index to Financial Statements.........................................................         F-1

                      WHERE YOU CAN FIND MORE INFORMATION

    We filed a registration statement with the SEC under the Securities Act to register the exchange notes to be issued in this exchange offer. As allowed by the SEC's rules, this prospectus does not contain all of the information that you can find in the registration statement and its exhibits. As a result, statements made in this prospectus concerning the contents of a contract, agreement or other document are not necessarily complete. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can also obtain copies of these materials from the public reference section of the SEC at 45 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http: www.sec.gov).

    We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update and supercede this prospectus. We have filed the following documents with the SEC and they are incorporated in this prospectus by reference:

    (1) our Annual Report on Form 10-K for the year ended December 31, 1998;


    (2) our Quarterly Report on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999;


    (3) our Current Reports on Form 8-K dated May 5, 1999, May 18, 1999 and June 8, 1999; and

    (4) all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering.

    You may request a free copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) or any of the documents referred to in this prospectus by writing to or telephoning us at the following address:

                                G. Dan Marshall
                         Director of Investor Relations
                             Argosy Gaming Company
                                219 Piasa Street
                             Alton, Illinois 62002
                                 (618) 474-7500

    The indenture governing the outstanding notes will also govern the exchange notes. The outstanding notes and the exchange notes, together, are a single series of debt securities. The indenture requires us to provide quarterly and annual financial reports to holders of the exchange notes.

    You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus, or the respective dates of those documents we incorporate herein by reference, regardless of when you received this prospectus. You should rely only on the information incorporated by reference or provided in the registration statement. We have not authorized anyone else to provide you with different information. The exchange offer is being made to, and we will accept surrender for exchange from, holders of outstanding notes only in jurisdictions where the exchange offer is permitted.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus includes "forward-looking statements." All statements regarding our expected financial position, business, strategies and financing plans under the headings "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Company" and elsewhere in this prospectus are forward-looking statements. The words "believes," "estimates," "plans," "intends," "expects," "may," "will," "should," "seeks," "pro forma" or "anticipates," or other variations thereof (including their use in the negative) identify forward-looking statements. Although we believe that our expectations are reasonable based on our plans, beliefs and assumptions, our expectations may prove to be incorrect. Important factors that could cause actual results to be materially different include the following factors:

    - general economic conditions in our markets;

    - increased competition in our markets, including the legalization of gaming in states adjacent to our operations;

    - our dependence on our Lawrenceburg, Indiana casino;

    - our substantial leverage; and

    - changes in laws or regulations, joint venture relations or decisions of courts, regulators and governmental bodies.

    For information with respect to these and other factors that could cause actual results to differ from the expectations stated in the forward-looking statements, see the text under the caption "Risk Factors." Potential investors in the exchange notes are urged to consider these factors carefully in evaluating the forward-looking statements contained or incorporated by reference in this prospectus.

    All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. The forward-looking statements included or incorporated in this prospectus are made only as of the date of this prospectus, or as of the date of the document incorporated by reference. We do not intend, and undertake no obligation, to update these forward-looking statements.

                                    SUMMARY

    EXCEPT WHERE OTHERWISE NOTED, THE WORDS, "WE," "US," "OUR" AND SIMILAR TERMS, AS WELL AS REFERENCES TO "ARGOSY" OR THE "COMPANY" REFER TO ARGOSY GAMING COMPANY AND ALL OF ITS SUBSIDIARIES. WITH RESPECT TO THE DISCUSSION OF THE TERMS OF THE EXCHANGE NOTES ON THE COVER PAGE AND IN THE SECTION ENTITLED "SUMMARY OF THE EXCHANGE OFFER" "WE," "OUR," AND "US" REFER ONLY TO ARGOSY GAMING COMPANY AND NOT TO ANY OF ITS SUBSIDIARIES. THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THIS EXCHANGE OFFER. IT LIKELY DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THIS EXCHANGE OFFER, WE ENCOURAGE YOU TO READ THIS ENTIRE PROSPECTUS AND THE DOCUMENTS WE HAVE REFERRED TO YOU.

                                  THE COMPANY

    We are a leading owner and operator of five riverboat casinos located in emerging gaming markets of the central United States. We pioneered riverboat gaming in St. Louis, Kansas City, Baton Rouge and Sioux City by opening the first casino in each of those markets. Our newest riverboat casino serves the Cincinnati market from Lawrenceburg, Indiana and is the largest revenue producing riverboat in the United States gaming industry. We operate the Lawrenceburg casino through a joint-venture subsidiary of which we currently own a 57.5% interest.

    The following summarizes our casino properties:


                                PRINCIPAL METROPOLITAN          1998 NET     APPROXIMATE GAMING
CASINO NAME                         MARKETS SERVED              REVENUES          POSITIONS
--------------------------  -------------------------------  --------------  -------------------
                                                             (IN THOUSANDS)
Argosy Casino Lawrenceburg  Cincinnati-Dayton-Columbus,        $  284,721             2,600
                            Ohio
Alton Belle Casino          St. Louis, Missouri                    72,064               900
Argosy Casino of Greater    Kansas City, Missouri                  76,960             1,400
  Kansas City
Argosy Casino--Baton Rouge  Baton Rouge, Louisiana                 49,054             1,000
Belle of Sioux City Casino  Sioux City, Iowa                       23,526               600


    Since mid-1997, we have been implementing a strategic plan designed to transform us from a company focused on developing casino properties to one focused on achieving superior operational performance. Our strategy emphasizes increasing revenues and profits through expanding direct marketing programs, investing in state-of-the-art gaming products, such as new slot machines and player tracking systems, and improving cost controls. To achieve these goals we have strengthened our executive management team with the addition of a new chief executive officer and new vice presidents of operations and sales and marketing and several other key operating executives each with significant casino industry experience.


    Our initiatives have had the greatest impact at our four western casinos in Alton, Kansas City, Baton Rouge and Sioux City. For the year ended December 31, 1998, net revenues at the western casinos combined increased 8% to $222 million, while EBITDA (earnings before interest, taxes, depreciation and amortization) increased 44% to $34 million. The trend continued in the first half of 1999 with net revenues at the western casinos increasing 8% to $121 million and EBITDA growing 55% to $24 million as compared to the first half of 1998. At Lawrenceburg, 1998 net revenues grew to $285 million while EBITDA increased to $106 million, due primarily to the casino becoming fully operational with the completion of its hotel and permanent pavilion. First half net revenues in 1999 at Lawrenceburg increased 25% to $161 million while EBITDA grew 33% to $60 million as compared to the first half of 1998. Overall, we reported record results in 1998 with a 47% increase in net revenues to $507 million and a 137% increase in EBITDA to $121 million. In the first half of 1999, our net revenues increased 17% to $282 million while EBITDA grew 42% to $73 million.

BUSINESS STRATEGY

    By capitalizing on the extensive gaming industry experience of our management team, we have developed a strategy to maximize the performance of our operating assets and improve financial results. We continue to implement changes at each of our properties to improve our competitive position, increase gaming revenues and enhance profitability. The key elements of our business strategy include: (1) utilizing direct marketing to encourage repeat business and foster customer loyalty; (2) enhancing the gaming product at our casinos by investing in state-of-the-art gaming equipment; (3) renovating our properties to create more exciting gaming environments; and (4) increasing our financial flexibility to enable us to pursue future business opportunities.

    - REDIRECT MARKETING EFFORTS TOWARDS DIRECT MARKETING. We have changed our marketing focus from mass marketing to direct and relationship marketing to encourage repeat business and foster customer loyalty. At each of our properties we use sophisticated player tracking systems to identify and reward premium players and our most loyal customers. Based on a player's gaming activity, we create targeted promotions including exclusive direct mail offers and "member's only" concerts, parties, tournaments, sweepstakes and special entertainment events.

    - INVEST IN NEW GAMING EQUIPMENT. Historically, we used available capital to develop new casinos while we deferred capital improvement projects and gaming product upgrades at our existing facilities. Because slot machines represent approximately 80% of our revenues, we began a program in 1998 to systematically upgrade our gaming product with state-of-the-art slot machines. We believe that regularly replacing slot machines with the most popular products creates a more exciting gaming experience and increases profitability. We invested in over 800 new slot machines in 1998. At our western casinos, the upgraded machines increased the average daily revenue over the older machines they replaced. At Lawrenceburg, additional new slot product helped us take advantage of increased market demand. Going forward we expect to replace an average of 15-20% of our gaming equipment annually.

    - RENOVATE OUR RIVERBOAT AND DOCKSIDE ENTERTAINMENT FACILITIES. To maintain a fresh and exciting gaming experience for our customers, we have developed a prudent capital investment plan to systematically renovate our casino and entertainment facilities. By late-1999 we will complete a $12 million project at Alton that will replace the existing entertainment pavilion with a newly-renovated barge that was originally used as the Lawrenceburg temporary landing facility and an additional new barge. The Alton renovation will significantly enhance the facility's restaurant and entertainment amenities. In June 1999, we completed a $5 million renovation and retheming of our Baton Rouge riverboat. The renovation of the Baton Rouge riverboat's third deck features approximately 200 of the newest and most popular video poker machines and gaming product upgrades to target the video poker market. We are also considering expanding our operations at Sioux City by replacing the existing support facility with the three-level facility currently used in Alton.

    - INCREASE FINANCIAL FLEXIBILITY. The issuance of the outstanding notes was part of an overall refinancing plan designed to reduce borrowing costs, extend debt maturities and increase our overall financial flexibility. Future borrowing availability will enable us to complete the refurbishment and upgrading of our facilities, fund a potential purchase of the minority interests in our Lawrenceburg casino and pursue other strategic opportunities.

CASINO PROPERTIES

ARGOSY CASINO LAWRENCEBURG

    The Lawrenceburg casino is located on the Ohio River in Lawrenceburg, Indiana approximately 15 miles west of Cincinnati and is the closest casino to the Cincinnati metropolitan area. The casino principally draws customers from the major metropolitan areas of Cincinnati, Dayton and Columbus, Ohio and, to a lesser extent, Indianapolis, Indiana and Lexington, Kentucky. Casinos operating in the Cincinnati market generated $428 million of gaming revenues in 1998, a 58% increase from 1997. The Lawrenceburg casino's 1998 gaming revenues grew 107% to $265 million, representing approximately 62% of total gaming revenues reported by the two riverboat casinos operating in the Cincinnati market. For the first half of 1999, casino revenues at the Lawrenceburg casino grew 25% to $150 million compared to the first half of 1998. We operate the Lawrenceburg casino through a joint-venture subsidiary of which we own a 57.5% interest.


    The Lawrenceburg casino is one of the largest riverboats in the United States with 74,300 square feet of gaming space on three levels with approximately 2,000 slot machines and 104 table games. The vessel can accommodate 4,400 passengers and crew; however, to enhance our customers' comfort and enjoyment, we operate at a self-imposed capacity of 3,600 passengers. The complex also includes a 300 room hotel, which was completed in June 1998, a 120,000 square foot land-based entertainment pavilion and support facility featuring a 350 seat buffet restaurant, two specialty restaurants, an entertainment lounge and a 1,750 space parking garage. We recently converted a portion of the casino into an exclusive area for high-stakes customers.

ALTON BELLE CASINO


    The Alton Belle Casino is located on the Mississippi River in Alton, Illinois approximately 20 miles northeast of downtown St. Louis. The casino draws its customers largely from the northern and eastern regions of the greater St. Louis metropolitan area, as well as portions of central and southern Illinois. Casinos operating in the St. Louis market generated $538 million of gaming revenues in 1998, a 15% increase from 1997. The Alton Belle Casino's 1998 gaming revenues grew 10% to $68 million, representing approximately 13% of total gaming revenues reported by the six riverboat and dockside casinos operating in the St. Louis market. For the first half of 1999, casino revenues at the Alton Belle Casino grew 11% to $38 million compared to the first half of 1998. As an Illinois licensee, the Alton Belle Casino is not subject to Missouri's $500 loss limit and therefore has a competitive advantage in attracting high-end customers over competitors operating under Missouri licenses.


    The Alton Belle Casino consists of a riverboat with 22,800 square feet of gaming space, approximately 700 slot machines and 32 table games and a 37,000 square foot, three-level floating entertainment pavilion, which features a sports/entertainment lounge, buffet and table service restaurant facilities and conference facilities. By late-1999 we will replace our existing entertainment pavilion with a newly-renovated barge that was originally used as the Lawrenceburg temporary landing facility and an additional new barge. This $12 million project will feature larger and improved food and beverage venues and a new main showroom.

ARGOSY CASINO OF GREATER KANSAS CITY


    The Argosy Casino of Greater Kansas City is located on the Missouri River in Riverside, Missouri on a 55-acre site approximately five miles from downtown Kansas City. The casino primarily attracts customers who reside in the northern and western regions of the Kansas City metropolitan market. Casinos operating in the Kansas City market generated $458 million of gaming revenues in 1998, a 10% increase from 1997. The Kansas City casino's 1998 gaming revenues grew 17% to $72 million, representing approximately 16% of Kansas City total gaming revenues reported by the dockside casinos operating in the Kansas City market. For the first half of 1999, casino revenues at the Kansas City casino grew 13% to $40 million compared to the first half of 1998.


    The Kansas City casino features 36,000 square feet of gaming space, approximately 1,100 slot machines and 45 table games. The riverboat casino is complemented by an 85,000 square foot land-based entertainment facility featuring specialty and buffet restaurants, a sports/entertainment lounge and 14,000 square feet of banquet/conference facilities. A 624-space parking garage and a 1,262-space surface parking area are located adjacent to the pavilion. In addition to our plans to upgrade older slot machines with newer and more exciting models, we are considering expanding our current casino complex. An expansion would allow us to provide patrons with nearly continuous accessibility through staggered boarding times and increase the number of gaming positions.


ARGOSY CASINO--BATON ROUGE



    The Argosy Casino--Baton Rouge is located on the Mississippi River in Baton Rouge, Louisiana. The casino draws customers primarily from the Baton Rouge metropolitan area. Casinos operating in the Baton Rouge market generated $117 million of gaming revenues in 1998, a 3% increase from 1997. This amount does not include approximately $100 million of revenues generated in fiscal 1998 by video poker machines operated in bars, restaurants and truck stops throughout the Baton Rouge market and surrounding areas. The Argosy Casino--Baton Rouge's 1998 gaming revenues declined 2% to $47 million, representing 40% of total gaming revenues reported by the two riverboat casinos operating in Baton Rouge. For the first half of 1999 casino revenues at the Argosy Casino--Baton Rouge remained approximately the same at $24 million compared to the first half of 1998 due in part to a renovation project creating a video poker area that necessitated closing certain areas of the vessel for most of the second quarter of 1999.


    As a result of a 1996 general referendum, video poker machines are no longer permitted in non-casino locations in the majority of Baton Rouge area parishes as of July 1, 1999. Parishes that eliminated non-casino video poker represented approximately $80 million of the Baton Rouge video poker market. To attract a portion of the video poker market, we have refurbished our third deck into a video poker area complete with approximately 200 of the newest and most popular video poker machines available.


    The Argosy Casino--Baton Rouge features 28,000 square feet of gaming space, approximately 750 slot machines and 42 table games. The riverboat casino is complemented by our adjacent real estate development known as Catfish Town. Catfish Town includes a 50,000 square foot glass-enclosed atrium, entertainment/sports lounge, buffet/coffee shop, conference facilities and approximately 150,000 square feet of retail space that is currently available for lease. A 733-space parking garage and a 271-space surface parking lot are located adjacent to Catfish Town.


BELLE OF SIOUX CITY


    The Belle of Sioux City is located on the Missouri River in downtown Sioux City, Iowa. The casino draws customers from the Sioux City metropolitan area and competes with two Native American casinos that are not required to report gaming market data. The Sioux City casino's 1998 gaming revenues grew 9% to $23 million. For the first half of 1999, casino revenues at the Belle of Sioux City grew 17% to $13 million compared to the first half of 1998. The riverboat features 12,500 square feet of gaming space, 450 slot machines and 23 table games. The casino is complemented by adjacent barge facilities featuring buffet dining facilities, meeting space and administrative support offices. We are significantly upgrading our Sioux City gaming product so that by the end of 1999 we will have replaced 95% of our electronic gaming devices over a two year period. In addition, we are considering expanding our operations by replacing the current support facility with the three-level facility used in Alton. We operate the Belle of Sioux City through a joint-venture subsidiary, of which we are the sole general partner and hold a 70% interest.

THE REFINANCINGS

    The offering of the outstanding notes was part of a financing plan to refinance substantially all of our existing indebtedness. Through this plan, we reduced our debt service costs, extended our debt maturities and increased our financial flexibility. The series of transactions consisted of the following:

    - OUTSTANDING NOTE OFFERING. We issued an aggregate of $200 million principal amount of the outstanding notes. The net proceeds of the offering were used to fund a portion of the repurchase of the first mortgage notes described below.


    - CREDIT FACILITY. Concurrently with the issuance of the outstanding notes, we and all of our wholly-owned operating subsidiaries as co-borrowers entered into a new five year $200 million senior secured revolving bank credit agreement. The credit facility is secured by liens on substantially all of our assets and the assets of all of our wholly-owned operating subsidiaries. Our joint-venture subsidiaries that operate the Argosy Casino Lawrenceburg and the Belle of Sioux City Casino are not co-borrowers under the credit facility. We used the initial borrowings under the credit facility to fund a portion of the repurchase of approximately 90% of our 13 1/4% first mortgage notes and the redemption of our 12% convertible subordinated notes described below. We expect to use future borrowings to finance capital improvements, to provide working capital and for general corporate purposes. We have the right, within two years following the closing of the credit facility, to arrange for a $75 million increase to the borrowing availability under the credit facility. In addition, we have the right, within two years following the closing, to arrange for a further $150 million increase to fund the purchase of all outstanding minority interests in the Lawrenceburg partnership.


    - REPURCHASE OF 13 1/4% FIRST MORTGAGE NOTES AND CONSENT SOLICITATION. In connection with the issuance of the outstanding notes, we commenced an offer to purchase our $235 million principal amount of 13 1/4% first mortgage notes due 2004. We also solicited consents to permit us to create additional liens on the collateral securing our obligations under the 13 1/4% first mortgage notes and amend the indenture and the related security documents of the 13 1/4% first mortgage notes to eliminate the subsidiary guarantee provisions and most of the financial and restrictive covenants in the indenture.

      On May 18, 1999, we received consents to the amendments from holders of approximately 90% of the outstanding principal amount of the 13 1/4% first mortgage notes. On June 7, 1999, we repurchased all of the 13 1/4% first mortgage notes that were tendered pursuant to our offer to purchase. As of June 30, 1999 we have outstanding $22,242,000 13 1/4% first mortgage notes. We are required under the terms of the credit facility to cash collateralize our remaining obligations and call for redemption all outstanding 13 1/4% first mortgage notes on the earliest redemption date, June 1, 2000.

    - REDEMPTION OF CONVERTIBLE SUBORDINATED NOTES. On June 8, 1999, we issued a notice of redemption to redeem our $115 million aggregate principal amount of 12% convertible subordinated notes due 2001, at a price equal to 102% per note. On July 7, 1999, we redeemed all of our $115 million 12% convertible subordinated notes using borrowings under the credit facility.

                            ------------------------

    We are a Delaware corporation. Our principal executive offices are located at 219 Piasa Street, Alton, Illinois 62002 and our telephone number is (618) 474-7500. You may obtain additional information about us at our website, www.argosycasinos.com.

                               THE EXCHANGE OFFER

    The following summary highlights selected information regarding the exchange offer and may not contain all of the information that is important to you. You should read "The Exchange Offer" for a more complete description.


Outstanding Notes...............  10 3/4% Senior Subordinated Notes due 2009, which were issued on June 3, 1999.

Exchange Notes..................  10 3/4% Senior Subordinated Notes due 2009, which have been registered under the Securities Act of 1933. The
                                  terms of the exchange notes are substantially identical to those of the outstanding notes, except that the transfer
                                  restrictions, registration rights and liquidated damages
                                  provisions relating to the outstanding notes do not apply
                                  to the exchange notes.

The Exchange Offer..............  Up to $200,000,000 aggregate principal amount of exchange notes registered under the Securities Act are being
                                  offered in exchange for the same principal amount of the
                                  outstanding notes. The terms of the exchange notes and the outstanding notes are substantially identical. Outstanding notes may be tendered for exchange in whole or in part in
                                  any integral multiple of $1,000. We are making the
                                  exchange offer in order to satisfy our obligations under
                                  the registration rights agreement relating to the
                                  outstanding notes. For a description of the procedures for tendering the outstanding notes, see "The Exchange Offer--
                                  Procedures for Tendering Outstanding Notes."

Expiration Date.................  5:00 p.m., New York City time, September 29, 1999, unless the exchange offer is extended, in which case the
                                  expiration date will be the latest date and time to which
                                  the exchange offer is extended. See "The Exchange
                                  Offer--Terms of the Exchange Offer."

Conditions to the Exchange
  Offer.........................  The exchange offer is subject to customary conditions described under "The Exchange Offer--Conditions to the
                                  Offer." some of which we may waive in our sole discretion.
                                  The exchange offer is not conditioned upon any minimum
                                  principal amount of outstanding notes being tendered. We
                                  reserve the right in our sole and absolute discretion,
                                  subject to applicable law, at any time and from time to
                                  time:

                                  - to delay the acceptance of the outstanding notes for
                                    exchange;

                                  - to terminate the exchange offer if one or more specific
                                    conditions have not been satisfied;

                                  - to extend the expiration date of the exchange offer and
                                  retain all outstanding notes tendered pursuant to the
                                    exchange offer, subject, however, to the right of
                                    holders of outstanding notes to withdraw their tendered
                                    outstanding notes; or

                                  - to waive any condition or otherwise amend the terms of
                                  the exchange offer in any respect.

                                  See "The Exchange Offer--Procedures for Tendering
                                  Outstanding Notes."

Withdrawal Rights...............  Tenders of outstanding notes may be withdrawn at any time on or prior to the expiration date by delivering a written notice of withdraw to the exchange agent in conformity
                                  with the procedures discussed under "The Exchange
                                  Offer--Withdrawal of Tender."

Procedures for Tendering
  Outstanding Notes.............  Tendering holders of outstanding notes must complete and sign a letter of transmittal in accordance with the
                                  instructions contained in the letter of transmittal.
                                  Tendering holders must forward the completed letter of
                                  transmittal by mail, facsimile or hand delivery, together
                                  with any other required documents, to the exchange agent,
                                  or must submit to the exchange agent the outstanding notes you are tendering or comply with the specified procedures
                                  for guaranteed delivery of outstanding notes. Brokers,
                                  dealers and commercial banks, trust companies and other
                                  nominees may also effect tenders by book-entry transfer.
                                  If your outstanding notes are registered in the name of a
                                  broker, dealer, commercial bank, trust company or other
                                  nominee, we urge you to contact your nominee holder
                                  promptly if you wish to tender outstanding notes pursuant
                                  to the exchange offer. See "The Exchange Offer--Procedures for Tendering Outstanding Notes."

                                  Letter of Transmittal and certificates representing
                                  outstanding notes should not be sent to us. Those
                                  documents should be sent only to the exchange agent. The
                                  address and telephone and facsimile numbers of the
                                  exchange agent are set forth in "The Exchange
                                  Offer--Exchange Agent" and in the letter of transmittal.

Guaranteed Delivery
  Procedures....................  If you are a registered holder of the outstanding notes and wish to tender your outstanding notes in the exchange
                                  offer, but

                                  - the outstanding notes are not immediately available;

                                  - time will not permit your outstanding notes or other
                                  required documents to reach the exchange agent before the
                                    expiration of the exchange offer, or

                                  - the procedure for book-entry transfer cannot be
                                  completed prior to the expiration of the exchange offer,

                                  you may tender outstanding notes by following the
                                  procedures described below under the caption "The Exchange
                                  Offer-- Guaranteed Delivery Procedures".

Acceptance of Outstanding Notes
  and Delivery of Exchange
  Notes.........................  Upon consummation of the exchange offer, we will accept any and all outstanding notes that are properly tendered
                                  in the exchange offer and not withdrawn prior to 5:00
                                  p.m., New York City time, on the expiration date. The
                                  exchange notes issued pursuant to the exchange offer will
                                  be delivered promptly after acceptance of the outstanding
                                  notes. See "The Exchange Offer-- Terms of the Exchange
                                  Offer."

Resales of Exchange Notes.......  We believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the
                                  exchange offer

                                  without compliance with the registration and prospectus
                                  delivery provisions of the federal securities laws,
                                  provided that:

                                  - you are not a broker-dealer;

                                  - you are not participating in a distribution of the
                                  exchange notes; and

                                  - you are not an "affiliate" Argosy Gaming Company, as the term is defined in Rule 144A under the Securities Act of
                                    1933.

                                  Our belief is based on interpretations by the staff of the
                                  SEC, as set forth in no-action letters issued to third
                                  parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and
                                  we cannot assure you that the staff would make a similar
                                  determination with respect to this exchange offer.

                                  If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the
                                  requirements of the federal securities laws or without an
                                  exemption from these laws, you may incur liability under
                                  the federal securities laws. We do not and will not
                                  assume, or indemnify you against, this liability.

                                  Each broker-dealer that receives exchange notes for its
                                  own account in exchange for outstanding notes which were
                                  acquired by the broker-dealer as a result of market-making or other trading activities must agree to deliver a
                                  prospectus meeting the requirements of the federal
                                  securities laws in connection with any resale of the
                                  exchange notes. See "The Exchange Offer--Resales of the
                                  Exchange Notes."

Exchange Agent..................  The exchange agent with respect to the exchange offer is
                                  Bank One Trust Company, NA. The address and telephone and
                                  facsimile numbers of the exchange agent are set forth in
                                  "The Exchange Offer--Exchange Agent" and in the letter of
                                  transmittal.

Use of Proceeds.................  We will not receive any cash proceeds from the issuance of the exchange notes offered hereby.

Material Federal Tax
  Considerations................  You should review the information set forth under
                                  "Material Federal Tax Considerations" prior to tendering
                                  outstanding notes in the exchange offer.

Consequences of Not Exchanging
  Outstanding Notes.............  If you do not exchange your outstanding notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer described in the
                                  legend on the certificate for your outstanding notes. In
                                  general, you may offer or sell your outstanding notes
                                  only:

                                  - if they are registered under the Securities Act and
                                  applicable state securities laws;

                                  - if they are offered or sold under an exemption from
                                    registration under the Securities Act and applicable
                                    state securities laws; or

                                  - if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities
                                    laws.

                                  We do not currently intend to register the outstanding
                                  notes under the Securities Act. For more information
                                  regarding the consequences of not tendering your
                                  outstanding notes, see "The Exchange Offer.

                          TERMS OF THE EXCHANGE NOTES

    The exchange offer applies to an aggregate principal amount of $200,000,000 of the outstanding notes. The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except:

    - the exchange notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer;

    - holders of exchange notes will not be entitled to any liquidated damages under the registration rights agreement relating to the outstanding notes; and

    - holders of the exchange notes will not be, and upon consummation of the exchange offer, holders of the outstanding notes will no longer be, entitled to specific rights under the registration rights agreement for the outstanding notes intended for the holders of unregistered securities.

    The exchange notes will be our obligations entitled to the benefits of the indenture. See "Description of the Exchange Notes."

Exchange Notes Offered..........  $200,000,000 aggregate principal amount of 10 3/4% Senior
                                  Subordinated Notes.

Maturity Date...................  June 1, 2009.

Interest........................  Interest on the exchange notes is payable semi-annually in cash on June 1 and December 1, commencing on December 1,
                                  1999. For a description of the requirement to offer to
                                  exchange the exchange notes and the possible effect on the interest rate, see "The Exchange Offer--Terms of the
                                  Exchange".

Subsidiary Guarantees...........  All of our wholly-owned operating subsidiaries will guarantee the exchange notes. The joint-venture
                                  subsidiaries that operate the Lawrenceburg casino and the
                                  Sioux City casino will not guarantee the exchange notes.
                                  If Argosy Gaming Company cannot make payments on the
                                  exchange notes when they are due, the subsidiary
                                  guarantors must make them instead.

Ranking.........................  The exchange notes and subsidiary guarantees are unsecured senior subordinated obligations of Argosy Gaming Company
                                  and the subsidiary guarantors, respectively. The exchange
                                  notes will rank junior to all of the senior indebtedness
                                  of Argosy Gaming Company, including borrowings under the
                                  credit facility and the subsidiary guarantees will rank
                                  junior to the senior indebtedness of the subsidiary
                                  guarantors.

Optional Redemption.............  We may redeem some or all of the exchange notes beginning on June 1, 2004, initially at 105.375% of their principal
                                  amount, plus accrued interest and declining ratably to
                                  100% of their principal amount, plus accrued interest, on
                                  or after June 1, 2007.

                                  Before June 1, 2002, we may redeem up to 35% of the
                                  exchange notes with the proceeds of one or more public
                                  offerings of our capital stock at a redemption price of
                                  110.750% of their principal amount, plus accrued interest.
                                  However, we may only make such redemptions if at least
                                  $135 million aggregate principal amount of exchange notes
                                  remains outstanding after each redemption, excluding
                                  exchange notes held by us or the subsidiary guarantors,
                                  and such redemption occurs within 60 days of the date of
                                  the closing of the sale of the capital stock. See
                                  "Description of the Exchange Notes--Optional Redemption."

Mandatory Offer to Repurchase...  If we experience specific kinds of changes of control, or under certain circumstances, if we sell assets, we must
                                  offer to repurchase the exchange notes at the prices
                                  listed in "Description of the Exchange Notes."

Basic Covenants of the
  Indenture.....................  The terms of the outstanding notes do, and of the exchange notes will, restrict our ability to, among other things:

                                  - borrow money;

                                  - pay dividends on, redeem or repurchase our capital
                                    stock;

                                  - make investments;

                                  - incur liens on our assets to secure debt;

                                  - merge or consolidate with another company; and

                                  - transfer or sell our assets.

                                  These covenants are subject to important exceptions and
                                  qualifications which are described in "Description of the
                                  Exchange Notes--Certain Covenants."

Covenants Relating to Sale of
  Lawrenceburg Interests........  The terms of the outstanding notes do, and of the exchange notes will, provide that upon certain sales of our
                                  partnership interest in, or the assets of, the
                                  Lawrenceburg partnership, we must either make an offer to
                                  repurchase an amount of exchange notes such that the Debt
                                  to EBITDA Ratio would be no greater than 3.5 to 1, or we
                                  may call all, but not less than all of the exchange notes, in each case at the prices listed in the section
                                  "Description of the Exchange Notes--Certain Covenants--
                                  Repurchase of Exchange Notes in Connection with Sale of
                                  Lawrenceburg Interest." Certain other sales of such
                                  partnership interest or assets will require us to comply
                                  with the covenant described below under "Description of
                                  Exchange Notes--Certain Covenants--Limitation on Asset
                                  Sales."

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that you should carefully consider before deciding to tender your outstanding notes in the exchange offer.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following summary consolidated financial data has been derived from our consolidated financial statements and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and consolidated financial statements and notes thereto, included elsewhere in this prospectus.


                                                                                          SIX MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,                       JUNE 30,
                                 -----------------------------------------------------  --------------------
                                   1994       1995       1996       1997       1998       1998       1999
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      (IN THOUSANDS, EXCEPT RATIO DATA)
STATEMENTS OF OPERATIONS DATA:
Casino revenues................  $ 138,425  $ 237,613  $ 228,388  $ 319,830  $ 473,505  $ 224,873  $ 265,648
Net revenues...................    153,045    252,691    244,817    344,083    506,668    240,157    281,992
Income (loss) from
  operations...................     22,994     27,662    (10,751)     6,530     87,811     35,041     54,285
Interest expense...............      8,182     14,708     34,842     47,116     57,487     28,487     27,786
Minority interests.............        336        526      4,879     (6,916)   (26,205)   (10,224)   (16,390)
Net income (loss)..............      9,635      6,953    (24,839)   (40,213)     6,561     (2,278)   (24,148)

OTHER DATA:
EBITDA(a)(b)...................  $  39,529  $  53,939  $  29,548  $  51,203  $ 121,247  $  51,412  $  73,176
Adjusted EBITDA(c).............         --         --     29,266     36,777     81,536     34,396     50,685
Depreciation and
  amortization.................      9,846     20,450     22,416     33,292     33,436     16,371     17,091
Capital expenditures...........    112,013     71,854     97,409    117,444     34,051     25,887     12,113
Cash provided by (used in):
  Operating activities.........     24,783     49,564     (7,460)    31,628     81,663     33,097     19,263
  Investing activities.........   (118,714)   (86,644)  (179,810)   (72,567)   (14,181)   (15,897)   (12,113)
  Financing activities.........    104,818     34,948    209,395     62,009    (36,979)   (11,234)   (45,873)
Ratio of EBITDA to interest
  expense......................        4.8x       3.7x       0.8x       1.1x       2.1x       1.8x       2.6x
Ratio of total debt to LTM
  EBITDA.......................        2.9x       3.1x      12.9x       8.8x       3.5x       5.8x       3.0x
Ratio of Adjusted EBITDA to
  Adjusted Interest
  Expense(c)...................         --         --        0.8x       0.9x       1.7x       1.5x       2.1x
Ratio of Adjusted Total Debt to
  Adjusted LTM EBITDA(c).......         --         --       12.2x      10.1x       4.5x       7.3x       3.9x
Ratio of earnings to fixed
  charges(d)(e)................        2.3x       1.5x        --         --        1.5x       1.2x       1.9x

PRO FORMA DATA(F):
Pro forma ratio of EBITDA to interest expense..............................        2.6x                  3.3x
Pro forma ratio of total debt to LTM EBITDA................................        3.5x                  2.9x
Pro forma ratio of Adjusted EBITDA to
  Adjusted Interest Expense................................................        2.2x                  2.7x
Pro forma ratio of Adjusted Total Debt to
  Adjusted LTM EBITDA......................................................        4.6x                  3.8x
Pro forma ratio of earnings to fixed charges...............................        1.8x                  2.4x


SEE FOOTNOTES ON FOLLOWING PAGES.

                                                   AS OF DECEMBER 31,                     AS OF JUNE 30, 1999
                                  -----------------------------------------------------  ----------------------
                                    1994       1995       1996       1997       1998      ACTUAL    AS ADJUSTED
                                  ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......  $  18,291  $  16,159  $  38,284  $  59,354  $  89,857  $  77,815   $  64,115
Total assets....................    232,831    309,882    532,159    559,856    562,752    546,386     531,436
Long-term debt including current
  maturities....................    115,431    169,702    380,208    449,790    424,000    425,100     415,100
Total stockholders' equity......     90,587     97,540     72,701     32,663     40,863     22,111      18,451



                                                                                      AS OF JUNE 30, 1999
                                                                  -----------------------------------------------------------
                                                                                          SLOTS AND VIDEO
OPERATING DATA:                                                   CASINO SQUARE FOOTAGE   POKER MACHINES      GAMING TABLES
----------------------------------------------------------------  ---------------------  -----------------  -----------------
PROPERTY
Argosy Casino Lawrenceburg......................................           74,300                2,000                104
Alton Belle Casino..............................................           22,800                  700                 32
Argosy Casino of Greater Kansas City............................           36,000                1,100                 45
Argosy Casino--Baton Rouge......................................           28,000                  750                 42
Belle of Sioux City Casino......................................           12,500                  450                 23
                                                                          -------                -----                ---
  Total.........................................................          173,600                5,000                246
                                                                          -------                -----                ---
                                                                          -------                -----                ---



                                                                                    SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,            JUNE 30,
                                                 -------------------------------  --------------------
                                                   1996       1997       1998       1998       1999
                                                 ---------  ---------  ---------  ---------  ---------
                                                                    (IN THOUSANDS)
CASINO REVENUES
Argosy Casino Lawrenceburg.....................  $   3,930  $ 127,908  $ 264,352  $ 120,065  $ 150,014
Alton Belle Casino.............................     72,369     61,877     67,798     34,317     38,019
Argosy Casino of Greater Kansas City...........     82,247     61,750     71,955     35,355     39,995
Argosy Casino--Baton Rouge.....................     51,007     47,628     46,828     24,285     24,315
Belle of Sioux City Casino.....................     18,835     20,667     22,572     10,851     12,705
                                                 ---------  ---------  ---------  ---------  ---------
  Total........................................  $ 228,388  $ 319,830  $ 473,505  $ 224,873  $ 265,048
                                                 ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------
NET REVENUES
Argosy Casino Lawrenceburg.....................  $   4,412  $ 137,024  $ 284,721  $ 128,811  $ 161,289
Alton Belle Casino.............................     77,933     67,208     72,064     36,448     39,770
Argosy Casino of Greater Kansas City...........     88,473     66,548     76,960     37,860     42,423
Argosy Casino--Baton Rouge.....................     53,420     50,436     49,054     25,543     25,200
Belle of Sioux City Casino.....................     19,887     21,672     23,526     11,306     13,130
Other..........................................        692      1,195        343        189        180
                                                 ---------  ---------  ---------  ---------  ---------
  Total........................................  $ 244,817  $ 344,083  $ 506,668  $ 240,157  $ 281,992
                                                 ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------
INCOME (LOSS) FROM OPERATIONS(B)
Argosy Casino Lawrenceburg.....................  $     334  $  25,625  $  87,907  $  37,062  $  50,242
Alton Belle Casino.............................     12,240      7,489     13,850      7,079      9,286
Argosy Casino of Greater Kansas City...........      9,410      2,481      5,369      1,375      5,256
Argosy Casino--Baton Rouge.....................      3,507     (4,146)    (3,381)    (1,915)      (744)
Belle of Sioux City Casino.....................        295        848      1,919        792      1,805
Jazz(g)........................................     (3,435)    (4,655)    (6,312)    (3,533)    (2,546)
Corporate......................................    (14,207)   (11,432)    (9,990)    (5,083)    (6,552)
Other..........................................     (1,012)     1,701     (1,551)      (736)      (662)
                                                 ---------  ---------  ---------  ---------  ---------
  Total........................................  $   7,132  $  17,911  $  87,811  $  35,041  $  56,085
                                                 ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------

                                                                                  SIX MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,            JUNE 30,
                                               -------------------------------  --------------------
                                                 1996       1997       1998       1998       1999
                                               ---------  ---------  ---------  ---------  ---------
                                                                  (IN THOUSANDS)
EBITDA(A)(B):
Argosy Casino Lawrenceburg...................  $     750  $  38,471  $ 105,674  $  45,157  $  59,976
Alton Belle Casino...........................     16,446     11,944     17,835      9,022     11,333
Argosy Casino of Greater Kansas City.........     16,134      8,428     11,293      4,406      8,160
Argosy Casino--Baton Rouge...................      9,151      1,322      1,891        691      2,046
Belle of Sioux City Casino...................      1,141      1,861      3,016      1,306      2,391
Jazz(g)......................................     (2,053)    (2,301)    (3,633)    (2,267)    (1,196)
Corporate....................................    (12,520)    (9,324)    (9,436)    (4,670)    (6,553)
Lawrenceburg financial advisory fee(h).......        (38)    (1,924)    (5,200)    (2,176)    (2,999)
Other........................................        537      2,726       (193)       (57)        18
                                               ---------  ---------  ---------  ---------  ---------
  Total......................................  $  29,548  $  51,203  $ 121,247  $  51,412  $  73,176
                                               ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------


------------------------

(a) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA should not be construed as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or as an alternative to cash flows generated by operating, investing and financing activities (as an indicator of cash flow or a measure of liquidity). EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and for companies with a significant amount of depreciation and amortization. EBITDA may not be comparable to similarly titled measures reported by other companies. The Company has other significant uses of cash flows, including debt service and capital expenditures, which are not reflected in EBITDA.


(b) Excludes one time charges of approximately $6.7 million for the year ended December 31, 1994, $5.8 million for the year ended December 31, 1995, $17.9 million for the year ended December 31, 1996, $11.4 million for the year ended December 31, 1997 and $1.8 million for the six months ended June 30, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(c) The following table reflects adjustments necessary to calculate Adjusted EBITDA, Adjusted Total Debt and Adjusted Interest Expense after consideration of the Lawrenceburg minority interests. Adjusted EBITDA is presented to reflect the elimination of that portion of EBITDA that is attributable to the minority partners of the Lawrenceburg casino. Similarly, Adjusted Total Debt and total interest expense eliminate that portion of total debt and total interest expense owed or attributable to the minority partners of the Lawrenceburg casino.


                                                                       SIX MONTHS ENDED
                                       YEARS ENDED DECEMBER 31,            JUNE 30,
                                    -------------------------------  --------------------
                                      1996       1997       1998       1998       1999
                                    ---------  ---------  ---------  ---------  ---------
                                                       (IN THOUSANDS)
EBITDA
As reported.......................  $  29,548  $  51,203  $ 121,247  $  51,412  $  73,176
Deduct EBITDA attributable to
  Lawrenceburg minority
  interests.......................       (282)   (14,426)   (39,712)   (17,016)   (22,491)
                                    ---------  ---------  ---------  ---------  ---------
  Adjusted EBITDA.................  $  29,266  $  36,777  $  81,535  $  34,396  $  50,685
                                    ---------  ---------  ---------  ---------  ---------
                                    ---------  ---------  ---------  ---------  ---------
TOTAL DEBT
As reported.......................  $ 380,208  $ 449,790  $ 424,000  $ 437,264  $ 425,100
Deduct Lawrenceburg partner
  loans...........................    (23,197)   (67,134)   (45,196)   (56,751)   (36,556)
Deduct 42.5% Lawrenceburg vessel
  loan............................         --    (10,625)    (9,225)    (9,822)    (8,297)
                                    ---------  ---------  ---------  ---------  ---------
  Adjusted Total Debt.............  $ 357,011  $ 372,031  $ 369,579  $ 370,691  $ 380,247
                                    ---------  ---------  ---------  ---------  ---------
                                    ---------  ---------  ---------  ---------  ---------
TOTAL INTEREST EXPENSE
As reported.......................  $  34,842  $  47,116  $  57,487  $  28,487  $  27,786
Deduct interest on Lawrenceburg
  partner loans...................       (254)    (6,667)    (8,166)    (4,367)    (3,121)
Deduct 42.5% of interest on
  Lawrenceburg vessel loan........         --        (36)      (945)      (485)      (418)
                                    ---------  ---------  ---------  ---------  ---------
  Adjusted Total Interest
    Expense.......................  $  34,588  $  40,413  $  48,376  $  23,635  $  24,247
                                    ---------  ---------  ---------  ---------  ---------
                                    ---------  ---------  ---------  ---------  ---------


(d) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (income before income taxes plus fixed charges less capitalized interest and preferred equity return to Lawrenceburg partner) by fixed charges (interest expense plus capitalized interest plus preferred equity return to Lawrenceburg partner and one third of rental expense (the portion deemed representative of the interest factor)).

(e) The Company's earnings were inadequate to cover fixed charges for the years ended 1996 and 1997 by approximately $45.9 million, and $45.3 million respectively.


(f) The pro forma data for the year ended December 31, 1998 and for the six months ended June 30, 1999 gives effect to the offering of the outstanding notes, initial borrowings of $130.0 million under the credit facility; the repurchase of the 13 1/4% first mortgage notes and the redemption of the 12% convertible subordinated notes. The pro forma data assumes that such transactions occurred on January 1, 1998, in the case of the year ended December, 1998 and on January 1, 1999 in the case of the six months ended June 30, 1999 and reflect a net reduction in interest expense and amortization of debt issue costs.


(g) Jazz Enterprises, Inc. is our wholly-owned subsidiary which owns Catfish
    Town.

(h) The Lawrenceburg joint-venture subsidiary pays a financial advisory fee equal to 5.0% of its EBITDA to a minority partner.

Chart outlining organizational structure of Argosy Gaming Company and its subsidiaries

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO TENDER YOUR OUTSTANDING NOTES IN THE EXCHANGE OFFER.

    SUBSTANTIAL LEVERAGE--OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THESE EXCHANGE NOTES.


    We have a substantial amount of indebtedness. The following table shows certain important credit statistics. The June 30, 1999 pro forma amounts reflect our redeeming our 12% convertible subordinated notes through the borrowing of an additional $105 million under our credit facility:



                                                                              JUNE 30, 1999
                                                                          ----------------------
                                                                           ACTUAL     PRO FORMA
                                                                          ---------  -----------
                                                                              (IN THOUSANDS)
Long term debt, including current portion...............................    425,100     415,100
Stockholders' equity....................................................     22,111      18,451
Debt to capitalization ratio............................................       1.0x        1.0x



                                                                                   JUNE 30, 1999
                                                                             --------------------------
                                                                               ACTUAL       PRO FORMA
                                                                             -----------  -------------
Ratio of earnings to fixed charges.........................................         1.9x          2.4x


    Our substantial indebtedness could have important consequences to you. For example, it could:

    - make it more difficult for us to perform our obligations with respect to these notes;

    - increase our vulnerability to general adverse economic and industry conditions;

    - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing amounts available for working capital, capital expenditures and other general corporate purposes;

    - limit our flexibility in planning for, or reacting to changes in our business and the industry in which we operate;

    - place us at a competitive disadvantage compared to our competitors that have less debt; and

    - limit our ability to borrow additional funds.

    ABILITY TO SERVICE DEBT AND LIQUIDITY--WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

    Our ability to make payments on and to refinance our indebtedness, including the exchange notes and the credit facility, will depend on our ability to generate cash in the future. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

    We cannot assure you that our business will generate sufficient cash flow or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including these exchange notes, or to fund our other liquidity needs including the possible expansions and maintenance of our riverboat casinos and future developments. We may need to refinance all or a portion of our indebtedness, including these exchange notes and the credit facility, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including these exchange notes and our credit facility, on commercially reasonable terms or at all.

    ADDITIONAL BORROWINGS AVAILABLE--DESPITE OUR SIGNIFICANT INDEBTEDNESS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE.

    We and our subsidiaries may be able to incur substantial additional indebtedness in the future. For example, the indenture permits us to increase the borrowing availability of the credit facility by $75 million for general corporate purposes and a further $150 million to fund potential offers to purchase the minority interests in our Lawrenceburg partnership, for a total of up to $425 million. The increases in availability are subject to a number of contingencies, including lender approval. All of the borrowings under the credit facility will be senior to the exchange notes and the guarantees of our subsidiary guarantors. If new debt is added to our current debt levels, the related risks that we now face could intensify.

    SUBORDINATION--YOUR RIGHT TO RECEIVE PAYMENTS ON THE EXCHANGE NOTES WILL BE JUNIOR TO THE CREDIT FACILITY AND POSSIBLY ALL OF OUR FUTURE BORROWINGS. FURTHER, THE GUARANTEES OF THESE EXCHANGE NOTES ARE JUNIOR TO ALL OF THE GUARANTOR SUBSIDIARIES' EXISTING INDEBTEDNESS TO THE SUBSIDIARIES' GUARANTEES OF THE CREDIT FACILITY AND POSSIBLY TO ALL OF THEIR FUTURE BORROWINGS.

    The exchange notes will be junior to all of our existing and future indebtedness, other than trade payables and any future indebtedness that expressly provides that it ranks equal with or junior to the exchange notes. The guarantees will be junior to all of the guarantor subsidiaries' existing and future indebtedness, other than trade payables and any future indebtedness that expressly provides that it ranks equal with or junior to the guarantees. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or a subsidiary guarantor, the holders of senior indebtedness will be entitled to be paid in full in cash before any payment may be made on the exchange notes or the guarantees.

    In addition, all payments on the exchange notes and the guarantees will be blocked in the event of a payment default under the credit facility and may be blocked for up to 179 of 360 consecutive days in the event of non-payment defaults on senior debt. In the event of a default on the exchange notes and any resulting acceleration of the exchange notes, the holders of senior indebtedness then outstanding will be entitled to payment in full in cash of all obligations in respect of such senior indebtedness before any payment or distribution may be made with respect to the exchange notes.

    In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors, you will participate with trade creditors and all other holders of subordinated indebtedness in the assets remaining after we have paid all of the senior debt. However, because the indenture requires that amounts otherwise payable to holders of the exchange notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, you may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors and holders of exchange notes may receive less, ratably, than the holders of senior debt.


    As of June 30, 1999, as adjusted to reflect the funding of the redemption of our 12% convertible subordinated notes, the exchange notes were subordinated to $152.2 million of senior debt, and approximately $70.0 million was available for borrowing as additional senior debt under our credit facility. Since some of our subsidiaries will not guarantee the exchange notes, the exchange notes will be effectively junior to all debt and other liabilities of these non-guarantor subsidiaries. In the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to any of our non-guarantor subsidiaries, holders of their debt and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to our creditors. The indenture allows us to borrow substantial additional indebtedness in the future, including senior debt.

    ENCUMBRANCES ON ASSETS--IN ADDITION TO THE EXCHANGE NOTES BEING JUNIOR TO THE CREDIT FACILITY AND POSSIBLY ALL OF OUR FUTURE BORROWINGS, THE EXCHANGE NOTES WILL NOT BE SECURED BY ANY OF OUR ASSETS. FURTHER, OUR ASSETS WILL SECURE THE CREDIT FACILITY AND POSSIBLY OTHER DEBT.

    In addition to being subordinated to all of our existing and future indebtedness, other than trade payables and any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the exchange notes, the exchange notes will not be secured by any of our assets or any of the assets of our guarantor subsidiaries. Our obligations under the credit facility will be secured by liens on substantially all of our assets. If we become insolvent or are liquidated, or if payment under the credit facility or of other secured obligations is accelerated, the lenders under the credit facility or the obligees with respect to the other secured obligations will be entitled to exercise the remedies available to a secured lender under applicable law and the applicable agreements and instruments. Accordingly, our secured lenders will have a prior claim with respect to our pledged assets and the assets of the guarantor subsidiaries and there may not be sufficient assets remaining to pay amounts due on the exchange notes then outstanding or to satisfy the obligations under the guarantees.

    RESTRICTIVE LOAN COVENANTS--RESTRICTIVE COVENANTS IN THE CREDIT FACILITY AND THE INDENTURE MAY RESTRICT OUR ABILITY TO PURSUE OUR BUSINESS STRATEGIES. OUR ABILITY TO COMPLY WITH THESE RESTRICTIONS DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

    The indenture and the credit facility will include certain restrictive covenants that, among other things, restrict our ability to:

    - borrow money;

    - pay dividends on, redeem or repurchase our capital stock;

    - make investments;

    - incur liens on our assets to secure debt;

    - merge or consolidate with another company; and

    - transfer or sell our assets.

    We will also be required by the credit facility to maintain certain financial ratios, including maximum debt to EBITDA ratios and minimum fixed charge coverage ratios. All of these restrictive covenants may restrict our ability to make capital expenditures or to pursue other business strategies. Our ability to comply with these and other provisions of the indenture and the credit facility may be affected by changes in business condition or results of operations, adverse regulatory developments or other events beyond our control. The breach of any of these covenants could result in a default under our indebtedness, which could cause those obligations to become due and payable. If we default under our credit facility, we could be prohibited from making payments with respect to the exchange notes until the default is cured or all indebtedness under the credit facility or other senior debt is paid in full. If our indebtedness were to be accelerated, there can be no assurance that we would be able to repay it.

    DEPENDENCE ON RESULTS OF LAWRENCEBURG CASINO--UNTIL THE LAWRENCEBURG CASINO OPENED, WE HAD A RECENT HISTORY OF LOSSES.

    We returned to profitability in 1998 and reported net income $6.6 million, after reporting net losses of $24.8 million and $40.2 million in 1996 and 1997, respectively. Our prior period losses were principally the result of substantial interest expense incurred during the period when the Lawrenceburg casino was under construction. The return to profitability in 1998 was due to earnings generated by our Lawrenceburg casino, which moved from a temporary site to its permanent site in December 1997 and became fully operational in June 1998 with the completion of its hotel and permanent pavilion. During 1998, the Lawrenceburg casino represented 56.2% of our net revenues and 82.9% of our EBITDA, after taking into consideration management fees paid to a minority partner. Our ability to maintain positive net income in the future and to meet our operating and debt service requirements is substantially dependent upon the continued success of the Lawrenceburg casino. The Lawrenceburg casino's operations could be adversely affected by numerous factors including,

    - increased competition;

    - changes in applicable gaming or taxation regulations;

    - adoption of gaming in the adjacent states of Ohio or Kentucky; and

    - the occurrence of natural disasters, including flooding along the Ohio River.

    CERTAIN RISKS UNDER THE LAWRENCEBURG CASINO PARTNERSHIP AGREEMENT--THE AGREEMENT CONTAINS PROVISIONS REQUIRING US TO BUY OUT OUR PARTNERS OR SELL OUR PARTNERSHIP INTEREST AND REQUIRING OUR REMOVAL AS GENERAL PARTNER IN CERTAIN CIRCUMSTANCES.

    PARTNERSHIP INTEREST BUY-SELL OBLIGATIONS. The Lawrenceburg partnership agreement provides that: (i) after December 10, 1999, each limited partner has the right to sell its interest to the other partners (pro rata in accordance with their respective percentage interests) or (ii) at any time after a deadlock by the partners with respect to significant items in any annual operating budget of the partnership for budget year 1999 and thereafter, any partner has a right to sell its interest to the other partners.

    After a partner gives notice of its intent to sell, the partners have 60 days to attempt in good faith to agree to a purchase price. If no agreement is reached within 60 days, then the selling partner's interest is appraised to determine its fair market value. After the appraised fair market value is determined, the other partners have 60 days to reject a purchase of the interest at that price. After such a rejection, the general partner is required to solicit bids and sell all of the assets of the Lawrenceburg partnership within twelve months to the highest bidder and following such sale, dissolve the Lawrenceburg partnership.

    No assurance can be given that we will have sufficient funds to acquire any selling partner's interest in the circumstances provided for above or that we will choose to make such a purchase. In such an event, the assets of the Lawrenceburg partnership would have to be sold to the highest bidder as provided above, which could result in our losing control of the Lawrenceburg casino. If we sold the assets of the Lawrenceburg partnership, any outstanding amounts under the credit facility would be accelerated. In addition, the indenture provides that upon certain sales of our partnership interest in, or the assets of, the Lawrenceburg partnership, we must either make an offer to repurchase an amount of exchange notes such that the Debt to EBITDA Ratio would be no greater than 3.5 to 1, or the Company may call all, but not less than all of the exchange notes, in each case at the prices set forth in "Description of the Exchange Notes--Certain Covenants--Repurchase of the Exchange Notes in Connection with Sale of Lawrenceburg Interest." Certain other sales of such partnership interest or assets will require us to comply with the covenant described below under "Description of the Exchange Notes--Certain Covenants--Limitation on Asset Sales."

    In addition, the partnership agreement provides all partners with a right of first refusal on transfers of any partnership interest. A foreclosure by a secured creditor, such as the lenders under the credit facility, would constitute a transfer of our partnership interest and under the partnership agreement would provide all partners a right of first refusal to purchase that partnership interest.

    REMOVAL AS GENERAL PARTNER. The Lawrenceburg partnership agreement provides that our wholly-owned subsidiary, The Indiana Gaming Company, can be removed as general partner of the partnership by the limited partners under certain limited circumstances, including:

    - a material breach (after notice and expiration of applicable cure periods) of certain material provisions of the partnership agreement dealing with such things as distributions to partners or the failure to obtain the required consent of the limited partners for certain major decisions;

    - if the general partner is convicted of embezzlement or fraud;

    - certain bankruptcy events;

    - if our partnership interest in the Lawrenceburg partnership is less than 40% due to sales or dilution for failure to pay required capital;

    - a final unappealable judgment against The Indiana Gaming Company in excess of $25 million which is uninsured and remains unsatisfied, unreleased or unstayed for 180 days;

    - certain acts by the general partner constituting "gross mismanagement;"
      and

    - if a secured creditor, such as the lenders under the credit facility, were to foreclose on the pledge of our partnership interest in the Lawrenceburg partnership.

    Upon removal of The Indiana Gaming Company, as general partner, its general partnership interest becomes a "special limited partner" interest with rights to partner distributions but only limited voting rights on partnership matters. Also, if the reason for the removal is an event described above, other than a less than 40% ownership, the limited partners may acquire all, but not less than all, of The Indiana Gaming Company's interest for fair market value as determined by an appraisal process.

    If we are forced to sell our partnership interest, we may be required to call or make an offer to purchase the Notes. See "Description of the Exchange Notes--Certain Covenants--Repurchase of the Exchange Notes in Connection with Sale of Lawrenceburg Interest". Our business could be adversely affected if we are removed as general partner or if we are forced to sell our partnership interest.

    COMPETITION--WE FACE INTENSE COMPETITION IN EACH OF OUR GAMING MARKETS.

    The United States gaming industry is intensely competitive and features many participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery and poker machines not located in casinos, Native American gaming and other forms of gambling in the United States. Gaming competition is particularly intense in each of the markets where we operate. Historically, we have been an early entrant in each of our markets; however, as competing properties have opened, our operating results in each of these markets have been negatively affected. Many of our competitors have more gaming industry experience, are larger and have significantly greater financial and other resources. In addition, some of our direct competitors in certain markets may have superior facilities and/or operating conditions in terms of: (i) dockside versus cruising riverboat gaming; (ii) multiple riverboat casinos, which feature more continuous boarding; (iii) amenities offered at the gaming facility and the related support and entertainment facilities; (iv) convenient parking facilities; (v) a location more favorably situated to the population base of a market and ease of accessibility to the casino site; and (vi) favorable tax or regulatory factors.

    There could be further competition in our markets as a result of the upgrading or expansion of facilities by existing market participants, the entrance of new gaming participants into a market or legislative changes. We expect each market in which we participate to be highly competitive. The following paragraphs summarize the specific competitive environment in which each of our riverboat casinos operate.

    ARGOSY CASINO LAWRENCEBURG. The Lawrenceburg casino currently faces competition from one other riverboat casino in the Cincinnati market. In addition, a riverboat casino opened in November 1998 in the Louisville, Kentucky area approximately 100 miles from Lawrenceburg and a riverboat casino is expected to open in 2000 approximately 45 miles from Lawrenceburg in Switzerland County, Indiana.

    ALTON BELLE CASINO. Our Alton casino faces competition from five riverboat casino companies currently operating in the St. Louis area. Four of these competitors are located in Missouri and one is located in Illinois.

    ARGOSY CASINO OF GREATER KANSAS CITY. Our casino in Kansas City faces competition from three casinos in the Kansas City area. Two of our competitors operate two gaming vessels each, which allows them to offer more continuous boarding than we are able to provide with one vessel. There was an additional competitor in the Kansas City market that closed its facility in July 1998.


    ARGOSY CASINO--BATON ROUGE. Our Baton Rouge casino faces competition from a casino located in downtown Baton Rouge, a nearby Native American casino and multiple casinos throughout Louisiana.


    BELLE OF SIOUX CITY. We compete with certain providers and operators of video gaming in the neighboring state of South Dakota. In addition, we face competition from two land-based Native American casinos, slot machines at a pari-mutuel race track in Council Bluffs, Iowa and two riverboat casinos in the Council Bluffs, Iowa/Omaha, Nebraska market.

    POTENTIAL FOR FUTURE COMPETITION. Casino gaming is currently prohibited or restricted in several states adjacent to Indiana, Iowa and Missouri. As a result, residents of these states, principally Ohio, Kentucky, Nebraska and Kansas, comprise a significant portion of the patrons at our Lawrenceburg, Sioux City and Kansas City casinos. The legalization of casino gaming in Ohio or Kentucky would increase competition with respect to the Lawrenceburg casino because a substantial portion of the Lawrenceburg casino's customers live in Ohio and Kentucky. The legalization of casino gaming in Kansas would increase competition with respect to our Kansas City casino because residents of Kansas comprise a significant portion of our target market. In early 1999, the Kansas state legislature failed to pass a bill which would have authorized casino gaming within its borders.

    GAMING REGULATION--OUR OPERATIONS ARE STRICTLY REGULATED BY STATE AND LOCAL AUTHORITIES.

    LICENSING AND REGULATION BY GAMING AND LOCAL AUTHORITIES. The ownership and operation of casino gaming facilities are subject to extensive state and local regulation. These regulations apply not only to us, but also to our subsidiaries, stockholders and officers and directors. The Illinois Gaming Board, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the Louisiana Gaming Control Board and the Missouri Gaming Commission (herein collectively referred to as "Applicable Gaming Commissions") have broad discretion to, among other things, limit, condition, suspend, fail to renew or revoke a gaming license or approval to own an equity interest in the Company or our subsidiaries, for any cause they deem reasonable. The suspension, failure to renew or revocation of any of our licenses or the levy on us of substantial fines or forfeiture of assets would have a material adverse effect on our business.

    To date, we have obtained all governmental licenses, registrations, permits and approvals necessary for the operation of our current gaming activities. Gaming licenses and related approvals are deemed to be privileges under the laws of our licensing states. We cannot assure you that the Applicable Gaming Commissions will renew or not revoke our existing licenses or that they will grant us any new licenses, permits or approvals that may be required in the future. In addition, the loss of a license in one jurisdiction could trigger the loss of a license or affect our eligibility for a license in another jurisdiction.

    The approval of the Applicable Gaming Commissions is required for any material debt or equity financing. We cannot assure you that we will obtain the required approvals for future financings.

    RISK OF ADVERSE CHANGES IN LAWS AND REGULATIONS. Regulations governing the conduct of gaming activities and the obligations of gaming companies in any jurisdiction in which we have gaming operations are subject to change and could impose additional operating, financial or other burdens on the way we conduct our business. Moreover, legislation to prohibit or limit gaming may be introduced in the future in states where gaming has been legalized. The enactment of any such legislation or adverse regulatory changes in jurisdictions where we operate gaming facilities could have a material adverse effect on our business.

    GAMING TAXATION AND FEES. We believe that the prospect of significant additional tax revenue is one of the primary reasons why new jurisdictions have legalized gaming. As a result, gaming operators are typically subject to significant taxes and fees in addition to normal federal and state corporate income taxes. These taxes and fees are subject to increase at any time. We pay substantial taxes and fees with respect to our operations and will likely incur similar burdens in any other jurisdiction in which we conduct gaming operations in the future. Any material increase, or the adoption of additional taxes or fees, could have a material adverse effect on our future financial results. For example, Illinois introduced a graduated tax structure on gaming revenues in 1998 that resulted in an increase in the gaming taxes paid by certain Illinois casino operators other than us.

    FRAUDULENT CONVEYANCE MATTERS--FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

    Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if the guarantor at the time it incurred the indebtedness evidenced by its guarantee:

    - received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and was insolvent or rendered insolvent by reason of such incurrence;

    - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

    - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

    In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

    The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

    - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

    - if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

    - it could not pay its debts as they become due.

    The indenture requires that future subsidiaries guarantee the exchange notes. These considerations will also apply to these guarantees.

    On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these exchange notes, and its guarantee of the credit facility will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

    FINANCING CHANGE OF CONTROL OFFER--THE CREDIT FACILITY WILL PROHIBIT US FROM PURCHASING ANY EXCHANGE NOTES. FURTHER, WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

    Upon the occurrence of change of control events specified in the indenture, we will be required to offer to repurchase all outstanding exchange notes. Certain important corporate events such as leveraged recapitalizations, would not constitute a change of control under the indenture. The credit facility generally prohibits us from purchasing any exchange notes and will also provide that specific change of control events will be a default under that agreement. Any future credit or other debt agreements to which we become a party may contain similar restrictions and provisions. If a change of control occurs at a time when we are prohibited from purchasing exchange notes, we could seek the consent of our lenders to purchase the exchange notes or we could attempt to refinance the debt that contains that prohibition. However, we cannot assure you that we will be able to obtain lender consent or refinance those borrowings. Even if such a consent were obtained or the debt is refinanced, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes. Our failure to purchase the exchange notes would be a default under the indenture that would, in turn, be a default under the credit facility and, potentially, other senior debt. If the senior debt were to be accelerated, we may be unable to repay these amounts and make the required repurchase of exchange notes. See "Description of the Exchange Notes-- Repurchase at the Option of Holders."

    LOSS OF A RIVERBOAT OR DOCKSIDE FACILITY FROM SERVICE--FLOODING, MECHANICAL FAILURE, SEVERE WEATHER CONDITIONS OR COLLISION COULD DECREASE ATTENDANCE, INCREASE EXPENSES AND INTERRUPT SERVICE AT OUR RIVERBOAT CASINOS.

    Our revenues are generated primarily by gaming operations conducted on riverboat casinos, which are supplemented by dockside entertainment and support facilities. A riverboat or dockside facility could be lost from service for a variety of reasons, including casualty, forces of nature, mechanical failure or extended or extraordinary maintenance. In addition, our riverboats are subject to risks generally associated with the movement of vessels on inland waterways, including risks of collision or casualty due to river turbulence and traffic.

    The areas in which our riverboats operate are subject to periodic flooding that has caused us to experience decreased attendance and increased operating expenses. Any flood or other severe weather condition could lead to the loss of use of a riverboat or dockside facility for an extended period. In addition, a significant portion of our land-based assets is not covered by flood insurance and we do not currently have any business interruption insurance. The loss of any riverboat from service, the inability to use a dockside facility or the loss of parking or land-based facilities could have a material adverse effect on our financial results.

    U.S. Coast Guard regulations require a hull inspection for all riverboats at five-year intervals. In the event that one of our riverboats failed its inspection, the regulations would require us to remove the vessel from service for repairs. Our riverboat located in Louisiana is due for this inspection in mid-1999.

    PENDING INTERNAL REVENUE SERVICE AUDIT--AN ADVERSE RESULT IN A PENDING IRS AUDIT COULD RESULT IN A SIGNIFICANT TAX LIABILITY.


    As a result of an audit by the Internal Revenue Service of certain of our predecessor entities, the IRS has proposed certain adjustments relating to the 1992 and 1993 tax years. The principal issues raised by the IRS involve the status of a predecessor entity as an S-corporation and the deductibility of an $8.5 million accommodation fee paid to William J. McEnery, a director and significant shareholder of Argosy Gaming Company, in 1992 and 1993. The total federal tax liability asserted by the IRS against us resulting from these proposed adjustments is approximately $11.8 million, including interest through June 30, 1999, but excluding penalties, if any. We have filed a protest with the IRS and are vigorously contesting these proposed adjustments. While we believe our predecessor entity has legal authority for its position that it met the S-corporation requirements and properly deducted the accommodation fee, we cannot assure you that its position will be upheld. An adverse judgment arising from this contingent tax liability could have a material adverse effect on our results of operations, financial position and cash flows. No provision has been made for this contingency in our consolidated financial statements.


    RISKS ASSOCIATED WITH UNDERPERFORMING BATON ROUGE CASINO--WE MAY HAVE TO TAKE A CHARGE AGAINST THE BATON ROUGE CASINO'S LONG-LIVED ASSET VALUE IF ITS OPERATING RESULTS DO NOT IMPROVE.


    Our weakest performing asset is the Argosy Casino--Baton Rouge and related Catfish Town entertainment facility which is operated by our wholly-owned subsidiary, Jazz Enterprises, Inc. Catfish Town provides the most convenient access to our riverboat casino facility and as a result we keep the facility climate controlled even though it is not fully utilized. In 1998, expenses associated with operating Catfish Town produced $3.6 million of negative cash flow. In addition, our Baton Rouge results were adversely affected by the terms of a development agreement with the City of Baton Rouge that required us to pay an incremental head tax of $2.50 per passenger until we commenced construction on a convention hotel near our facility. We recently began construction on a 300-room hotel in downtown Baton Rouge at an estimated cost of $20 million. As a result, the incremental head tax has ceased and we will save approximately $3 million annually based on present passenger levels. We cannot assure you that we will be able to complete the hotel project or that the financial commitment required of us will not exceed our original estimates.


    RISKS ASSOCIATED WITH YEAR 2000 COMPUTER COMPLIANCE--OUR BUSINESS AND OUR SUPPLIERS' BUSINESSES ARE HIGHLY DEPENDENT ON COMPUTER SYSTEMS. ANY COMPUTER PROBLEMS DUE TO THE YEAR 2000 MAY ADVERSELY AFFECT OUR BUSINESS.

    We use computer systems in virtually all areas of our operations. We have determined that we will need to modify or replace significant portions of our software so that our computer systems function properly with respect to dates in the year 2000 and beyond. Furthermore, we are dependent on third-party software for all of our major computer applications. Should we or certain of our vendors not be "Y2K compliant," the operations of our riverboat casinos could be disrupted for an indeterminate period of time, potentially having a material adverse impact on results of operations. Possible consequences of our not being Y2K compliant include, but are not limited to, problems with the updating and accumulation of slot machine player marketing information. Additionally, disruptions could occur to the compiling of financial information in our back-office accounting, purchasing, inventory and payroll systems. Embedded microchips in certain systems such as elevators, escalators and the heating, ventilation and air conditioning could lead to interruptions in service. All of these problems could inconvenience riverboat casino customers, resulting in a loss of business.

    We could also be exposed to a Y2K problem should certain of our suppliers have disruptions to their operations due to Y2K problems. We do not consider these problems to be as significant as those with our own systems because in most instances we believe we could find alternate vendors for our supplies. However, Y2K problems for certain suppliers, such as utility providers, could result in disruptions to our riverboat casino operations for an indeterminate period of time. Additionally, should providers of financial services such as ATM's, credit card processing and credit card cash advance experience Y2K problems, our operations could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

UNCERTAIN EFFECT OF NATIONAL GAMBLING IMPACT STUDY COMMISSION.

    The United States Congress has established a National Gambling Impact and Policy Commission to conduct a comprehensive study of the social and economic impact of gaming in the United States. On June 18, 1999, the National Commission issued a final report of its findings and conclusions, together with certain recommendations for legislative and administrative action. Specifically, the National Commission recommended a moratorium on the expansion of gaming. We do not believe that the findings and recommendations of the National Commission will have a material adverse effect on our business. However, we are unable at this time to determine the ultimate disposition by Congress or state governments of the National Commission's recommendations, or the impact, if any, the report will have on us or the gaming industry in general.

LACK OF PUBLIC MARKET FOR THE NOTES--YOU MAY NOT BE ABLE TO SELL YOUR NOTES.

    The outstanding notes were not registered under the Securities Act or under the securities laws of any state and may not be resold unless they are subsequently registered or an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and we cannot assure you as to:

    - the liquidity of any market that may develop;

    - the ability of exchange note holders to sell their notes; or

    - the price at which the exchange note holders would be able to sell their notes. If such a market were to exist, the exchange notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates and the market for similar debentures.


    The notes are designated for trading among qualified institutional buyers in The Portal-SM- Market. We understand that the Placement Agents presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, this market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. We do not intend to apply for a listing or quotation of these notes. We cannot assure you that an active trading market will exist for the notes or that any trading market which does develop will be liquid.


    Outstanding notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to existing restrictions on transfer, and, upon completion of the exchange offer, registration rights with respect to the outstanding notes will terminate. In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted outstanding notes could be adversely affected.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    On June 8, 1999 we sold $200.0 million in principal amount at maturity of the outstanding notes in a private placement through Morgan Stanley & Co. Incorporated, Credit Suisse First Boston, SG Cowen and Banc One Capital Markets, Inc. to a limited number of "Qualified Institutional Buyers," as defined under the Securities Act of 1933. In connection with the sale of the outstanding notes, we and Morgan Stanley & Co. Incorporated entered into a registration rights agreement, dated as of June 8, 1999. Under that agreement, we must, among other things, use our best efforts to file with the SEC a registration statement under the Securities Act of 1933 covering the exchange offer and to cause that registration statement to become effective under the Securities Act of 1933. Upon the effectiveness of that registration statement, we must also offer each holder of the outstanding notes the opportunity to exchange its securities for an equal principal amount of exchange notes. You are a holder with respect to the exchange offer if you are a person in whose name any outstanding notes are registered on our books or any other person who has obtained a properly completed assignment of outstanding notes from the registered holder.

    We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

    In order to participate in the exchange offer, you must represent to Argosy Gaming Company, among other things, that:

    - you are not a broker-dealer;

    - you are not participating in a distribution of the exchange notes; and

    - you are not an "affiliate" of Argosy Gaming Company, as the term is defined in Rule 144A under the Securities Act of 1933.

RESALE OF THE EXCHANGE NOTES

    Based on previous interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you, except if you are our affiliate, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that the representations set forth in "Purpose and Effect of the Exchange Offer" apply to you.

    If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the staff of the SEC as set forth in the no-action letters and you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction. In the event that our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act of 1933 and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume, nor will we indemnify you against, this liability.

    The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their delivery obligations under the Securities Act of 1933.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and conditions in this prospectus, and in the accompanying letter of transmittal, we will accept all outstanding notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 in principal amount of exchange notes in exchange for an equal principal amount of outstanding notes tendered and accepted in the exchange offer. You may tender some or all of your outstanding notes tendered and accepted in the exchange offer in any denomination of $1,000 or in integral multiples thereof.


    In addition, in connection with any resales of exchange notes, any broker-dealers who acquired outstanding notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements for the exchange notes other than a resale of an unsold allotment from the original sales of outstanding notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement we are required to allow participating broker-dealers, and other persons, if any, subject to similar prospectus delivery requirements, to use the prospectus contained in the exchange offer registration statement in connection with the resale of exchange notes. However, we are not required to amend or supplement this prospectus for a period exceeding 90 days after the date of the last expiration date. "Expiration Date" means 5:00 p.m. New York City time, on September 29, 1999 unless we, in our sole discretion, extended the exchange offer. If we do, the "expiration date" will be 5:00 p.m. New York City time on the latest date to which the exchange offer is extended. The expiration date will be at least 20 business days from the date that this prospectus is mailed to the holders of the outstanding notes. We have also agreed that in the event that either we do not consummate the exchange offer or a shelf registration statement is not declared effective on or prior to December 8, 1999, the interest rate of the outstanding notes will be increased by one-half of one percent (.5%) per annum until the earlier of the consummation of the exchange offer or the effectiveness of the shelf registration statement.


    If we consummate the exchange offer on or before December 8, 1999, we will not be required to file a shelf registration statement to register any outstanding notes, and the interest rate on any outstanding notes will remain at the initial level of 10 3/4% per annum. The exchange offer will be deemed to have been consummated upon our having exchanged, pursuant to the exchange offer, exchange notes for all outstanding notes that have been properly tendered and not withdrawn by the expiration date. In this event, holders of outstanding notes not participating in the exchange offer who are seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

    The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes except that the exchange notes will not bear legends restricting the transfer thereof. The exchange notes will be issued under and entitled to the benefits of the indenture.

    As of the date of this prospectus, $200,000,000 aggregate principal amount of the outstanding notes are outstanding and there is one registered holder thereof. In connection with the issuance of the outstanding notes, we arranged for the outstanding notes to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages Market. The PORTAL market is the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A. The exchange notes will also be issuable and transferable in book-entry form through DTC.

    We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice of acceptance to the exchange agent. See "--Exchange Agent." The exchange agent will act as agent for the tendering holders of outstanding notes for the purposes of receiving exchange notes from us and delivering exchange notes to the holders.

    If any tendered outstanding notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described in this prospectus, certificates for the unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

    Holders of outstanding notes who tender in the exchange offer will not be required to pay:

    - brokerage commissions or fees; or

    - transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer, subject to the instructions in the accompanying letter of transmittal.

    We will pay all charges and expenses, other than specified taxes, in connection with the exchange offer. See "--Fees and Expenses."

    Holders of outstanding notes do not have any appraisal or dissenters' rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Exchange Act and the rules and regulations of the SEC interpreting the Exchange Act. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and be entitled and continue to accrue interest, but will not be entitled to any rights or benefits under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted outstanding notes could be adversely affected.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The term "expiration date" means 5:00 p.m. New York City time, on September 29, 1999 unless we, in our sole discretion, extend the exchange offer. If we do, the "expiration date" will be 5:00 p.m. New York City time on the latest date to which the exchange offer is extended.


    If we extend the expiration date, we will:

    - notify the exchange agent of any extension by oral or written notice; and

    - mail an announcement of the extension to the record holders of outstanding notes prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    Any announcement may state that we are extending the exchange offer for a specified period of time.

    If any of the conditions listed under "Conditions to the Offer" occur and are not waived by us, by giving oral or written notice to the exchange agent, we reserve the right:

    - to delay acceptance of any outstanding notes;

    - to extend the exchange offer;

    - to terminate the exchange offer;

    - to refuse to accept outstanding notes not previously accepted, and

    - to amend the terms of the exchange offer in any manner we deem to be advantageous to the holders of the outstanding notes.

    Any delay in acceptance, extension, termination or amendment will be followed as promptly as possible by oral or written notice to the exchange agent. If the exchange offer is amended in a manner we determine constitutes a material change, we will promptly disclose the amendment in a way reasonably calculated to inform you of the amendment.

    Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

    The exchange notes will bear interest from the last interest payment date on which interest was paid on the outstanding notes. If interest has not yet been paid, the outstanding notes will bear interest from June 8, 1999. Interest will be paid with the first interest payment on the exchange notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

    The exchange notes will bear interest at a rate of 10 3/4% per annum. Interest on the exchange notes will be payable semi-annually, in arrears, on each June 1 and December 1 following the consummation of the exchange offer. Untendered outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will bear interest at a rate of 10 3/4% per annum after the expiration date.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

    To tender in the exchange offer, you must do the following:

    - complete, sign and date the letter of transmittal, or a facsimile of it;

    - have the signatures guaranteed, if required by the letter of transmittal; and

    - mail or deliver the letter of transmittal, or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent.

    The exchange agent must receive these documents by 5:00 p.m., New York City time, on the expiration date.

    Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account via the ATOP system in accordance with DTC's transfer procedure. Although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or its facsimile, with any required signature guarantees and documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its addresses in the prospectus prior to 5:00 p.m., New York City time, on the expiration date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

    Your tender of outstanding notes will constitute an agreement between you and us in accordance with the terms and subject to the conditions in this prospectus and in the letter of transmittal.

    Delivery of all documents must be made to the exchange agent at its address listed in this prospectus. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect tender for them.

    The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is up to you. However, you also bear the risks of non-delivery. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal should be sent to us.

    Only a holder of outstanding notes may tender outstanding notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder or any person whose outstanding notes are held of record by DTC who desires to deliver the outstanding notes by book-entry transfer at DTC.

    Any beneficial holder whose outstanding notes are registered in the name of the holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the holder's behalf. If the beneficial holder wishes to tender on the holder's own behalf, the beneficial holder must, prior to completing and executing the letter of transmittal and delivering the outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible institution" unless the outstanding notes tendered are:

    - tendered by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

    - tendered for the account of an "eligible institution."

    An eligible institution is:

    - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

    - a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act; or

    - an "eligible institution" that is a participant in a recognized medallion signature guarantee program.

    If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, the outstanding notes tendered must be endorsed or accompanied by appropriate bond powers which authorize that person to tender the outstanding notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the outstanding notes.

    If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person should indicate this when signing, and unless waived by us, submit evidence satisfactory to us of that person's authority to so act with the letter of transmittal.

    We will determine, in our sole discretion, all questions as to the validity, form, and eligibility, including time of receipt, acceptance and withdrawal of the tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any all outstanding notes not properly tendered or any outstanding notes of which our acceptant would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time as we determine. Neither we, the exchange agent nor any other person is under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes. Additionally, none of them will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until these irregularities have been cured or waived. Any outstanding notes received by the exchange agent that have defects or irregularities not cured or waived by use will be returned to you without cost by the exchange agent, unless otherwise provided in the letter of transmittal as soon as practicable after the expiration date.

    In addition, we reserve the right in our sole discretion to:

    - purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date;

    - terminate the exchange offer according to the terms in "--Conditions to the Offer"; and

    - to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise.

    The terms of any of these purchases or offers may differ from the terms of the exchange offer.

GUARANTEED DELIVERY PROCEDURES

    If you wish to tender your outstanding notes and either your outstanding notes are not immediately available, or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or if you cannot complete the procedure for book-entry transfer on a timely basis, you may effect a tender if:

    - the tender is made through an eligible institution;

    - prior to the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, stating the name and address of the holder of the outstanding notes, the certificate number or numbers of such outstanding notes and the principal amount of outstanding notes tendered, stating the tender is being made, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the outstanding notes, unless the book-entry transfer procedures are to be used, to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

    - the properly completed and executed letter of transmittal, or facsimile thereof, together with the certificates representing all tendered outstanding notes in proper form for transfer, or confirmation of a book-entry transfer in to the exchange agent's account at DTC of outstanding notes delivered electronically, and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

    If you wish to tender your outstanding notes according to the guaranteed delivery procedures, make your request to the exchange agent and a notice of guaranteed delivery will be sent to you.

WITHDRAWAL OF TENDERS

    Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

    To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at the address given in the prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

    - specify the name of the person having deposited the outstanding notes to be withdrawn;

    - identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes;

    - be signed by the depositor in the same manner as the original signature on the letter of transmittal by tendering the outstanding notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee of the outstanding notes to register the transfer of the outstanding notes into the name of the depositor withdrawing the tender; and

    - specify the name in which any outstanding notes are to be registered, if different from that of the depositor.

    All questions as to the validity, form and eligibility, including time of receipt, of any withdrawal notices will be determined by us, and will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued unless the outstanding notes previously withdrawn are validly retendered. Any outstanding notes that have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "Procedures for Tendering Outstanding Notes" at any time prior to the expiration date.

CONDITIONS TO THE OFFER

    Regardless of any other term of the exchange offer, we are not required to accept for exchange or to exchange any outstanding notes that are not accepted for exchange according to the terms of the exchange offer. Additionally, we may terminate or amend the exchange offer as provided in this prospectus before accepting the outstanding notes if:

    - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, might materially impair our ability to proceed with the exchange offer, or

    - any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC in a manner, which, in our judgment, might materially impair our ability to proceed with the exchange offer.

    These conditions are for our sole benefit. We may assert them in whole or in part at any time and from time to time, in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and the right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any outstanding notes, if at the time of tender:

    - a stop order is threatened by the SEC or is in effect for the registration statement that this prospectus is a part of, or

    - a stop order is threatened or in effect regarding qualification of the indenture under the Trust Indenture Act of 1939, as amended.

    If we determine that we may terminate or amend the exchange offer, we may:

    - refuse to accept any outstanding notes and return any tendered outstanding notes to the holder;

    - extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject to the rights of the holders of tendered outstanding notes to withdraw their tendered outstanding notes;

    - waive the termination event with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn; or

    - amend the exchange offer at any time prior to 5:00 p.m. New York City time on the expiration date.

    If the waiver or amendment constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of outstanding notes, and we will extend the exchange offer for a period of five to ten business days, if the exchange offer would otherwise expire during that period, depending on the significance of the waiver or amendment and the manner of disclosure to the registered holders of the outstanding notes.

    The exchange offer is not conditioned on any minimum principal amount of outstanding notes being tendered for exchange.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Participation in the exchange offer is voluntary. You are urged to consult with your financial and tax advisors in making your decision on what action to take.

    The outstanding notes which are not exchanged for the exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such outstanding notes may be resold only:

    - to a person whom the seller reasonably believes is a qualified institutional buyer, as defined in Rule 144A under the Securities Act, in a transaction meeting the requirements of Rule 144A;

    - in a transaction meeting the requirements of Rule 144 under the Securities Act;

    - outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act;

    - in accordance with another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel, if we so request, to us; or

    - pursuant to an effective registration statement.

and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction. We do not currently anticipate that we will register the outstanding notes under the Securities Act.

    As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of outstanding notes who do not tender their outstanding notes in the exchange offer will continue to hold such outstanding notes and will be entitled to all the rights and limitations applicable thereto under the indenture, except for any such rights under the registration rights agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the indenture. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered outstanding notes could be adversely affected.

EXCHANGE AGENT

    Bank One Trust Company, NA has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

BY MAIL OF OVERNIGHT DELIVERY:             BY HAND DELIVERY:

Bank One Trust Company, NA                 Bank One Trust Company, NA
Corporate Trust Services                   c/o First Chicago Corporate Trust
235 West Schrock Road                      Services
Westerville, Ohio 43081                    14 Wall Street
Attention: Lora Marsch                     8th Floor
                                           New York, New York 10005

FACSIMILE: (614) 248-9987

TELEPHONE: (800) 346-5153

FEES AND EXPENSES

    We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail.

    Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph or by telephone.

    We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, letter of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

    We will pay the fees and expenses incurred in connection with the exchange offer, for the following:

    - the exchange agent;

    - the trustee;

    - accounting; and

    - legal services.

    We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. The amount of these transfer taxes, whether imposed on the registration holder or any other persons, will be payable by the tendering holder if:

    - certificates representing exchange notes or outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the outstanding notes tendered;

    - tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

    - a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer.

    If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

    The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the consummation of the exchange offer. The expenses of the exchange offer will be amortized by us over the term of the exchange notes under generally accepted accounting principles.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of June 30, 1999 as adjusted to give effect to the July 7, 1999 redemption of our 12% convertible subordinated notes. The redemption was funded by borrowings of approximately $105 million under our credit facility and approximately $13.7 million of cash. See "Summary--The Company--The Refinancings." Please read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes included in this prospectus.



                                                                        JUNE 30, 1999    JUNE 30, 1999
                                                                            ACTUAL        AS ADJUSTED
                                                                        --------------   --------------
                                                                        (IN THOUSANDS)   (IN THOUSANDS)
Cash and cash equivalents(a)..........................................     $ 77,815         $ 64,115
                                                                        --------------   --------------
                                                                        --------------   --------------
Current maturities of long-term debt..................................     $ 34,079         $ 34,079
Long-term debt
  Credit facility(b)..................................................       25,000          130,000
  Notes...............................................................      200,000          200,000
  13 1/4% first mortgage notes........................................       22,242           22,242
  12% convertible subordinated notes..................................      115,000               --
  Other notes payable, less current portion...........................       28,779           28,779
                                                                        --------------   --------------
    Total long-term debt..............................................      391,021          381,021
                                                                        --------------   --------------
Minority interests....................................................       38,653           38,653
Stockholders' equity:
  Common stock; $.01 par value per share; 60,000,000 shares
    authorized; 28,140,324 shares issued and outstanding..............          281              281
  Capital in excess of par............................................       79,884           79,884
  Retained (deficit) earnings(c)......................................      (58,054)         (61,714)
                                                                        --------------   --------------
    Total stockholders' equity........................................       22,111           18,451
                                                                        --------------   --------------
      Total capitalization............................................     $485,864         $472,204
                                                                        --------------   --------------
                                                                        --------------   --------------


------------------------


(a) Amount includes approximately $26.7 million held in a cash collateral account required by the credit facility to secure our remaining obligations under the 13 1/4% first mortgage notes.


(b) Amounts available for future borrowings under the credit facility would have been approximately $70.0 million on an as adjusted basis, subject to certain borrowing conditions, for a total availability of $200.0 million. See "Description of Certain Indebtedness."


(c) Retained (deficit) earnings reflects the following extraordinary charges associated with the early retirement of our 13 1/4% first mortgage notes that was booked in the quarter ended June 30, 1999: (i) a $5.7 million write-off of deferred financing costs; (ii) the $28.3 million repurchase premium for the 13 1/4% first mortgage notes and (iii) fees of $0.8 million. As adjusted retained (deficit) earnings reflects the following extraordinary charges associated with the early retirement of our 12% convertible subordinated notes that will be booked in the quarter ended September 30, 1999: (i) a $1.3 million write-off of deferred financing costs; (ii) the $2.3 million redemption premium for the 12% convertible subordinated notes and (iii) fees of $0.1 million. No tax benefit from either transaction has been reflected as we are in a net operating loss position.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


    The selected consolidated financial data for the Company presented below under the captions "Statements of Operations Data" and "Balance Sheet Data" for and as of the end of each of the five years ended December 31, 1998 are derived from the Consolidated Financial Statements of the Company which have been audited by Ernst & Young LLP, independent auditors. The selected statements of operations data for the six months ended June 30, 1998 and 1999 and the selected balance sheet data at June 30, 1998 and 1999 have been derived from the unaudited condensed consolidated financial statements which are also included in this prospectus and include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of its consolidated financial position and results of operations for such periods. You should read the following information in conjunction with the consolidated financial statements and notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and related notes included elsewhere in this prospectus.



                                                                                                  SIX MONTHS
                                                    YEARS ENDED DECEMBER 31,                    ENDED JUNE 30,
                                      -----------------------------------------------------  --------------------
                                        1994       1995       1996       1997       1998       1998       1999
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENTS OF OPERATIONS DATA:
REVENUES:
Casino..............................  $ 138,425  $ 237,613  $ 228,388  $ 319,830  $ 473,505  $ 224,873  $ 265,048
Admissions..........................     12,177     15,300      2,759      7,895     16,025      7,200      8,956
Food, beverage and other............     12,036     18,537     29,212     34,836     51,057     23,565     27,672
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                        162,638    271,450    260,359    362,561    540,587    255,638    301,676
Less: promotional allowances........     (9,593)   (18,759)   (15,542)   (18,478)   (33,919)   (15,481)   (19,684)
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net revenues......................    153,045    252,691    244,817    344,083    506,668    240,157    281,992
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
COSTS AND EXPENSES:
Casino..............................     65,176    117,284    121,004    163,935    221,682    107,372    120,434
Food, beverage and other............     11,876     17,242     23,769     29,962     40,550     19,710     19,879
Other operating expenses............      8,486     15,616     19,111     28,695     26,639     13,303     13,251
Selling, general and
  administrative....................     24,906     47,549     52,048     69,725     96,041     48,360     57,052
Depreciation and amortization.......      9,846     20,450     22,416     33,292     33,436     16,371     17,091
Development and preopening..........      9,761      3,411     12,365        594        509         --         --
Other(a)............................         --      3,477      4,855     11,350         --         --         --
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from operations.....     22,994     27,662    (10,751)     6,530     87,811     35,041     54,285
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Interest expense, net...............     (7,101)   (14,272)   (30,607)   (41,179)   (53,905)   (26,845)   (26,083)
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before minority
  interests, income taxes and
  extraordinary item................     15,893     13,390    (41,358)   (34,649)    33,906      8,196     28,202
Minority interests..................        336        526      4,879     (6,916)   (26,205)   (10,224)   (16,390)
Income tax (expense) benefit........     (6,594)    (6,963)    12,530      1,352     (1,140)      (250)    (1,200)
Extraordinary loss on extinguishment
  of debt (net of income tax benefit
  of $594 in 1996)..................         --         --       (890)        --         --         --    (34,760)
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)...................      9,635      6,953    (24,839)   (40,213)     6,561     (2,278)   (24,148)
Preferred stock dividends and
  accretion.........................         --         --         --         --       (820)       (15)       (27)
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) attributable to
  common shareholders...............  $   9,635  $   6,953  $ (24,839) $ (40,213) $   5,741  $  (2,293) $ (24,175)
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------

Diluted income (loss) per share.....  $    0.40  $    0.29  $   (1.02) $   (1.65) $    0.23  $    (.09) $    (.84)
Shares outstanding..................     24,333     24,333     24,333     24,498     25,830     24,498     28,140
Ratio of earnings to fixed
  charges(b)(c).....................        2.3x       1.5x        --         --        1.5x       1.2x       1.9x

                                                       AS OF DECEMBER 31,                       AS OF JUNE 30,
                                      -----------------------------------------------------  --------------------
                                        1994       1995       1996       1997       1998       1998       1999
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........  $  18,291  $  16,159  $  38,284  $  59,354  $  89,857  $  65,320  $  77,815
Total assets........................    232,831    309,882    532,159    559,856    562,752    562,833    546,386
Long-term debt including current
  maturities........................    115,431    169,702    380,208    449,790    424,000    437,264    425,100
Total stockholders' equity..........     90,587     97,540     72,701     32,663     40,863     30,266     22,111


------------------------

(a) Other includes nonrecurring charges in 1995 related to a note receivable writeoff. For additional information on 1996 and 1997 nonrecurring charges that comprise Other, see the Statement of Operations contained in the Consolidated Financial Statements of the Company included elsewhere in this prospectus.

(b) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (income before income taxes plus fixed charges less capitalized interest and preferred equity return to Lawrenceburg partner) by fixed charges (interest expenses plus capitalized interest plus preferred equity return to Lawrenceburg partner and one third of rental expense (the portion deemed representative of the interest factor)).

(c) The Company's earnings were inadequate to cover fixed charges for the years ended 1996 and 1997 by approximately $45.9 million and $45.3 million respectively.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


    Through our subsidiaries or joint ventures, we own and operate five riverboat casinos: the Alton Belle Casino, in Alton, Illinois; the Argosy Casino of Greater Kansas City in Riverside, Missouri; the Argosy Casino--Baton Rouge in Baton Rouge, Louisiana; the Belle of Sioux City in Sioux City, Iowa; and the Argosy Casino Lawrenceburg in Lawrenceburg, Indiana. We refer to our casinos in Illinois, Iowa, Louisiana and Missouri as our "western casinos."


    Our results of operations in 1998 improved dramatically due, in large part, to the success of our Lawrenceburg casino, which moved to its permanent pavilion in December, 1997 and completed its final phase of development in mid-1998 with the opening of its 300-room hotel. The results also reflect the improved operating performance at the four western casinos resulting from the continued success of the strategic plan introduced in 1997.

    In mid-1997 we began implementing a plan to transform our company from one focused on developing casino properties to one focused on superior operational performance. Our focus on increasing revenues through direct marketing programs, investing in product enhancements, including new slot machines and player tracking systems and implementing cost control programs and operating efficiencies has yielded increased cash flow and improved margins at each of the western properties. At the Lawrenceburg casino, this focus has contributed to the Lawrenceburg casino becoming the gaming industry's largest revenue-producing riverboat casino in the U.S.

    The key to our strategy was to identify and reward our loyal customers and to enhance the gaming experience for those customers. We redirected our marketing efforts through the use of sophisticated player tracking systems that enable us to identify and reward premium players and loyal customers. We also revamped our entertainment and event strategy by launching a series of private parties and special events targeted to their preferences. In addition, we incorporated an aggressive direct mail program at each of our properties aimed at rewarding those same loyal customers with special offers and incentives.

    We have improved cost containment measures at the property level to ensure that program costs are in-line with revenue potential, and we have cut corporate expenses by streamlining corporate activities. The most effective cost control measure introduced in 1998 has been to link management's incentive compensation at each property to the improved cash flow of its operation. As a result, each property's management evaluated whether the costs of promotional and entertainment programs benefited cash flow or enhanced revenues. The best overall example of programs eliminated were bus programs. Every property reduced its reliance on bus passengers and redirected those marketing dollars toward targeting more serious gaming customers.

    We are continually focused on our cost structure and will be cross-training employees in an effort to reduce costs further. By giving our employees a broader set of skills, they will be more efficient and effective. Cross-training will enable us to service more customers and provide better customer service with the same number of employees. Investing in training also helps reduce turnover and the associated costs.


    In 1999, we intend to aggressively follow through on our strategic initiatives. We are planning additional investment in slot machines, table games, and other gaming equipment at the western casinos. We recently completed renovating and retheming the Baton Rouge casino and construction is underway to renovate the Alton casino. We will continue to invest prudently in our facilities in order to enhance the gaming experience of our customers. We recently began construction of a $20 million 300-room hotel in downtown Baton Rouge. Development of a Baton Rouge hotel was a corporate priority because once construction began, annual cash flows at Baton Rouge will benefit by $3 million annually due to the elimination of a $2.50 per passenger penalty head tax (based on current passenger boarding levels).


    Our ability to recover the carrying amount of the long-lived assets in Baton Rouge is dependent on several factors including achieving anticipated operating results, the competitive environment, and the completion of hotel construction. If we are unable to complete the hotel or if our operating results do not improve through cost efficiencies or following the elimination of video poker at competing outlets, management's evaluation of recoverability could change and we could record an impairment loss amounting to a substantial portion of our $111 million Baton Rouge investment.


    We have not recorded any federal tax expense on our 1998 or 1999 net income or any federal tax benefit on our 1997 net loss, as we were in an operating loss carryforward position.


    Our net income for 1999 will include the effect of extraordinary charges in the amount of $38.4 million associated with the early retirement of the 13 1/4% first mortgage notes and the 12% convertible subordinated notes, specifically:
(i) a $6.9 million write-off of deferred financing costs; (ii) the $28.3 million repurchase premium for the 13 1/4% first mortgage notes and the $2.3 million redemption premium for the 12% convertible subordinated notes and (iii) fees of $0.9 million. We do not expect to receive a tax benefit from these extraordinary charges in 1999 due to the uncertainty of realization.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain financial information regarding our results of operations:


                                                                               SIX MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,            JUNE 30,
                                            -------------------------------  --------------------
                                              1996       1997       1998       1998       1999
                                            ---------  ---------  ---------  ---------  ---------
                                                               (IN THOUSANDS)
CASINO REVENUES
Argosy Casino Lawrenceburg................  $   3,930  $ 127,908  $ 264,352  $ 120,065  $ 150,014
Alton Belle Casino........................     72,369     61,877     67,798     34,317     38,019
Argosy Casino of Greater Kansas City......     82,247     61,750     71,955     35,355     39,995
Argosy Casino--Baton Rouge................     51,007     47,628     46,828     24,285     24,315
Belle of Sioux City Casino................     18,835     20,667     22,572     10,851     12,705
                                            ---------  ---------  ---------  ---------  ---------
  Total...................................  $ 228,388  $ 319,830  $ 473,505  $ 224,873  $ 265,048
                                            ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------

NET REVENUES
Argosy Casino Lawrenceburg................  $   4,412  $ 137,024  $ 284,721  $ 128,811  $ 161,289
Alton Belle Casino........................     77,933     67,208     72,064     36,448     39,770
Argosy Casino of Greater Kansas City......     88,473     66,548     76,960     37,860     42,423
Argosy Casino--Baton Rouge................     53,420     50,436     49,054     25,543     25,200
Belle of Sioux City Casino................     19,887     21,672     23,526     11,306     13,130
Other.....................................        692      1,195        343        189        180
                                            ---------  ---------  ---------  ---------  ---------
  Total...................................  $ 244,817  $ 344,083  $ 506,668  $ 240,157  $ 281,992
                                            ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------

INCOME (LOSS) FROM OPERATIONS(A)
Argosy Casino Lawrenceburg(b).............  $     334  $  25,625  $  87,907  $  37,062  $  50,242
Alton Belle Casino........................     12,240      7,489     13,850      7,079      9,286
Argosy Casino of Greater Kansas City(c)...      9,410      2,481      5,369      1,375      5,256
Argosy Casino--Baton Rouge(d).............      3,507     (4,146)    (3,381)    (1,915)      (744)
Belle of Sioux City Casino................        295        848      1,919        792      1,805
Jazz(e)...................................     (3,435)    (4,655)    (6,312)    (3,533)    (2,546)
Corporate(f)..............................    (14,207)   (11,432)    (9,990)    (5,083)    (6,552)
Other.....................................     (1,012)     1,701     (1,551)      (736)      (662)
                                            ---------  ---------  ---------  ---------  ---------
  Total...................................  $   7,132  $  17,911  $  87,811  $  35,041  $  56,085
                                            ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------
EBITDA(A)(G)
Argosy Casino Lawrenceburg(b).............  $     750  $  38,471  $ 105,674  $  45,157  $  59,976
Alton Belle Casino........................     16,446     11,944     17,835      9,022     11,333
Argosy Casino of Greater Kansas City(c)...     16,134      8,428     11,293      4,406      8,160
Argosy Casino--Baton Rouge(d).............      9,151      1,322      1,891        691      2,046
Belle of Sioux City Casino................      1,141      1,861      3,016      1,306      2,391
Jazz(e)...................................     (2,053)    (2,301)    (3,633)    (2,267)    (1,196)
Corporate(f)..............................    (12,520)    (9,324)    (9,436)    (4,670)    (6,553)
Lawrenceburg financial advisory fee(h)....        (38)    (1,924)    (5,200)    (2,176)    (2,999)
Other.....................................        537      2,726       (193)       (57)        18
                                            ---------  ---------  ---------  ---------  ---------
  Total...................................  $  29,548  $  51,203  $ 121,247  $  51,412  $  73,176
                                            ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------


------------------------

(a) Income from operations and EBITDA are presented before consideration of any management fees paid to the Company and in the case of the Belle of Sioux City and the Argosy Casino Lawrenceburg before the 30% and 42.5% minority interests, respectively.

(b) Excludes preopening expenses of $11,528 for the year ended December 31, 1996.

(c) Excludes $3,508 for the year ended December 31, 1996 related to lease termination costs in connection with assets formerly used at the Riverside temporary facility.

(d) Excludes operating expenses of $1,347 for the year ended December 31, 1996 related to referendum costs.

(e) Jazz Enterprises, Inc. is our wholly-owned subsidiary which owns Catfish
    Town.


(f) Excludes expenses related to a severance package and a settlement arrangement of $1,800 for the six months ended June 30, 1999. Excludes severance expenses of $1,750 and a loss of $9,600 in connection with a writedown of assets held for sale for the year ended December 31, 1997 and a charge of $1,500 relating to legal fees and printing costs in connection with the postponement of a private debt placement for the year ended December 31, 1996.


(g) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and is presented before any management fees paid to Argosy. EBITDA should not be construed as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or as an alternative to cash flows generated by operating, investing and financing activities (as an indicator of cash flow or a measure of liquidity). EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and for companies with a significant amount of depreciation and amortization. EBITDA may not be comparable to similarly titled measures reported by other companies. The Company has other significant uses of cash flows, including debt service and capital expenditures, which are not reflected in EBITDA.

(h) The Lawrenceburg partnership pays a financial advisory fee equal to 5.0% of its EBITDA to a minority partner.


SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998



    CASINO--Casino revenues for the six months ended June 30, 1999 increased by $40.1 million to $265.0 million from $224.9 million for the six months ended June 30, 1998 due primarily to a $29.9 million increase in casino revenues at the Lawrenceburg casino, which generated total casino revenues of $150.0 million for the six months ended June 30, 1999. The Company's other properties reported an aggregate 10% increase in casino revenues from $104.8 to $115.0 million. In particular, Alton casino revenues increased from $34.3 to $38.0 million, Riverside casino revenues increased from $35.4 to $40.0 million and Sioux City casino revenues increased from $10.9 to $12.7 million. Baton Rouge casino revenues remained flat at $24.3 million due in part to a renovation project creating a video poker area that necessitated closing certain areas of the vessel for most of the second quarter.



    Casino expenses increased to $120.4 million for the six months ended June 30, 1999 from $107.4 million for the six months ended June 30, 1998. This increase is primarily due to increased Lawrenceburg casino expenses of $10.9 million due to an increase in gaming and admission taxes of $7.6 million as a result of the overall increase in Lawrenceburg casino revenues of $29.9 million. Casino expenses at Alton increased $1.3 million due to an $0.8 million increase in gaming and admission taxes as a result of the overall increase in Alton casino revenues of $3.7 million.



    ADMISSIONS--Admissions revenues (net of complimentary admissions) decreased slightly by $0.3 million to $3.2 million. Although the number of admissions increased, more complimentary admissions were given to customers as part of Lawrenceburg's marketing program.



    FOOD, BEVERAGE AND OTHER--Food, beverage and other revenues increased $4.1 million to $27.7 million for the six month period ended June 30, 1999. This increase is attributable to restaurants and hotel at the Lawrenceburg property being opened the entire six months in 1999. Food, beverage and other net profit improved $3.9 million to $7.8 million for the six months ended June 30, 1999. Alton, Riverside and Baton Rouge each reported decreases in food and beverage revenues and expenses. Alton's decrease was due to the closing of a restaurant during the entire six months ended June 30, 1999 in conjunction with a major renovation. Riverside's and Baton Rouge's decreases were primarily due to the decreased use of food and beverage as a promotional item.



    The Lawrenceburg hotel, which opened in May 1998, contributed $1.9 million in net revenues and $0.8 million of operating profit. The hotel occupancy percentage was 80% and the average daily room rate was $80.



    OTHER OPERATING EXPENSES--Other operating expenses were virtually unchanged at $13.3 million for the six months ended June 30, 1999 as compared to the six months ended June 30, 1998.



    SELLING, GENERAL AND ADMINISTRATIVE--Selling, general and administrative expenses increased $8.7 million to $57.1 million for the six months ended June 30, 1999 due primarily to an increase of $4.5 million at Lawrenceburg relating to expanded promotions and additional payments due to the city due to increased gaming revenue. Baton Rouge selling, general and administrative expenses decreased by $0.5 million due to the elimination of the group sales department as a result of cost reduction programs. Corporate expenses increased by $3.3 million due to expenses related to a severance package and settlement arrangement and expenses related to incentive compensation.



    DEPRECIATION AND AMORTIZATION--Depreciation and amortization increased $0.7 million from $16.4 million for the six months ended June 30, 1998 to $17.1 million for the six months ended June 30, 1999, due to depreciation on the Lawrenceburg hotel which was opened in May 1998.



    INTEREST EXPENSE--Net interest expense decreased $0.8 million to $26.1 million for the six months ended June 30, 1999. This decrease is due to a decrease in interest expense to a minority partner of $1.2 million offset by capitalized interest of $1.1 million in the first six months of 1998.


YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    CASINO--Casino revenues for the year ended December 31, 1998, increased by 48.1% to $473.5 million from $319.8 million for the year ended December 31, 1997, due primarily to a $136.4 million increase in casino revenues at the Lawrenceburg casino, which generated total casino revenues of $264.4 million for the year ended December 31, 1998. The Company's other properties reported an aggregate 9.0% increase in casino revenues from $191.9 to $209.2 million. Specifically, Alton casino revenues increased from $61.9 to $67.8 million; Kansas City casino revenues increased from $61.8 to $72.0 million; Sioux City casino revenues increased from $20.7 to $22.6 million, offset by a decrease in Baton Rouge casino revenues from $47.6 to $46.8 million.

    Casino expenses increased 35.3% to $221.7 million for the year ended December 31, 1998, from $163.9 million for the year ended December 31, 1997. This is primarily due to a $52.2 million increase in Lawrenceburg casino expenses associated with the overall increase in Lawrenceburg casino revenues. Casino expenses increased $4.6 million at Kansas City in connection with the increase in casino revenues. Alton casino expenses decreased slightly while casino revenues increased 10%. This decrease in casino expenses in Alton is attributable to improved operating efficiencies and the implementation of cost reduction programs.

    ADMISSIONS--Admissions revenues (net of complimentary admissions) increased from $4.6 million in 1997 to $7.2 million in 1998 due to an increased number of customers at the Lawrenceburg casino.

    FOOD, BEVERAGE, AND OTHER--Food, beverage and other revenues increased from $34.8 million to $51.1 million for the year ended December 31, 1998, due to the expanded food and beverage facilities in Lawrenceburg. Food, beverage and other net profit improved $5.6 million to $10.5 million for the year ended December 31, 1998, due primarily to this increase in sales.

    The Lawrenceburg hotel, which opened in May 1998, contributed $2.5 million in net revenues and $0.7 million of operating profit. The hotel occupancy percentage was 73.5% and the average daily room rate was $79.

    OTHER OPERATING EXPENSES--Other operating expenses decreased from $28.7 million to $26.6 million for the year ended December 31, 1998, due primarily to a decrease at Lawrenceburg of $2.3 million related to renting the temporary vessel in 1997.

    SELLING, GENERAL AND ADMINISTRATIVE--Selling, general and administrative expenses increased 37.7% to $96.0 million for the year ended December 31, 1998, due primarily to an increase of $20.0 million at Lawrenceburg related to expanded marketing and operating costs of the larger facility, an increase of $2.3 million at Riverside due to expanded marketing efforts and a $1.4 million charge related to a writeoff of deferred lease costs at the Catfish Town real estate project in Baton Rouge. The increase in selling, general and administrative expenses was offset by a $1.5 million decrease at Baton Rouge related primarily to insurance costs.

    DEPRECIATION AND AMORTIZATION--Depreciation and amortization increased slightly to $33.4 million for the year ended December 31, 1998, from $33.3 million in 1997.

    INTEREST EXPENSE--Net interest expense increased $12.7 million to $53.9 million for the year ended December 31, 1998. The increase in interest expense is primarily attributable to a decrease of $7.3 million in the amount of capitalized interest due to the completion of the final phase of the Lawrenceburg project in June 1998, a weighted average increase of $11.0 million in the balance of partner loans related to the Lawrenceburg casino, and an equipment loan at the Lawrenceburg partnership which was outstanding for the entire year of 1998.

    NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS--The Company reported net income attributable to common stockholders of $5.7 million for the year ended December 31, 1998 as opposed to a net loss of $40.2 million for the year ended December 31, 1997, due primarily to the factors discussed above. In addition, in 1998, the Company recorded $0.8 million in preferred dividends and accretion related to the sale of Preferred Stock and Warrants in June 1998. In 1997, the Company recorded pretax charges of $9.6 million relating to the write-down of assets held for sale and approximately $1.8 million in severance expenses. Due to its net operating loss position, the Company's effective tax rate for 1998 was 3.4%.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    CASINO--Casino revenues for the year ended December 31, 1997, increased to $319.8 million from $228.4 million for the year ended December 31, 1996, due to the opening of the Lawrenceburg casino, which generated $127.9 million of casino revenues, offset by decreased revenues at three of the Company's other properties. Alton casino revenues decreased from $72.4 to $61.9 million and Kansas City casino revenues decreased from $82.2 to $61.8 million due to the effects of increased competition. Baton Rouge casino revenues decreased from $51.0 to $47.6 million due primarily to an overall decline in the Baton Rouge market.

    Casino expenses increased to $163.9 million for the year ended December 31, 1997, from $121.0 million for the year ended December 31, 1996, due primarily to the opening of the Lawrenceburg casino. Casino expenses decreased in Alton, Kansas City and Baton Rouge in connection with the decline in revenues.

    ADMISSIONS--Admissions revenues (net of complimentary admissions) increased from $0.6 million in 1996 to $4.6 million in 1997 due to net admission fees in Lawrenceburg.

    FOOD, BEVERAGE, AND OTHER--Food, beverage and other revenues increased $5.6 million to $34.8 million for the year ended December 31, 1997, due primarily to the opening of the Lawrenceburg casino. Food, beverage and other expenses increased from $23.8 million in 1996 to $30.0 million in 1997 due primarily to the opening of the Lawrenceburg casino.

    OTHER OPERATING EXPENSES--Other operating expenses increased $9.6 million to $28.7 million for the year ended December 31, 1997. This increase is due primarily to costs associated with operating the Lawrenceburg casino offset somewhat by a $1.1 million decrease in Kansas City due to cost control measures.

    SELLING, GENERAL AND ADMINISTRATIVE--Selling, general and administrative expenses increased $17.7 million to $69.7 million for the year ended December 31, 1997, due primarily to the opening of the Lawrenceburg casino resulting in an increase of $20.9 million. This amount was offset by decreased costs recognized through cost savings initiatives implemented at the Company's other properties and the corporate office, the absence of 1996 expenses of approximately $1.5 million related to the Company's response to a Marion County, Indiana grand jury document subpoena and the related postponement of a private placement of first mortgage notes.

    DEPRECIATION AND AMORTIZATION--Depreciation and amortization increased $10.9 million from $22.4 million for the year ended December 31, 1996, to $33.3 million for the year ended December 31, 1997. This increase is largely attributable to additional assets associated with the Lawrenceburg casino.

    DEVELOPMENT AND PREOPENING COSTS--Development and preopening costs decreased from $12.4 million for the year ended December 31, 1996, to $0.6 million for the year ended December 31, 1997, due primarily to expenses related to developing the casino in Lawrenceburg, Indiana in 1996.

    INTEREST EXPENSE--Net interest expense increased $10.6 million to $41.2 million for the year ended December 31, 1997. The increase is attributable to borrowings on the Company's $235 million first mortgage notes that were issued in June 1996. This increase was offset somewhat by $8.4 million of capitalized interest in 1997, as opposed to $3.0 million in 1996.

    NET LOSS--Net loss increased from $24.8 million for the year ended December 31, 1996, to $40.2 million for the year ended December 31, 1997, primarily for the reasons discussed above. In addition, in 1997, the Company recorded pretax charges of $9.6 million relating to the write-down of assets held for sale and $1.8 million for severance expenses. In 1996 the Company recorded a pretax charge of $3.5 million related to lease termination costs related to assets formerly used at its temporary facility in Kansas City. Also, the Company recorded an extraordinary loss of $0.9 million (net of tax) related to the writeoff of deferred finance costs associated with extinguishment of its revolving secured line of credit in 1996. The Company is in a net operating loss position and, therefore, has not recorded any federal tax benefits against its losses for the year ended December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

    During 1998, the Company generated cash flows from operating activities of $81.7 million compared to $31.6 million for 1997. Cash flows from operating activities increased by $59.5 million for the year ended December 31, 1998 over 1997 after eliminating the effects of income tax refunds in both years. This increase is attributable to substantial cash flow increases from the Lawrenceburg facility as well as improved cash flows from the Company's Alton, Kansas City, Baton Rouge and Sioux City properties.

    In the six months ended June 30, 1999, the Company generated cash flows from operating activities of $54.0 million before the effect of an extraordinary loss compared to $33.1 million for the same period in 1998. This increase is attributable to improved operations at four of the Company's five casino locations.


    During 1998, the Company used cash flows for investing activities of $14.2 million versus $72.6 million for 1997. The primary use of funds in both years was capital investment in the Company's properties including the construction of the Lawrenceburg facility. Overall capital expenditures have decreased between periods reflecting the completion of the Lawrenceburg casino.


    In the six months ended June 30, 1999, the Company used cash flows for investing activities of $12.1 million versus $15.9 million for the six months ended June 30, 1998. The primary use of funds in 1999 was for capital expenditures. The primary use of funds in 1998 was the completion of the construction of the Lawrenceburg facility and hotel. Overall capital expenditures have decreased between periods reflecting the completion of the Lawrenceburg casino.


    During 1998, the Company used $37.0 million in cash flows for financing activities compared to generating $62.0 million of cash flows from financing activities for the same period in 1997. The uses of cash flows in 1998 were to repay loans related to the Company's Lawrenceburg casino, partnership equity distributions at the Lawrenceburg partnership, and for payments on installment contracts and other long-term debt, offset by net proceeds of $7.4 million from the sale of Convertible Preferred Stock and Warrants in June 1998. The primary sources of cash flows from financing activities in 1997 were $46.6 million in loans from the Company's partner in Lawrenceburg and $25.0 million in proceeds from an equipment loan at the Lawrenceburg partnership offset by payments on installment contracts and payments to partners.


    During the six months ended June 30, 1999, the Company used $45.9 million in cash flows for financing activities compared to using $11.2 million of cash flows for financing activities for the same period in 1998. In 1999, the Company received proceeds of $200 million from the issuance of subordinated notes and $25 million from a line of credit. The Company repayed long term debt of $212.8 million, put $26.7 million in funds in an escrow to retire future debt and used $8.4 million which was capitalized as deferred finance costs in connection with the refinancing. In 1998, the Company received proceeds of $7.4 million from the sale of preferred stock and warrants. Cash flows in both 1999 and 1998 were used to repay loans related to the Company's Lawrenceburg casino, partner equity distributions related to the Lawrenceburg partnership and for payments on installment contracts and other long-term obligations.



    As of June 30, 1999, the Company had approximately $51.1 million of cash, cash equivalents, and marketable securities, including approximately $18.0 million held at the Indiana Partnership. In addition, the Company has placed in escrow $26.7 million to fund the interest payments, redemption premium and principal for the remaining $22.2 million of 13 1/4% first mortgage notes which were not tendered in the refinancing but which will be redeemed in June 2000. At June 30, 1999, the Company has outstanding $200 million of notes, which were issued in June 1999 and are due June 2009 and $25 million on a senior secured revolving credit facility. On July 7, 1999, the Company redeemed the $115 million of convertible subordinated notes with an additional draw down of $105 million on the senior secured revolving credit facility and cash of approximately $13.7 million. As of August 9, 1999 availability under the credit facility is approximately $77 million.



    During an ongoing audit, the Internal Revenue Service has challenged the S-corporation status of a predecessor entity of the Company. If the IRS challenge is successful, the Company currently estimates that it would require up to approximately $14.1 million to fund the potential federal and any state income tax liability. We believe we have substantial legal grounds for our tax position related to this matter and is vigorously contesting the IRS challenge; however, no assurance can be given that we will not be required to pay some or all of the disputed amount.

    The Company has made a significant investment in property and equipment and plans to make significant additional investments at certain of its existing properties. During 1999, the Company expects to spend approximately $34 million to fund its capital expenditures program principally related to upgrading its gaming facilities and purchasing gaming equipment. In addition, the Company recently began construction of a $20 million 300 room convention hotel next to the Company's casino in Baton Rouge, Louisiana.


    Under the terms of the credit agreement, we have the right, within two years following the closing of the credit facility, to arrange for a $75 million increase to the borrowing availability under the credit facility. In addition, we have the right, within two years following the closing, to arrange for a further $150 million increase to fund the purchase of all outstanding minority interests in the Lawrenceburg partnership. We expect to use future borrowings under the credit facility to finance capital improvements, to provide working capital and for general corporate purposes.

    We believe that cash on hand, operating cash flows and borrowings under the credit facility will be sufficient to fund our current operating, capital expenditure and debt service obligations. While we believe that our sources of liquidity are sufficient to meet its cash obligations during the next 12 months, our ability to meet our operating and debt service requirements is substantially dependent upon the success of the Lawrenceburg casino. If the operating results of the Lawrenceburg casino would deteriorate significantly or there are any other events that materially impact its sources or uses of cash, we may be unable to meet future debt service payments without obtaining additional debt or equity financing or without the disposition of assets. We cannot assure you that we would be able to obtain such additional financing on suitable terms or sell assets on favorable terms, if required.

YEAR 2000


    We have determined that we will need to modify or replace significant portions of our software so that our computer systems will function properly with respect to dates in the year 2000 and beyond. As we are dependent on third party software for all of our major applications we have initiated discussions with our significant software vendors and financial institutions to ensure that those parties have appropriate plans to remediate Year 2000 issues. Through these discussions, we have determined that all of the systems that are critical to our operations are either Year 2000 compliant or that Year 2000 compliant versions exist that can be implemented by us.


    The next phase in our efforts will be to plan for and implement the Year 2000 versions of the software into our systems. We have a September 1999 target date to complete our implementation efforts.


    As of June 30, 1999, we had incurred less than $400,000 of costs related to Year 2000 issues. We estimate we will incur less than $100,000 in future expenses to ensure all systems will function properly with respect to dates in the Year 2000. These expenses are not expected to have a material adverse impact on the financial position, cash flow or operations of our company.

                                  THE COMPANY

    We are a leading owner and operator of five riverboat casinos located in emerging gaming markets of the central United States. We pioneered riverboat gaming in St. Louis, Kansas City, Baton Rouge and Sioux City by opening the first casino in each of those markets. Our newest riverboat casino serves the Cincinnati market from Lawrenceburg, Indiana and is the largest revenue producing riverboat in the United States gaming industry. We operate the Lawrenceburg casino through a joint venture subsidiary of which we currently own a 57.5% interest.

    The following summarizes our casino properties:


                                                                                   APPROXIMATE
                                     PRINCIPAL METROPOLITAN          1998 NET        GAMING
CASINO NAME                              MARKETS SERVED              REVENUES       POSITIONS
-------------------------------  -------------------------------  --------------  -------------
                                                                  (IN THOUSANDS)
Argosy Casino Lawrenceburg       Cincinnati-Dayton-Columbus,        $  284,721          2,600
                                 Ohio
Alton Belle Casino               St. Louis, Missouri                    72,064            900
Argosy Casino of Greater Kansas  Kansas City, Missouri                  76,960          1,400
  City
Argosy Casino--Baton Rouge       Baton Rouge, Louisiana                 49,054          1,000
Belle of Sioux City Casino       Sioux City, Iowa                       23,526            600


    Since mid-1997, we have been implementing a strategic plan designed to transform us from a company focused on developing casino properties to one focused on achieving superior operational performance. Our strategy emphasizes increasing revenues and profits through expanding direct marketing programs, investing in state-of-the-art gaming products, such as new slot machines and player tracking systems, and improving cost controls. To achieve these goals we have strengthened our executive management team with the addition of a new chief executive officer and new vice presidents of operations and sales and marketing and several other key operating executives each with significant casino industry experience.


    Our initiatives have had the greatest impact at our four western casinos in Alton, Kansas City, Baton Rouge and Sioux City. For the year ended December 31, 1998, net revenues at the western casinos combined increased 8% to $222 million, while EBITDA (earnings before interest, taxes, depreciation and amortization) increased 44% to $34 million. The trend continued in the first half of 1999 with net revenues at the western casinos increasing 8% to $121 million and EBITDA growing 55% to $24 million as compared to the first half of 1998. At Lawrenceburg, 1998 net revenues grew to $285 million while EBITDA increased to $106 million, due primarily to the casino becoming fully operational with the completion of its hotel and permanent pavilion. First half net revenues in 1999 at Lawrenceburg increased 25% to $161 million while EBITDA grew 33% to $60 million as compared to the first half of 1998. Overall, we reported record results in 1998 with a 47% increase in net revenues to $507 million and a 137% increase in EBITDA to $121 million. In the first half of 1999, our net revenues increased 17% to $282 million while EBITDA grew 42% to $73 million.


BUSINESS STRATEGY

    By capitalizing on the extensive gaming industry experience of our management team, we have developed a strategy to maximize the performance of our operating assets and improve financial results. We continue to implement changes at each of our properties to improve our competitive position, increase gaming revenues and enhance profitability. The key elements of our business strategy include: (1) utilizing direct marketing to encourage repeat business and foster customer loyalty; (2) enhancing the gaming product at our casinos by investing in state-of-the-art gaming equipment; (3) renovating our properties to create more exciting gaming environments; and (4) increasing our financial flexibility to enable us to pursue future business opportunities.

    - REDIRECT MARKETING EFFORTS TOWARDS DIRECT MARKETING. We have changed our marketing focus from mass marketing to direct and relationship marketing to encourage repeat business and foster customer loyalty. At each of our properties we use sophisticated player tracking systems to identify and reward premium players and our most loyal customers. Based on a player's gaming activity, we create targeted promotions including exclusive direct mail offers and "member's only" concerts, parties, tournaments, sweepstakes and special entertainment events.

    - INVEST IN NEW GAMING EQUIPMENT. Historically, we used available capital to develop new casinos while we deferred capital improvement projects and gaming product upgrades at our existing facilities. Because slot machines represent 80% of our revenues, we began a program in 1998 to systematically upgrade our gaming product with state-of-the-art slot machines. We believe that regularly replacing slot machines with the most popular products creates a more exciting gaming experience and increases profitability. We invested in over 800 new slot machines in 1998. At our western casinos, the upgraded machines increased the average daily revenue over the older machines they replaced. At Lawrenceburg, additional new slot product helped us take advantage of increased market demand. Going forward we expect to replace an average of 15-20% of our gaming equipment annually.

    - RENOVATE OUR RIVERBOAT AND DOCKSIDE ENTERTAINMENT FACILITIES. To maintain a fresh and exciting gaming experience for our customers, we have developed a prudent capital investment plan to systematically renovate our casino and entertainment facilities. By late-1999 we will complete a $12 million project at Alton that will replace the existing entertainment pavilion with a newly renovated barge that was originally used as the Lawrenceburg temporary landing facility and an additional new barge. The Alton renovation will significantly enhance the facility's restaurant and entertainment amenities. In June 1999, we completed a $5 million renovation and retheming of our Baton Rouge riverboat. The renovation of the Baton Rouge riverboat's third deck features approximately 200 of the newest and most popular video poker machines and gaming product upgrades to target the video poker market. We are also considering expanding our operations at Sioux City by replacing the existing support facility with the three-level facility currently used in Alton.

    - INCREASE FINANCIAL FLEXIBILITY. The issuance of the outstanding notes was part of an overall refinancing plan designed to reduce borrowing costs, extend debt maturities and increase our overall financial flexibility. Future borrowing availability will enable us to complete the refurbishment and upgrading of our facilities, fund a potential purchase of the minority interests in our Lawrenceburg casino and pursue other strategic opportunities.

CASINO PROPERTIES

ARGOSY CASINO LAWRENCEBURG

    PROPERTY: The Lawrenceburg casino is located on the Ohio River in Lawrenceburg, Indiana approximately 15 miles west of Cincinnati and is the closest casino to the Cincinnati metropolitan area. The Lawrenceburg casino is one of the largest riverboats in the United States with 74,300 square feet of gaming space on three levels with approximately 2,000 slot machines and 104 table games. The vessel can accommodate 4,400 passengers and crew; however, to enhance our customers' comfort and enjoyment, we operate at a self-imposed capacity of 3,600 passengers. We typically conduct 9 two-hour cruises seven days a week, with an additional cruise on Friday and Saturday evenings, for a total of 65 cruises per week. Each cruise lasts two hours including a 30 minute boarding time and we charge admission fees ranging from $5 to $9 depending on the time and day of the cruise. Approximately 50% of our weekend cruises are sold out. Indiana gaming law permits dockside gaming only when inclement weather or water conditions prevent a riverboat from cruising. At such times, the Lawrenceburg casino remains dockside and operates on its normal schedule.

    The complex also includes a 300 room hotel, which was completed in June 1998, a 120,000 square foot land-based entertainment pavilion and support facility featuring a 350 seat buffet restaurant, two specialty restaurants, an entertainment lounge and a 1,750 space parking garage. Employee and overflow parking is provided at a 1,400 space remote lot that is accessed by shuttle bus. We opened the Lawrenceburg casino on December 10, 1996 and, through September 30, 1997, operated from a temporary site utilizing a leased vessel and entertainment and support barge that featured approximately 1,275 gaming positions. Parking for the temporary facility was provided by 1,400 space remote lot from which we operated a shuttle to and from the casino. On October 1, 1997, the Lawrenceburg casino commenced operations from its permanent riverboat vessel, which it used on a limited capacity basis at the temporary site. On December 9, 1997, the Lawrenceburg casino moved to its permanent site and became fully operational in June 1998 with the completion of its hotel.

    We are the sole general partner of, and hold a 57.5% general partnership interest in, Indiana Gaming Company, L.P., a joint-venture subsidiary of the Company that operates the Lawrenceburg casino. Conseco Entertainment L.L.C. ("Conseco"), an indirect subsidiary of Conseco, Inc., holds a 29.0% limited partnership interest and certain other investors hold the remaining 13.5% limited partnership interest in the Lawrenceburg partnership. We manage the operations of the Lawrenceburg casino and receive a management fee of 7.5% of EBITDA, while Conseco receives a financial advisory fee of 5.0% of EBITDA. For a more complete description of the partnership agreement see "Lawrenceburg Casino Partnership Agreement."

    GAMING MARKET: The Lawrenceburg casino draws from a population of approximately 1.6 million residents in the Cincinnati metropolitan area and an additional 5.4 million people who reside within 100 miles of Lawrenceburg, including the major metropolitan markets of Dayton and Columbus, Ohio and, to a lesser extent, Indianapolis, Indiana and Lexington, Kentucky. We are currently adding approximately 18,000 customers to our Lawrenceburg casino database each month.

    In the Cincinnati market, the Lawrenceburg casino directly competes with one other riverboat casino, which was opened in October 1996. The two riverboat casinos operating in the Cincinnati market generated $428 million of gaming revenues in 1998, a 58% increase from 1997. The increase was largely attributable to the December 1997 opening of the permanent Lawrenceburg casino. The Lawrenceburg casino represented 57% of gaming position capacity in the Cincinnati market, but captured 62% of the market's gaming revenues.

    Our closest competitor is located approximately 15 miles further south of Lawrenceburg in Rising Sun, Indiana. The principal traffic route between the greater Cincinnati metropolitan market and northern Kentucky and that competing gaming facility passes through Lawrenceburg. A new riverboat casino is expected to open in 2000 approximately 45 miles from the Lawrenceburg in Switzerland County, Indiana. This competitor will be located even further from Lawrenceburg and we expect it will primarily draw customers from Lexington and the northeastern suburbs of Louisville. In addition, a riverboat casino opened in November 1998 in the Louisville, Kentucky area approximately 100 miles from Lawrenceburg.

    Indiana gaming law currently limits the number of gaming licenses to be issued in the state to a total of 11, including a maximum of 5 licenses along the Ohio River and a limit of one license per county. Casino gaming is not currently permitted under the laws of either Ohio or Kentucky. Our Indiana gaming license is subject to renewal in 2001 and on an annual basis thereafter. Indiana gaming law does not restrict the size of a licensee's gaming facility or place limits on customer losses or betting levels.

    CAPITAL IMPROVEMENTS: In 1998, we focused our capital improvements at Lawrenceburg on the gaming floor with upgrades to our signage and equipment, adding over 200 slot machines and seven table games to meet increased demand. We recently completed a $1.4 million renovation and upgrade of the riverboat casino to create an exclusive high-stakes gaming area, including $100 minimum blackjack tables and a slot area with $25 slot machines. In addition, we are focusing on our customers' comfort by installing a smoke filtration system to improve air quality in the riverboat and replacing the seating throughout the casino. We plan to keep adding popular new games, primarily video slot machines, in various denominations with more multi-nickel and 50-cent machines.

ALTON BELLE CASINO

    PROPERTY: The Alton Belle Casino is located on the Mississippi River in Alton, Illinois approximately 20 miles northeast of downtown St. Louis. We commenced operations in Alton, Illinois in September 1991 as the first gaming facility in Illinois and the St. Louis metropolitan market. Following the success of our original Alton riverboat casino, we built and opened a larger three-deck contemporary style cruise liner. The cruise liner features 22,800 square feet of gaming space, approximately 700 slot machines and 32 table games. In June, Illinois passed a law permitting casinos to offer continuous dockside gaming. As a result, the Alton Belle Casino remains dockside and offers its customers unlimited ingress and egress during its hours of operation.

    The existing Alton entertainment complex features a 37,000 square foot, three-level floating entertainment pavilion, which includes a sports/entertainment lounge, buffet and table service restaurant facilities and conference facilities. By late-1999, we will replace our existing entertainment pavilion with a newly-renovated barge that was originally used as the Lawrenceburg temporary landing facility and an additional new barge. The new entertainment pavilion will feature a newly designed entrance, larger and improved food and beverage venues and a new main showroom offering better viewing and more comfortable seating. Parking is available at an adjacent city-owned surface parking facility and at two sites in the city of Alton, to and from which we provide valet parking as well as free shuttle service.

    GAMING MARKET: The Alton Belle Casino generally draws from a population of approximately 2.5 million within the St. Louis metropolitan area and an additional 1.2 million within a 100-mile radius of the City of St. Louis. The target customers of the Alton Belle Casino are drawn largely from the northern and eastern regions of the greater St. Louis metropolitan area, as well as portions of central and southern Illinois.

    The Alton Belle Casino faces competition from five other riverboat casino companies currently operating in the St. Louis area and expects the level of competition to remain intense in the future. As an Illinois licensee, the Alton Belle Casino is not subject to Missouri's $500 loss limit and therefore has a competitive advantage in attracting high-end customers over competitors operating under Missouri licenses. The six riverboat casinos operating in the St. Louis market generated $538 million of gaming revenues in 1998, a 15% increase from 1997. The Alton Belle Casino represented approximately 9% of gaming position capacity in the St. Louis market, but captured approximately 13% of the market's gaming revenues.

    Illinois gaming law currently limits the number of gaming licenses to be issued in the state to 10. Each license permits the operation of up to two boats as part of a single riverboat gaming operation with a combined maximum of 1,200 gaming positions. Our Illinois gaming license is subject to annual renewal in October 1999.

    CAPITAL IMPROVEMENTS: During 1998, we replaced nearly 220 slot machines and invested over $1 million to upgrade our player tracking system at the Alton Belle Casino. We are replacing our existing entertainment pavilion with the newly renovated barge originally used as the Lawrenceburg temporary facility and an additional new barge. This $12 million project will feature larger and improved food and beverage venues and a new main showroom offering better viewing and more comfortable seating. We also plan to replace nearly one-quarter of our slot equipment. In addition, if we expand our casino complex in Kansas City, we could replace the existing riverboat in Alton with the larger boat from Kansas City to provide increased gaming capacity at Alton to the maximum 1,200 positions permitted under Illinois law.

ARGOSY CASINO OF GREATER KANSAS CITY

    PROPERTY: The Argosy Casino of Greater Kansas City is located on the Missouri River in Riverside, Missouri on a 55-acre site approximately five miles from downtown Kansas City. The riverboat features approximately 36,000 square feet of gaming space, approximately 1,100 slot machines and 45 table games. The Kansas City casino began operations in Kansas City, Missouri on June 22, 1994 as the first gaming facility to open in the Kansas City market. Monday through Friday the Kansas City casino typically conducts 10 two-hour "dockside simulated cruises" permitting limited ingress and unlimited egress and offers 24-hour gaming on Saturday and Sunday.

    The Kansas City casino is complemented by an 85,000 square foot land-based entertainment facility featuring specialty and buffet restaurants, a sports/entertainment lounge and 14,000 square feet of banquet/conference facilities. A 624-space parking garage and a 1,262-space surface parking area are located adjacent to the pavilion.

    GAMING MARKET: The Kansas City casino draws from a population of approximately 1.6 million in the greater Kansas City metropolitan area and an additional 900,000 within a 100-mile radius of Kansas City. The Kansas City casino site offers convenient access from two major highways. The Kansas City casino primarily attracts customers who reside in the northern and western regions of the Kansas City metropolitan area.

    We currently face competition from three other casinos in the Kansas City area. Two of our competitors operate two gaming vessels each, which allows them to offer more continuous boarding than we are able to provide with one vessel. The four riverboat casinos operating in the Kansas City market generated $458 million of gaming revenues in 1998, a 10% increase from 1997. The increase in gaming revenues occurred in spite of the closing of a Kansas City casino in July 1998. The Kansas City casino represented 13% of gaming position capacity in the Kansas City market, but captured 16% of the market's gaming revenues.

    Our Missouri gaming license is subject to renewal in June 2000 and again every two years thereafter.

    CAPITAL IMPROVEMENTS: Our primary capital investment focus at Kansas City in 1998 was on enhancing and expanding our gaming product and player tracking system. We allocated nearly $1 million to replace approximately 175 machines, including adding machines with bill acceptor/loss limit software. In the future, we plan to continue to upgrade older machines with exciting multi-coin slot games and high resolution video. We are also considering expanding our Kansas City casino complex. An expansion would increase the number of gaming positions and offer our patrons staggered boarding times, thereby maximizing customer convenience and eliminating the competitive disadvantage we currently face with respect to certain of our competitors. If we expand in Kansas City, the existing riverboat could be relocated to Alton to increase our gaming capacity at that facility to the maximum 1,200 positions permitted under Illinois law.


ARGOSY CASINO--BATON ROUGE



    PROPERTY: The Argosy Casino--Baton Rouge is located on the Mississippi River in downtown Baton Rouge, Louisiana. The riverboat features approximately 28,000 square feet of gaming space, approximately 750 slot machines and 42 table games. The Argosy Casino--Baton Rouge began operations in September 1994 as the first riverboat gaming facility in the Baton Rouge market. The Argosy Casino--Baton Rouge is a three-level riverboat casino that typically conducts eight 3-hour cruises seven days of the week. Louisiana gaming law provides that a gaming vessel need not cruise if there is inclement weather or if the river conditions endanger the passengers or crew. During such times that the Argosy Casino--Baton Rouge is prevented from cruising it operates on an unlimited ingress and egress schedule. Proposed regulations have been introduced in the Louisiana general assembly that would limit the number of required cruises per year. We view this legislation as a potential benefit as our market research indicates that our Baton Rouge patrons prefer to gamble when the boat is stationary.



    The riverboat casino is complemented by our adjacent real estate development known as Catfish Town. Catfish Town includes a 50,000 square foot glass-enclosed atrium, entertainment/sports lounge, buffet/coffee shop, conference facilities and approximately 150,000 square feet of retail space that is currently available for lease. Catfish Town is located adjacent to Baton Rouge's convention complex, the Centroplex, which has a 12,000-seat arena and a 30,000-square foot exhibition hall. We have improved customer accessibility to the Argosy Casino--Baton Rouge by completing construction in October 1995 of a 733-space parking garage and by leasing in December 1995 a 271-space surface parking lot adjacent to Catfish Town.



    GAMING MARKET: The Argosy Casino--Baton Rouge draws from a population of approximately 540,000 in the Baton Rouge metropolitan area. The Baton Rouge casino faces competition from one casino located in downtown Baton Rouge, a nearby Native American casino and multiple casinos throughout Louisiana. The two riverboat casinos operating in the Baton Rouge market generated approximately $117 million of gaming revenues in 1998, a 3% increase from 1997. This amount does not include approximately $100 million of revenues generated by video poker machines in bars, restaurants and truck stops throughout the Baton Rouge market. The Argosy Casino--Baton Rouge Casino represented 46% of gaming position capacity in the Baton Rouge market, but generated 40% of the market's gaming revenues.



    As a result of a 1996 general referendum by which the public reaffirmed casino gaming in Baton Rouge, video poker machines are no longer permitted in non-casino locations in the majority of Baton Rouge parishes as of July 1, 1999. In June, we completed a renovation of the Argosy Casino--Baton Rouge's facilities to aggressively pursue the approximately $80 million portion of the video poker market that was eliminated.



    Our Louisiana license is subject to renewal in July of each year.



    CAPITAL IMPROVEMENTS: In June, 1999, we completed a nearly $5 million renovation and retheming of all three levels of our Baton Rouge casino. The major upgrade features an exciting new Caribbean pirate theme and a reconfigured third deck including a video poker area with its own separate service and featuring the newest and most popular video poker machines available. In July, 1999, we began construction of a $20 million hotel as required by our development agreement with the City of Baton Rouge.



    JAZZ ENTERPRISES: Jazz Enterprises, Inc. owns and operates the Catfish Town development adjacent to the riverboat casino. The development of the historical Catfish Town riverfront warehouse district into a retail/entertainment district was an integral element in obtaining a Louisiana gaming license for the Argosy Casino--Baton Rouge. Our original intent was to develop and operate the casino and our joint-venture partner would develop and manage the Catfish Town real estate and hotel. In 1995 our real estate partner experienced financial difficulties, and to preserve our gaming license, we purchased Jazz Enterprises, Inc.



    Pursuant to a development agreement, Jazz Enterprises, Inc. has certain obligations to the City of Baton Rouge including the obligation to construct a convention size hotel or collect and pay to the City an incremental head tax of $2.50 per passenger, fund a transportation system connecting downtown Baton Rouge and Catfish Town and to develop the Catfish Town facility to accommodate restaurants, retail space and entertainment and restaurant facilities. We recently began construction of a $20 million

300-room hotel in Baton Rouge to fulfill our obligations under the development agreement. We expect that annual cash flows at Baton Rouge will benefit by $3 million due to the elimination of the incremental head tax based on current passenger boarding levels.


BELLE OF SIOUX CITY

    PROPERTY: The Belle of Sioux City is located on the Missouri River in downtown Sioux City, Iowa. The riverboat features 12,500 square feet of gaming space, 450 slot machines and 23 table games. The Belle of Sioux City typically conducts one two-hour cruise each day for 100 days per year. At all other times the Belle of Sioux City remains dockside and operates with unlimited ingress and egress. The casino is complemented by adjacent barge facilities featuring buffet dining facilities, meeting space and administrative support offices.

    We became the manager of the Belle of Sioux City on October 4, 1994 and on December 1, 1994 began operating the Belle of Sioux City through a partnership in which we are a 70% general partner and Sioux City Riverboat Corp., Inc. is a 30% limited partner. As manager of the casino we receive a management fee of 4.5% based upon the facility's adjusted gross gaming revenues (as defined in the management agreement).

    GAMING MARKET: The Belle of Sioux City draws from a population of approximately 80,000 in Sioux City and an estimated 100,000 residents within a 40-mile radius of Sioux City. The Belle of Sioux City competes primarily with land-based Native American casinos that are not required to report gaming revenues and other operating statistics, therefore market comparisons cannot be made. We also compete with certain providers and operators of video gaming in the neighboring state of South Dakota. In addition, we compete with slot machines at a pari-mutuel race track in Council Bluffs, Iowa and from two riverboat casinos in the Council Bluffs/Omaha, Nebraska market. Our Iowa gaming license is subject to annual renewal each March.

    CAPITAL IMPROVEMENTS: In 1998 we spent $1.2 million to enhance our customers' gaming experience at the Belle of Sioux City. Specifically, we partially renovated our facility, replaced outdated equipment and expanded our parking resources. As a result of our capital expenditures, by the end of 1999, we will have replaced 95% of our electronic gaming devices over a two year period. In addition, we are considering replacing the one-level barge facility with the three level facility currently used in Alton and retheming the facility after the 1904 World's Fair. The improved facility will provide new venues for our patrons, including fine dining, entertainment, conference and banquet anemities.

INSURANCE

    We carry property and casualty insurance on our land-based assets and our vessels generally in the amount of their replacement costs with a nominal deductible with respect to our land-based assets and a deductible equal to 2% of the replacement value of the vessels. Our land-based assets are not currently covered by flood insurance. Our general liability insurance with respect to land-based operations has a limit of $1 million per occurrence and $2 million as an annual aggregate with a $50,000 deductible. Our general liability insurance with respect to our marine operations has a $100,000 per occurrence deductible with per occurrence coverage up to a $75 million limit. With respect to worker's compensation we have a $250,000 per occurrence deductible with a $1 million per occurrence limit.

COMPETITION

    The U.S. gaming industry is intensely competitive and features many participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery and poker machines not located in casinos, Native American gaming and other forms of gambling in the United States. Gaming competition is particularly intense in each of the markets where we operate. Historically, we have been an early entrant in each of our markets; however, as competing properties have opened, our operating results in each of these markets have been negatively affected. Many of our competitors have more gaming industry experience, are larger and have significantly greater financial and other resources. In addition, some of our direct competitors in certain markets may have superior facilities and/or operating conditions in terms of: (i) dockside versus cruising riverboat gaming; (ii) multiple riverboat casinos, which feature more continuous boarding; (iii) amenities offered at the gaming facility and the related support and entertainment facilities; (iv) convenient parking facilities; (v) a location more favorably situated to the population base of a market and ease of accessibility to the casino site; and (vi) favorable tax or regulatory factors.

    There could be further competition in our markets as a result of the upgrading or expansion of facilities by existing market participants, the entrance of new gaming participants into a market or legislative changes. We expect each market in which we participate, both current and prospective, to be highly competitive.

MARKETING

    We have changed our marketing focus from mass marketing to direct and relationship marketing in order to encourage repeat business and foster customer loyalty. We have designed an overall marketing strategy to attain our objective of utilizing direct marketing as our primary means of communicating with our customers. Although the marketing plan for each of our properties is tailored to the specific needs of the site, the overall strategic components are relatively constant:

    - Further refine and enhance our database marketing efforts;

    - Create a full-service player development program to service our premium customers;

    - Aggressively market our gaming product and facility improvements;

    - Refine, enhance and expand the schedule of parties, events and entertainment; and

    - Utilize public relations as a tool to increase awareness, and reinforce marketing efforts by publicizing winners.


    A key tactic in implementing our overall strategy is the effective use of the information we obtain regarding our customers' playing activity. At each of our properties, we encourage patrons to join the Argosy Preferred Club. We then track the member's level of play through the use of sophisticated player tracking systems. As of June 30, 1999, we had over 800,000 active Preferred Club members and we are adding, on average, over 26,000 new members each month. In 1998, we engaged database managers to enhance our database and oversee our data collection and utilization programs. Utilizing the information from our database, we create targeted promotions including exclusive direct mail offers and "members only" parties, tournaments, sweepstakes and special entertainment events.


EMPLOYEES


    As of December 31, 1998, we employed approximately 4,146 full-time and 585 part-time employees. Approximately 2,354 employees, located throughout our properties, are represented by the Seafarers International Union of North America. We have collective bargaining agreements with that union which expire at various times between August 1999 and June 2003. In Alton ten of our employees are represented by the International Brotherhood of Electrical Workers and approximately 73 employees are represented by the United Plant Guard Workers of America. In addition, 18 employees located throughout our properties except Alton are represented by American Maritime Officers Union.


    We have not experienced any work stoppages and believe our labor relations are generally satisfactory.

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
                   LAWRENCEBURG CASINO PARTNERSHIP AGREEMENT

    GENERAL. Through our wholly-owned subsidiary, The Indiana Gaming Company, we are the majority partner in Indiana Gaming Company L.P., the Indiana partnership that owns and operates the Lawrenceburg casino. The Indiana Gaming Company, is the sole manager of the partnership and receives a fee of 7.5% of EBITDA (as defined in the partnership agreement). The Indiana Gaming Company's management of the casino is subject only to certain actions or major decisions which require the consent of a majority in interest of the limited partners. The largest minority partner, Conseco, receives a financial advisory fee of 5.0% of EBITDA.

    PARTNER DISTRIBUTIONS. After principal and interest on capital loans is repaid, cash flow is distributed to the partners as follows:

    - first, to the partners pro rata for tax payments in an amount equal to their taxable net income for such period;

    - second, to the partners as a prepayment of principal on capital loans to be applied in the inverse order of maturity, up to 75% of the remaining cash flow;

    - third, in payment of a preferred return of 14% on any preferred equity contributed by the partners;

    - fourth, as a return of the preferred equity contributed by the partners;

    - fifth, as a return of common equity contributed by the partners; and

    - sixth, to the partners in accordance with their respective percentage interests.

    These distributions are required to be made no less frequently than quarterly, but historically, they have been made monthly. The partnership agreement provides that the net cash proceeds from a sale or refinancing are distributed by the general partner in the same order as cash flow except that the proceeds will be used to repay 100% of outstanding capital loans by the partners.

    PARTNERSHIP INTEREST BUY-SELL OBLIGATIONS. The Lawrenceburg partnership agreement provides that: (i) after December 10, 1999, each limited partner has the right to sell its interest to the other partners (pro rata in accordance with their respective percentage interests) or (ii) at any time after a deadlock by the partners with respect to significant items in any annual operating budget of the partnership for budget year 1999 and thereafter, any partner has a right to sell its interest to the other partners.

    After the selling partner gives notice of its intent to sell, the partners have 60 days to attempt in good faith to agree to a purchase price. If no agreement is reached within 60 days, then the selling partner's interest is appraised to determine its fair market value. After the appraised fair market value of the selling partner's interest is determined, the other partners have 60 days to reject a purchase at that price. After such a rejection, the general partner is required to solicit bids and sell all of the assets of the Lawrenceburg partnership within twelve months to the highest bidder and following such sale, dissolve Indiana Gaming Company L.P.

    No assurance can be given that we will have sufficient funds to acquire any selling partner's interest in the circumstances provided for above or that we will choose to make such a purchase. In such an event, the assets of the Lawrenceburg partnership would have to be sold to the highest bidder as provided above, which could result in our losing control of the Lawrenceburg casino. If we sold the assets of the Lawrenceburg partnership, any outstanding amounts under the credit facility would be accelerated and under the indenture we would be required to make an offer to purchase the exchange notes.

    In addition, the partnership agreement provides all partners with a right of first refusal on transfers of any partnership interest. A foreclosure by a secured creditor, such as the lenders under the credit facility, would constitute a transfer of our partnership interest and under the partnership agreement provides all partners a right of first refusal on that partnership interest.

    REMOVAL AS GENERAL PARTNER. The partnership agreement provides that The Indiana Gaming Company, can be removed as general partner of the partnership by the limited partners under certain limited circumstances, including:

    - a material breach (after notice and expiration of applicable cure periods) of certain material provisions of the partnership agreement dealing with such things as distributions to partners or the failure to obtain the required consent of the limited partners for certain major decisions;

    - if the general partner is convicted of embezzlement or fraud;

    - certain bankruptcy events;

    - if our partnership interest in the Lawrenceburg partnership is less than 40% due to sales or dilution for failure to pay required capital;

    - a final unappealable judgment against The Indiana Gaming Company in excess of $25 million which is uninsured and remains unsatisfied, unreleased or unstayed for 180 days;

    - certain acts by the general partner constituting "gross mismanagement;"
      and

    - if a secured creditor, such as the lenders under the credit facility, were to foreclose on the pledge of our partnership interest in the Lawrenceburg partnership.

    Upon removal, the general partnership interest becomes a "special limited partner" interest with rights to partner distributions but only limited voting rights on partnership matters. Also, if the reason for the removal is an event described above, other than a less than 40% ownership, the limited partners may acquire all, but not less than all, of The Indiana Gaming Company's interest for fair market value as determined by an appraisal process.

                               REGULATORY MATTERS

ILLINOIS

    In February 1990, the State of Illinois pursuant to the Riverboat Gambling Act (the "Riverboat Act") legalized riverboat gaming. The Riverboat Act authorizes riverboat gaming upon any navigable stream within or forming a boundary of the State of Illinois other than Lake Michigan. Newly enacted legislation eliminated the prohibition on gaming operations in counties with populations over 3,000,000. The Riverboat Act grants the Illinois Gaming Board specific powers and duties, and all other powers which are necessary and proper to effectuate the Riverboat Act. The Illinois Gaming Board's jurisdiction extends to every person, association, corporation, partnership and trust involved in riverboat gaming operations in the State of Illinois.

    The Riverboat Act authorized a five member Illinois Gaming Board to issue up to ten owner's licenses statewide. Each owner's license permits the operation of up to two boats as a part of a single riverboat gaming operation with a combined maximum of 1,200 gaming positions (as defined by the Illinois Gaming Board). In addition to the ten owner's licenses which may be authorized under the Riverboat Act, the Illinois Gaming Board may issue special event licenses allowing persons who are not otherwise licensed to conduct riverboat gaming on a specified date or series of dates. Riverboat gaming under such a license may take place on a riverboat not normally used for riverboat gaming.

    An owner's license is issued for an initial period of three years (with a fee of $25,000 for the first year and $5,000 for each of the following two years). Our Illinois gaming license is subject to renewal in October, 1999. Newly enacted legislation has extended the renewal period from annually to once every four years. Our license is eligible for renewal upon:

    - payment of a $5,000 fee; and

    - the Illinois Gaming Board's determination that we continue to meet all of the requirements of the Riverboat Act.

The Illinois Gaming Board also requires that officers, directors and employees of a gaming operation be licensed. Licenses issued by the Illinois Gaming Board may not be transferred to another person or entity. All licensees must maintain their suitability for licensure and have a continuing duty to disclose any material changes in information provided to the Illinois Gaming Board.

    Pursuant to its rule making authority under the Illinois Riverboat Act, the Illinois Gaming Board has adopted certain regulations that provide that any beneficial owner of the legal or beneficial interests of a gaming company may be required, and in the case of a beneficial owner of 5% or more of the legal or beneficial interests (a "5% Holder") is required, to furnish a detailed personal disclosure form to the Illinois Gaming Board. The Illinois Gaming Board uses the personal disclosure form as the basis for its investigation to determine such holder's suitability as a stockholder of the company. In the case of a 5% Holder, the Illinois Gaming Board conducts such an investigation. The Illinois Gaming Board's decisions as to suitability are based on the same criteria used for a finding of preliminary suitability for licensure including:

    - character;

    - reputation;

    - experience; and

    - financial integrity.

If the Illinois Gaming Board determines that a holder is not suitable, the holder is entitled to request a hearing; however, if no hearing is requested after such determination or such finding is upheld after a hearing, the holder is required to divest his shares of common stock of the company. After a holder is required to divest and until divestiture, the licensee is unable to distribute profits to such stockholder.

    We are required to obtain formal approval from the Illinois Gaming Board for changes in:

    - our key personnel, including our officers, directors, managing agents, or holders of a 5% or greater ownership interest in the business entity;

    - our organizational form;

    - our equity and debt capitalization;

    - our investors and/or debt holders;

    - our sources of funds;

    - our economic development plan;

    - the Alton Belle Casino's capacity or significant design changes;

    - the number of gaming positions available on the Alton Belle Casino;

    - anticipated economic impact; or

    - oral or written agreements relating to the acquisition or disposition of property of a value greater than $1 million.

A holder of an owner's license is allowed to make distributions to its partners, stockholders or itself only to the extent that such distribution would not impair the financial viability of the gaming operation. Factors to be considered by the licensee include, but are not limited to, the following:

    - working capital requirements;

    - debt service requirements;

    - requirements for repairs and maintenance; and

    - capital expenditure requirements.

    Minimum and maximum wagers on games are set by the licensee. Wagering may not be conducted with money or negotiable currency. No person under the age of 21 is permitted to wager in Illinois, and wagers may only be taken from a person present on a licensed riverboat. With respect to electronic gaming devices, the payout percentage may not be less than 80% nor more than 100%.

    Under the Riverboat Act, vessels must have:

    - the capacity to hold a minimum of 500 persons if operating on the Mississippi River or the Illinois River south of Marshall County, and a minimum of 400 persons on any other waterway;

    - be accessible to disabled persons;

    - be either a replica of a 19th century Illinois riverboat or be a casino cruise ship design; and

    - comply with applicable federal and state laws, including but not limited to U.S. Coast Guard regulations.

    Pursuant to legislation enacted in June, 1999, we are not required to cruise and may conduct gaming activities while remaining dockside offering unlimited ingress and egress to our patrons.

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
    The Riverboat Act imposes a graduated wagering tax based on adjusted gross receipts from gambling games at the following rates:

ADJUSTED GROSS RECEIPTS                                             TAX RATE
----------------------------------------------------------------  -------------
Up to $25,000,000...............................................           15%
$25,000,001 to $50,000,000......................................           20%
$50,000,001 to $75,000,000......................................           25%
$75,000,001 to $100,000,000.....................................           30%
$100,000,001 and above..........................................           35%

The tax imposed is to be paid by the licensed owner by wire transfer to the Illinois Gaming Board on the day after the day when the wagers were made. The Riverboat Act also requires that licensees pay a $2.00 admission tax for each person admitted to the Alton Belle Casino. In addition, all use, occupancy and excise taxes that apply to food and beverages and all taxes imposed on the sale or use of tangible property apply to sales aboard riverboats. We also pay a $.25 admission tax to the City of Alton for each person admitted to the Alton Belle Casino.

    The Illinois Gaming Board is authorized to conduct investigations into the conduct of gaming as it may deem necessary and proper and into alleged violations of the Riverboat Act. Employees and agents of the Illinois Gaming Board have access to and may inspect any facilities relating to riverboat gaming operations at all times.

    A holder of any license is subject to the imposition of fines, suspension or revocation of such license, or other action for any act or failure to act by himself or his agents or employees, that is injurious to the public health, safety, morals, good order and general welfare of the people of the State of Illinois, or that would discredit or tend to discredit the Illinois gaming industry or the State of Illinois. Any riverboat operation not conducted in compliance with the Riverboat Act may constitute an illegal gaming place and consequently may be subject to criminal penalties, which penalties include possible seizure, confiscation and destruction of illegal gaming devices and seizure and sale of riverboats and dock facilities to pay any unsatisfied judgment that may be recovered and any unsatisfied fine that may be levied. The Illinois Gaming Board may revoke or suspend licenses, as the Illinois Board may see fit and in compliance with applicable laws of Illinois regarding administrative procedures and may suspend an owner's license, without notice or hearing, upon a determination that the safety or health of patrons or employees is jeopardized by continuing a riverboat's operation. The suspension may remain in effect until the Illinois Gaming Board determines that the cause for suspension has been abated and it may revoke the owner's license upon a determination that the owner has not made satisfactory progress toward abating the hazard.

    The Illinois Gaming Board may waive any licensing requirement or procedure provided by rule if it determines that such waiver is in the best interests of the public and the gaming industry.

INDIANA

    In June 1993, the Indiana legislature adopted legislation permitting riverboat gambling in counties contiguous to Lake Michigan, the Ohio River and Patoka Lake. The legislation granted authority to supervise gaming activities to the seven-member Indiana Gaming Commission. The Indiana Gaming Commission is empowered to administer, regulate and enforce the system of riverboat gaming established under Indiana's Riverboat Gambling Act (the "Indiana Riverboat Act") and has jurisdiction and supervision over all riverboat gaming operations in Indiana, as well as all persons on riverboats where gaming operations are conducted. The Indiana Gaming Commission has broad powers to regulate riverboat gaming operations and to approve the form of ownership and financial structure of not only riverboat owner licensees, but also their entity qualifiers, and intermediary and holding companies. Further, the Indiana General Assembly has the power to promulgate new laws and implement amendments to the Indiana Riverboat Act, which can materially affect the operation or economic viability of the gaming industry in Indiana.

    The Indiana Riverboat Act requires the owner of a riverboat gaming operation to hold an owner's license issued by the Indiana Gaming Commission. The Indiana Gaming Commission is authorized to issue not more than 11 owner's licenses statewide. Each license entitles the licensee to own and operate one riverboat and gaming equipment as part of the gaming operation. A licensee may own no more than a 10% interest in any other owner's license under the Indiana Riverboat Act.

    The Indiana Riverboat Act restricts the granting of the 11 owner's licenses by location. The 11 licenses must be awarded as follows:

    - two licenses for riverboats operating from Gary;

    - one license for a riverboat operating in Hammond;

    - one license for a riverboat operating in East Chicago;

    - one license for a riverboat operating in any city located in LaPorte, Porter or Lake counties, not including the above-named cities;

    - five licenses for riverboats that operate upon the Ohio River from counties contiguous thereto and with no more than one operating in any county; and

    - one license for a riverboat operating in Patoka Lake from either DuBois, Crawford or Orange Counties.

    Each owner's license runs for a period of five years after the effective date of the license. Thereafter, the license is subject to renewal on an annual basis upon a determination by the Indiana Gaming Commission that the licensee continues to be eligible for an owner's license pursuant to the Indiana Riverboat Act and the rules and regulations adopted thereunder. Our Indiana gaming license is subject to renewal in 2001. A licensed owner undergoes a complete investigation every three years. A licensed owner may apply for and may hold other licenses that are necessary for the operation of a riverboat, including licenses to sell alcoholic beverages, a license to prepare and serve food and any other necessary license. Furthermore, the Indiana Riverboat Act requires that officers, directors and employees of a gaming operation and suppliers of gaming equipment, devices and supplies and certain other suppliers be licensed. All Indiana state excise taxes, use taxes and gross retail taxes apply to sales on a riverboat.

    Applicants for licensure must submit comprehensive application and personal disclosure forms and undergo an exhaustive background investigation prior to the issuance of a license. The applicant must also disclose the identity of any person in which the applicant has an equity interest of at least one percent (1%) of all shares. The Indiana Gaming Commission has the authority to request specific information on any shareholder.

    A riverboat owner licensee or any other person may not lease, hypothecate, borrow money against or loan money against an owner's riverboat gaming license. An ownership interest in an owner's riverboat gaming license may only be transferred in accordance with the regulations promulgated under the Indiana Riverboat Act.

    Pursuant to rules promulgated by the Indiana Gaming Commission, any person (other than an institutional investor) who individually, or in association with others, acquires directly or indirectly the beneficial ownership of 5% or more of any class of voting securities of a publicly-traded corporation that is a riverboat licensee or 5% or more of the beneficial interest in a riverboat licensee, directly or indirectly, through any class of the voting securities of any holding or intermediary company of a riverboat licensee shall apply to the Indiana Gaming Commission for finding of suitability within 45 days after acquiring the securities. Each institutional investor who, individually or in association with others, acquires, directly or indirectly, beneficial ownership of 5% or more of any class of voting securities of a publicly-traded corporation that is a riverboat licensee or 5% or more of the beneficial interest in a riverboat licensee through any class of the voting securities of any holding or intermediary company of a riverboat licensee shall notify the Indiana Gaming Commission within 10 days after the institutional investor acquires the securities and shall provide additional information and may be subject to a finding of suitability as required by the Indiana Gaming Commission.

    An institutional investor who would otherwise be subject to a suitability finding shall, within 45 days, after acquiring the interests submit information to the Indiana Gaming Commission including the following:

    - a description of the institutional investor's business

    - a statement as to why the institutional investor satisfies the definitional requirements of an institutional investor under Indiana gaming rule requirements;

    - a certification made under oath and the penalty of perjury that the voting securities were acquired and are held for investment purposes only and were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the board of directors, any change in the corporate charter, bylaws, management, policies or operations of a riverboat licensee;

    - the name, address, telephone number, social security number or federal tax identification number of the officers and directors, or their equivalents, of the institutional investor, as well as each person who has the power to direct or control the institutional investor's exercise of its voting rights as a holder of voting securities of the riverboat licensee;

    - the name of each person who beneficially owns 5% or more of the institutional investor's voting securities or equivalent;

    - a list of the institutional investor's affiliates;

    - a list of all securities of the riverboat licensee that are or were beneficially owned by the institutional investor or its affiliates within the preceding one year;

    - a list of all regulatory agencies with which the institutional investor, or an affiliate that beneficially owns voting securities of the riverboat licensee, files periodic reports; a disclosure of all criminal and regulatory sanctions imposed during the preceding ten years; a copy of any filing made under 15 U.S.C. 18(a); and

    - any other additional information the Indiana Gaming Commission may request to insure compliance with Indiana gaming laws.

    Each institutional investor who, individually or in association with others, acquires, directly or indirectly, the beneficial ownership of 15% or more of any class of voting securities of a publicly-traded corporation that owns a riverboat owner's license or 15% or more of the beneficial interest in a riverboat licensee directly or indirectly through any class of voting securities of any holding company or intermediary company of a riverboat licensee shall apply to the Indiana Gaming Commission for a finding of suitability within 45 days after acquiring the securities.

    An institutional investor means any of the following:

    - a retirement fund administered by a public agency for the exclusive benefit of federal, state or local public employees;

    - an investment company registered under the Investment Company Act of 1940;

    - a collective investment trust organized by banks under Part 9 of the Rules of the Comptroller of the Currency;

    - a closed end investment trust;

    - a chartered or licensed life insurance company or property and casualty insurance company;

    - a banking, chartered or licensed lending institution;

    - an investment adviser registered under the Investment Advisers Act of 1940; and

    - any other entity the Indiana Gaming Commission determines constitutes an institutional investor.

    The Indiana Riverboat Act imposes a tax on admissions to gaming excursions at a rate of $3.00 for each person admitted to the gaming excursion. This admission tax is imposed upon the license owner conducting the gaming excursion on a per-person basis without regard to the actual fee paid by the person using the ticket, with the exception that no tax shall be paid by admittees who are actual and necessary officials, employees of the licensee or other persons actually working on the riverboat. The number and issuance of tax-free passes is subject to the rules of the Indiana Gaming Commission. A list of all persons to whom the tax-free passes are issued must be filed with the Indiana Gaming Commission. A tax is imposed on the adjusted gross receipts received from gaming games under the Indiana Riverboat Act at a rate of twenty percent (20%) of the amount of the adjusted gross receipts. Adjusted gross receipts is defined as the total of all cash and property (including checks received by a licensee), whether collected or not, received by a licensee from gaming operations less the total of all cash paid out as winnings to patrons including a provision for uncollectible gaming receivables as is further set forth in the Indiana Riverboat Act. The Indiana Gaming Commission may, from time to time, impose other fees and assessments on riverboat owner licensees. In addition, all use, excise and retail taxes apply to sales aboard riverboats.

    Riverboats operating in Indiana must:

    - have a valid certificate of inspection from the U.S. Coast Guard to carry at least 500 passengers; and

    - be at least 150 feet long.

Any riverboat that operates on the Ohio River must replicate, as nearly as possible, historic Indiana steamboat passenger vessels of the nineteenth century. Riverboats operating in Lake Michigan or Patoka Lake need not meet this requirement.

    Gaming sessions are generally required to be at least two hours and are limited to a maximum duration of four hours. No gaming may be conducted while the boat is docked, except

    - for 30-minute time periods at the beginning and end of each cruise while the passengers are embarking and disembarking (total gaming time is limited to four hours, however, including the pre- and post-docking periods); and

    - when weather or water conditions prevent the boat from cruising.

The Indiana Gaming Commission may grant extended cruise hours at its discretion. If the master of the riverboat reasonably determines and certifies in writing that specific weather conditions or water conditions present a danger to the riverboat and the riverboat's passengers and crew, the riverboat may remain docked and gaming may take place until:

    - the master determines that the conditions have sufficiently diminished for the riverboat to safely proceed; or

    - the duration of the authorized excursion has expired.

    No riverboat licensee or riverboat license applicant may enter into or perform any contract or transaction in which it transfers or receives consideration which is not commercially reasonable or which does not reflect the fair market value of the goods or services rendered or received as determined at the time the contract is executed. Any contract entered into by a riverboat licensee or riverboat license applicant that exceeds the total dollar amount of $50,000 shall be a written contract. A riverboat license applicant means an applicant for a riverboat owner's license that has been issued a certificate of suitability.

    Pursuant to Indiana Gaming Commission rules, riverboat licensees and riverboat license applicants must submit:

    - an internal control procedure regarding purchasing transactions which must contain provisions regarding ethical standards, compliance with state and federal laws, and prohibitions on the acceptance of gifts and gratuities by purchasing and contracting personnel from suppliers of goods or services;

    - any contract, transaction or series of transactions greater than $500,000 in any 12-month period to the Indiana Gaming Commission within 10 days of execution; and

    - submit a summary of all contracts or transactions greater than $50,000 in any 12-month period on a quarterly basis.

The rules provide that contracts submitted to the Indiana Gaming Commission are not submitted for approval, but grant the Indiana Gaming Commission authority to cancel or terminate any contract that is not in compliance with Indiana law and Indiana Gaming Commission rules or that does not maintain the integrity of the riverboat gambling industry.

    A riverboat owner licensee may not enter into or perform any contract or transaction in which it transfers or receives consideration which is not commercially reasonable or which does not reflect the fair market value of the goods and services rendered or received. All contracts are subject to disapproval by the Indiana Gaming Commission. A riverboat owner licensee or an affiliate may not enter into a debt transaction of $1.0 million or more without prior approval of the Indiana Gaming Commission. The Indiana Gaming Commission has a rule requiring the reporting of certain currency transactions, which is similar to that required by Federal authorities. See "--Other Applicable Non-Gaming Regulations."

    Indiana gaming laws provide that the opportunity for full minority and women's business enterprise participation in the riverboat industry in Indiana is essential to social and economic parity for minority and women business persons. The Indiana Gaming Commission has the power to review compliance with the goals of participation by minority and women business persons and impose appropriate conditions on licensees to insure that goals for such business enterprises are met. Under the Indiana Riverboat Act, a riverboat licensee or a riverboat license applicant shall designate certain minimum percentages of the value of its contracts for goods and services to be expended with minority business enterprises and women's' business enterprises such that 10% of the dollar value of the riverboat licensee's or the riverboat license applicant's contracts for goods and services be expended with minority enterprises and 5% of the dollar value of the riverboat licensee's or the riverboat license applicant's contracts for goods and services be expended with women's business enterprises. Expenditures with minority and women business enterprises are not mutually exclusive. Licensees are required to report the dollar value and percentage of contracts awarded to minority business enterprises and women's business enterprises annually. If the Indiana Gaming Commission determines that a licensee has not met these requirements, it may suspend, limit or revoke the owner's license or fine or impose appropriate conditions on the licensee. However, if a determination is made that a person holding an owner's license has failed to demonstrate compliance, the person has ninety (90) days from the date of determination to comply.

    All licensees subject to the jurisdiction of the Indiana Gaming Commission have a continuing duty to maintain suitability for licensure. The Indiana Gaming Commission may initiate an investigation or disciplinary action or both against a licensee about whom the commission has reason to believe is not maintaining suitability for licensure, is not complying with licensure conditions, and/or is not complying with Indiana gaming laws or regulations. The Indiana Gaming Commission may suspend, revoke, restrict or place conditions on the license of a licensee; require the removal of a licensee or an employee of a licensee; impose a civil penalty or take any other action deemed necessary by the Indiana Gaming Commission to insure compliance with Indiana gaming laws.

    The Indiana Riverboat Act prohibits contributions to a candidate for a state, legislative, or local office, or to a candidate's committee or to a regular party committee by the holder of a riverboat owner's license or a supplier's license, by an officer of a licensee or by an officer of a person that holds at least a 1% interest in the licensee. The Indiana Gaming Commission has promulgated a rule requiring quarterly reporting by the holder of a riverboat owner's license or a supplier's license or officers of the licensee, officers of persons that hold at least a 1% interest in the licensee, and of persons who directly or indirectly own a 1% interest in the licensee.

    The Indiana Gaming Commission adopted a rule which prohibits a distribution by a riverboat licensee to its partners, shareholders, itself, or any affiliated entity, if the distribution would impair the financial viability of the riverboat gaming operation. The Indiana Gaming Commission has adopted a rule which requires riverboat licensees to maintain, on a quarterly basis, a cash reserve in the amount of the actual payout for three days, and the cash reserve would include cash in the casino cage, cash in a bank account in Indiana or cash equivalents not committed or obligated.

    The Governor of Indiana has appointed a Gaming Impact Study Commission chaired by the Attorney General to review the impact of all forms of gaming in Indiana and to issue its final report by December 31, 1999.

IOWA

    In 1989, the State of Iowa legalized riverboat gaming on the Mississippi and Missouri Rivers and certain other waterways located in Iowa. The Excursion Gambling Act grants the Iowa Racing and Gaming Commission (the "Iowa Commission") jurisdiction over all gambling operations.

    The legislation authorized the granting of licenses to conduct riverboat gaming to nonprofit corporations which, in turn, are permitted to enter into operating agreements with persons who are licensed by the Iowa Commission to operate riverboat casinos. The number of licenses which may be granted is limited to 10 and restricted to the counties where such boats were operating (or licensed to operate in the future) as of May 1, 1998.

    Gaming is permitted only on riverboats which recreate, as nearly as practicable, Iowa's riverboat history and have a capacity for at least 250 persons with tickets. In addition, the licensee must utilize Iowa resources, goods and services in the operation of the riverboat. An excursion gambling boat must operate at least one excursion each day for 100 days during the excursion season, (from April 1 through October 31). Excursions consist of a minimum two hours during the excursion season. While an excursion gambling boat is docked, passengers may embark or disembark at any time during its business hours. If during the excursion season it is determined that it would be unsafe to complete any portion of an excursion, or if mechanical problems prevent the completion of any portion of an excursion, the boat may be allowed to remain dockside.

    A gaming license will be issued for not more than three years and is subject to annual renewals thereafter. Our Iowa gaming license is subject to renewal in March 2000. The Iowa Commission has broad discretion with regard to such renewals. The annual license fee to operate an excursion gambling boat is based on the passenger carrying capacity, including crew, for which the excursion gambling boat is registered. The annual fee is five dollars per person capacity. Licenses issued by the Iowa Commission may not be transferred to another person or entity. We must submit detailed financial and operating reports to the Iowa Commission.

    Iowa statute stipulates that a referendum must be held in 2002 to reaffirm gaming in each county that has gaming and further stipulates that similar referenda be held every eight years thereafter. Minimum and maximum wagers on games are set by the licensee. Wagering may only be conducted with chips, wagering debit cards or coins. Wagers may only be made by persons 21 years of age and older. A licensee may not accept a credit card to purchase coins, tokens or other forms of credit to be wagered on gambling games.

    The legislation imposes a graduated tax based on adjusted gross receipts at the following rates:

ADJUSTED GROSS RECEIPTS                                             TAX RATE
----------------------------------------------------------------  -------------
Up to $1,000,000................................................            1%
$1,000,0001 to $3,000,000.......................................           10%
$3,000,001 and above............................................           20%

The tax is to be paid by the licensee within 10 days after the close of business of the day when the wagers were made. The legislation also permits the Iowa Commission to impose an admission fee for each person embarking on an excursion vessel, and the city or county in which gaming is conducted is permitted to impose an admission fee of not greater than 50 cents.

    Pursuant to its rule making authority, the Iowa Commission requires officers, directors, owners, partners, joint venturers, trustees or other persons who have a beneficial interest, direct or indirect, of 5 percent or more, of the Company to be licensed by the Iowa Commission. The Iowa Commission has jurisdiction to deny, suspend or revoke the license of an applicant or licensee in which a director, officer, or holder of a beneficial interest includes or involves any person or entity which would be, or is, ineligible in any respect, such as through want of character, moral fitness, financial responsibility, professional qualifications or due to failure to meet other criteria employed by the Iowa Commission, to participate in gaming. The Iowa Commission may order the ineligible person or entity to terminate all relationships with the licensee or applicant, including divestiture of any ownership interest or beneficial interest at acquisition cost. Any contract in excess of $50,000 must be submitted to and approved by the Iowa Commission.

LOUISIANA

    In July 1991, the Louisiana legislature adopted legislation permitting certain types of gaming activity on certain rivers and waterways in Louisiana. The legislation granted authority to supervise riverboat gaming activities to the Louisiana Riverboat Gaming Commission and the Riverboat Gaming Enforcement Division of the Louisiana State Police (the "Louisiana Enforcement Division"). The Louisiana Riverboat Gaming Commission was authorized to hear and determine all appeals relative to the granting, suspension, revocation, condition or renewal of all licenses, permits and applications. In addition, the Louisiana Riverboat Gaming Commission was to establish rules providing for and determining, among other things, authorized routes, duration of excursions and the stops a riverboat may make, minimum levels of insurance, construction of riverboats, periodic inspections and procedures for negotiable instrument transactions involving patrons. The Louisiana Enforcement Division was authorized, among other things, to investigate applicants and issue licenses, investigate violations of the statute, conduct continuing reviews of gaming activities and exercise other broad oversight powers. A gaming license is issued for five years and the Company's license will be subject to renewal in July 1999.

    In an April 1996 special session of the Louisiana legislature, Louisiana lawmakers passed a measure which established the Louisiana Gaming Control Board and provides that such board shall be the successor to all prior authorities, and the sole and exclusive authority, with regard to the regulation and supervision of gaming operations and activities in Louisiana except for the regulation of horse racing and offtrack betting and the conducting of charitable gaming operations. Effective May 1, 1996, the powers, duties, functions, and responsibilities of the Louisiana Riverboat Gaming Commission and the Louisiana Enforcement Division, including those with respect to riverboat gaming, were transferred to the Louisiana Gaming Control Board. The Louisiana Enforcement Division retains certain enforcement powers and responsibilities relative to investigations, audits, and imposing regulatory sanctions that are subject to administrative review.

    The laws and regulations of Louisiana seek to:

    - prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity;

    - establish and maintain responsible accounting practices and procedures;

    - maintain effective control over the financial practices of licensees, including establishing procedures for reliable record keeping and making periodic reports to the Board;

    - prevent cheating, and fraudulent practices;

    - provide a source of state and local revenues through fees; and

    - ensure that gaming licensees, to the extent practicable, employ and contract with Louisiana residents, women and minorities.

    The Louisiana Act specifies certain restrictions and conditions relating to the operation of riverboat gaming, including but not limited to the following:

    - in parishes bordering the Red River, gaming may be conducted dockside; however, in all other authorized locations, gaming is not permitted while a riverboat is docked, other than for forty-five minutes between excursions, unless dangerous weather or water conditions exist;

    - each round trip riverboat cruise may not be less than three nor more than eight hours in duration, subject to specified exceptions;

    - agents of the Board are permitted on board at any time during gaming operations;

    - gaming devices, equipment and supplies may be purchased or leased from permitted suppliers;

    - gaming may only take place in the designated gaming areas and upon designated rivers or waterways;

    - gaming equipment may not be possessed, maintained, or exhibited by any person on a riverboat except in the specifically designated gaming area, or a secure area used for inspection, repair, or storage of such equipment;

    - wagers may be received only from a person present on a licensed riverboat;

    - persons under 21 are not permitted in designated gaming areas;

    - except for slot machine play, wagers may be made only with tokens, chips or electronic cards purchased from the licensee aboard a riverboat;

    - licensees may only use docking facilities and routes for which they are licensed and may only board and discharge passengers at the riverboat's licensed berth;

    - licensees must have adequate protection and indemnity insurance;

    - licensees must have all necessary federal and state licenses, certificates and other regulatory approvals prior to operating a riverboat; and

    - gaming may only be conducted in accordance with the terms of the license and the rules and regulations adopted by the Board.

    The transfer of a license or permit or an interest in a license or permit is prohibited without prior approval of the Louisiana Gaming Control Board. The sale, purchase, assignment, transfer, pledge or other hypothecation, lease, disposition or acquisition by any person of securities which represents 5% or more of the total outstanding shares issued by a corporation that holds a license is subject to Louisiana Gaming Control Board review and approval or disapproval. A security issued by a corporation that holds a license must disclose these restrictions, although a publicly traded corporation incorporated before January 15, 1992 is only required to include the statement of restrictions for certificates issued after the corporation applies for a license. Section 2501 of the regulations enacted by the Louisiana State Police Riverboat Gaming Division pursuant to the Louisiana Act (the "Regulations") requires prior written approval of the Board of all persons involved in the sale, purchase, assignment, lease, grant or foreclosure of a security interest, hypothecation, transfer, conveyance or acquisition of an ownership interest (other than in a corporation) or economic interest of five percent (5%) or more in any licensee.

    Section 2523 of the Regulations requires 60 days prior notification to and prior approval from the Board of:

    - the application for, receipt, acceptance or modification of a loan;

    - the use of any cash, property, credit, loan or line of credit; or

    - guarantee or granting of other forms of security for a loan by a licensee or person acting on a licensee's behalf.

There are exceptions to prior written approval including exceptions for any transaction for less than $2.5 million in which all of the lending institutions are federally regulated, or if the transaction involves publicly registered debt and securities registered with the SEC and sold pursuant to a firm underwriting agreement.

    The failure of a licensee to comply with the requirements set forth above may result in the suspension or revocation of that licensee's gaming license. Additionally, if the Board finds that the individual owner or holder of a security of a corporate license or intermediary company or any person with an economic interest in a licensee is not qualified under the Louisiana Act, the Board may require, under penalty of suspension or revocation of the license, that the person not:

    - receive dividends or interest on securities of the corporation;

    - exercise directly or indirectly a right conferred by securities of the corporation;

    - receive remuneration or economic benefit from the licensee; or

    - continue in an ownership or economic interest in the licensee.

    Fees for conducting gaming activities on a riverboat include:

    - $50,000 per riverboat for the first year of operation and $100,000 per year per riverboat thereafter;

    - a state franchise fee of 15% of net gaming proceeds;

    - a state license fee of 3.5% of net gaming proceeds; and

    - a local fee of up to $2.50 per passenger.

    A licensee must periodically report the following information to the Board, which is not confidential and is to be available for public inspection: the licensee's net gaming proceeds from all authorized games; the amount of tax paid on net gaming proceeds; and all quarterly and annual financial statements presenting historical data that are submitted to the Board, including annual financial statements that have been audited by an independent certified public accountant.

    The Board has adopted rules governing the method for approval of the area of operations and the rules and odds of authorized games and devices permitted, and prescribing grounds and procedures for the revocation, limitation or suspension of licenses and permits.

    In April 1996, the Louisiana legislature approved legislation mandating local option elections to determine whether to prohibit or continue to permit three individual types of gaming in Louisiana on a parish-by-parish basis. The referendum was brought before the Louisiana voters at the time of the November 1996 presidential election. Voters elected to permit riverboat gaming in all parishes where it is presently conducted and to allow land-based casino gaming in Orleans Parish. Voters in 31 parishes elected to permit video draw poker devices, but in 33 parishes, including East Baton Rouge Parish, voters elected to prohibit the devices. Current operators of video poker devices in East Baton Rouge Parish (and the other parishes where voters elected to prohibit video poker) would be allowed to operate until June 30, 1999.

    In January 1996, a suit was filed in the Nineteenth Judicial District Court to set aside the November 1996 general referendum. On May 24, 1999, the district court issued an order that provided, among other things, that the referendum was null and void in the parishes that voted to eliminate video poker. On appeal the district court's order was overturned and the referendum was reaffirmed. The plaintiffs have filed an appeal with the United States Supreme Court, however the U.S. Supreme Court has not yet determined whether or not it will hear the appeal. As of July 1, 1999 video poker machines were no longer permitted to operate in those parishes that voted to prohibit the devices. At the present time, we are uncertain what the Supreme Court's final resolution of the suit will be and whether video poker machines will be allowed to once again operate in non-casino locations in those parishes in which they were prohibited.

MISSOURI

    Gaming was originally authorized in the State of Missouri on November 3, 1992, although no governmental action was taken to enforce or implement the original law. On April 29, 1993, Missouri enacted the Missouri Gaming Law which replaced the original law and established the Missouri Gaming Commission, which is responsible for the licensing and regulation of riverboat gaming in Missouri. The number of licenses which may be granted is not limited by statute or regulation. The Missouri Gaming Law grants specific powers and duties to the Missouri Gaming Commission to supervise riverboat gaming and implement the Missouri Gaming Law and take any other action as may be reasonable or appropriate to enforce the Missouri Gaming Law. The Missouri Gaming Commission has discretion to approve permanently moored ("dockside") riverboat casinos if it finds that the best interest of Missouri and the safety of the public indicate the need for continuous docking of an excursion gambling boat.

    Opponents of gaming in Missouri have brought several legal challenges to gaming in the past and may possibly bring similar challenges in the future. There can be no assurances that any future challenges, if brought, would not further interfere with full-scale gaming operations in Missouri, including the operations of the Company and its subsidiaries.

    On November 3, 1998, the citizens of the State of Missouri approved a Constitutional amendment which was proposed by initiative petition, that retroactively legalized lotteries, gift enterprises and games of chance aboard excursion gambling boats and floating facilities located within artificial spaces containing water that are within 1,000 feet of the closest edge of the main channel of the Mississippi or Missouri Rivers. This amendment to the Constitution was certified on November 23, 1998.

    Under the Missouri Gaming Law, the ownership and operation of riverboat gaming facilities in Missouri are subject to extensive state and local regulation. If a company is granted a gaming license in Missouri, such company, any subsidiaries it may form and its officers, directors, significant shareholders and employees will be subject to regulations. The initial license and first subsequent license renewal of an excursion gambling boat operator shall be for a period of one year. Thereafter, license renewal periods shall be two years. The Company's gaming license will be subject to renewal in June 2000. However, the Missouri Gaming Commission may reopen license hearings at any time. As part of the application and licensing process for a gaming license, the applicant must submit detailed financial, operating and other reports to the Missouri Gaming Commission. Each applicant has an ongoing duty to update the information provided to the Missouri Gaming Commission in the application. In addition to the information required of the applicant, directors, officers and other key persons must submit applications which include detailed personal financial information and are subject to thorough investigations. All gaming employees must obtain an annual occupational license issued by the Missouri Gaming Commission. Operators' licenses are issued through application to the Missouri Gaming Commission, which requires, among other things:

    - investigations into an applicant's character, financial responsibility and experience qualifications;

    - the submission of an affirmative action plan for the hiring and training of minorities and women;

    - the submission of an economic development or impact report.

    License fees are a minimum of $50,000 for the initial application and a minimum $25,000 annually thereafter.

    The Missouri Gaming Commission may revoke or suspend gaming licenses and impose other penalties for violation of the Missouri Gaming Law and the rules and regulations which may be promulgated thereunder. Penalties include, but are not limited to, forfeiture of all gaming equipment used in the conduct of unauthorized gambling games and fines of up to three times a licensee's highest daily gross receipts derived from wagering on the gambling games, whether authorized or unauthorized, conducted during the preceding twelve months. In addition, the Missouri Gaming Commission requires 60 days notice of, and may disapprove or require delay pending further investigation of, transactions in excess of the greater of $500,000 or 30% of licensee's net worth, up to $1,000,000, which transactions involve or relate to the gaming licensee.

    Pursuant to its rule making authority, the Missouri Gaming Commission has adopted certain regulations which provide, among other things, that:

    (1) riverboat excursions are limited to a duration of four hours, and gaming may be conducted at any time during the excursion;

    (2) no gaming licensee or occupational licensee may pledge, hypothecate or transfer in any way any license, or any interest in a license, issued by the Missouri Gaming Commission;

    (3) without first notifying the Missouri Gaming Commission at least 60 days prior to such consummation of any of the following transactions (and during such period the Missouri

        Gaming Commission may disapprove the transaction or require the transaction to be delayed pending further investigation):

       (a) any transfer or issuance of an ownership interest in a gaming licensee (or holding company) that is not a publicly held entity or

       (b) any pledge or hypothecation of, or grant of any type of security interest (collectively, a "lien") in, an ownership interest in a gaming licensee (or a holding company) that is not a publicly held entity (which lien may only be made to or held by a financial institution), provided that no such ownership interest may be transferred pursuant to any such lien without a separate notice being given to the Missouri Gaming Commission;

    (4) at least 15 day's prior notice must be given to the Missouri Gaming Commission of the intention to consummate any of the following transactions (and the Missouri Gaming Commission may reopen the licensing hearing of the applicable gaming licensee prior to or following the consummation of such transaction to consider the effect of the transaction on the gaming licensee's suitability):

       (a) any issuance of ownership interests in a publicly held gaming licensee (or holding company), if such issuance would involve, directly or indirectly, an amount of ownership interests equaling 5% or more of the ownership interests in the gaming licensee (or holding company),

       (b) any private incurrence of debt of $1,000,000 or more by a Class A licensee (or any affiliated holding company),

       (c) any public issuance of debt by a Class A licensee (or any affiliated holding company) or

       (d) any significant related party transactions;

    (5) consummation of the following transactions must be reported to the Missouri Gaming Commission no later than 7 days after such consummation:

       (a) any transfer or issuance of ownership interests in a publicly held gaming licensee (or holding company), if such transfer or issuance has resulted in any entity or group of entities acting in concert owning, directly or indirectly, a total amount of ownership interests equaling 5% or more of the ownership interests in the gaming licensee or holding company or

       (b) the creation of any lien in 5% or more of the ownership interests in a publicly held gaming licensee (or holding company), provided that no such ownership interest may be transferred voluntarily or involuntarily pursuant to any such lien without a separate notice being given to the Missouri Gaming Commission;

    (6) any Class A licensee must notify the Missouri Gaming Commission of its intention or the intention of any affiliated entity to consummate any transaction that involves or relates to the gaming licensee and has a dollar value of $1,000,000 or more no later than 7 days after the consummation of such transaction;

    (7) the license held by a gaming licensee automatically becomes null and void upon any change in control of the licensee (or its holding company) unless the Missouri Gaming Commission has given its prior approval for such change in control;

    (8) no withdrawals of capital, loans, advances or distributions of any type of assets in excess of 5% of the accumulated earnings of a Class A licensee to anyone with an ownership interest in the licensee may occur without the prior approval of the Missouri Gaming Commission;

    (9) the Missouri Gaming Commission may take appropriate action against a licensee or other person who has been disciplined in another jurisdiction for gaming related activity; and

   (10) no holder of a Class A license may enter into any contract relating to its licensed activities for consideration in excess of fair market value.

    The Missouri Gaming Law imposes operational requirements on riverboat operators, including a charge of two dollars per gaming customer per excursion that licensees must pay to the Missouri Gaming Commission, a minimum payout requirement of 80% for gambling devices, a 20% tax on adjusted gross receipts, prohibitions against providing credit to gaming customers (except for the use of credit cards and cashing checks) and a requirement that each licensee reimburse the Missouri Gaming Commission for all costs of any Missouri Gaming Commission staff necessary to protect the public on the licensee's riverboat. Licensees must also submit to the Commission on a quarterly basis an audit of compliance and of the financial transactions and condition of the licensee's total operations for the calendar quarter and pay the associated auditing fees. The Missouri Gaming Law provides for a loss limit of $500 per person per excursion. Although the Missouri Gaming Law provides no limit on the amount of riverboat space that may be used for gaming, the Missouri Gaming Commission is empowered to impose such space limitations through the adoption of rules and regulations. Additionally, U.S. Coast Guard safety regulations could affect the amount of riverboat space that may be devoted to gaming. The Missouri Gaming Law also includes requirements as to the form of riverboats, which must resemble Missouri's riverboat history to the extent practicable and include certain non-gaming amenities. With respect to the availability of dockside gaming, which may be more profitable than cruise gaming, the Missouri Gaming Commission is empowered to determine on a site by site basis where such gaming is in the best interest of Missouri and the safety of the public and shall be permitted. All licensees currently operating riverboat gaming operations in Missouri are authorized to conduct all or a portion of their operations on a dockside basis. We began dockside operations in August 1995. Dockside gaming in Missouri may differ from dockside gaming in other states, such as Mississippi, because the Missouri Gaming Commission has the ability to require "simulated cruising." This requirement permits customers to board dockside riverboats only at specific times and prohibits boarding during a certain portion of each simulated cruise, which are required to be a minimum of two hours and a maximum of four hours. Dockside gaming in Missouri may not be as profitable as dockside gaming in other states, that allow for continuous customer ingress and egress.

    The licensee may receive wagers only from a person present on a licensed excursion gambling boat. Wagering shall not be conducted with money or other negotiable currency. A person under 21 years of age may not make a wager on an excursion gambling boat and may not be allowed in the area of the excursion boat where gambling is being conducted.

    The Missouri Gaming Commission is authorized to enter the premises of excursion gambling boats, facilities, or other places of business of a licensee in Missouri to determine compliance with the Missouri Gaming Law and to investigate alleged violations of the Missouri Gaming Law or Missouri Gaming Commission rules, orders or final decisions. A holder of any license shall be subject to imposition of penalties, suspension or revocation of such license, or other action for any act or failure to act by himself or his agents or employees that is injurious to the public health, safety, morals, good order and general welfare of the people of the state of Missouri, or that would discredit the Missouri gaming industry or the state of Missouri. The Missouri Gaming Commission may waive any licensing requirement or procedure for any type of license if it determines that the waiver is in the best interests of the public. In addition, an annual supplier's license is required of persons who sell or lease gambling equipment, gambling supplies or both to any licensee. A licensee licensed to conduct gambling games shall acquire all gambling games or implements of gambling from a licensed supplier.

LEGISLATIVE AND REGULATORY CONSIDERATIONS IN CERTAIN ADJACENT JURISDICTIONS

    KANSAS. Casino gaming is currently illegal in Kansas as a constitutionally prohibited form of lottery. In order to amend the Kansas constitution, two-thirds of the members of each house of the Kansas legislature and a majority of Kansas voters would have to approve a proposed amendment. Several Kansas racetracks have publicly lobbied for the right to conduct casino games. In early 1999, the Kansas state legislature failed to pass a bill which would have authorized casino gambling within its borders.

    The State of Kansas has approved Class III Indian compacts with four separate tribes authorizing the tribes to conduct table and keno games, but not slot machines, on their respective reservation lands. One such casino is open and is located approximately 60 miles from Kansas City.

    KENTUCKY. Casino gaming is illegal in Kentucky as a constitutionally prohibited form of lottery. In order to amend the Kentucky constitution, three-fifths of the members of each house of the Kentucky legislature and a majority of Kentucky voters would have to approve a proposed amendment. Several Kentucky racetracks have publicly lobbied for the right to conduct casino games and the current governor of Kentucky recently proposed a constitutional amendment to allow 12 to 14 land-based casinos to operate, mainly along Kentucky's borders, at convention hotels. In addition, Kentucky lottery officials have publicly stated that they believe that a constitutional amendment is not necessary and that casino gaming is permissible with legislative action.

    OHIO. Casino gaming is illegal in Ohio as a constitutionally prohibited form of lottery. In order to amend the Ohio constitution, three-fifths of the members of each house of the Ohio legislature and a majority of Ohio voters would have to approve any proposed amendment.

    NEBRASKA. A number of efforts to expand gaming in Nebraska failed during 1996. After an effort to present a statewide referendum on legalizing casino gaming failed in the Nebraska legislature, three separate voter petition drives also failed.

FEDERAL AND NON-GAMING REGULATIONS

    We are subject to certain federal, state and local safety and health laws, regulations and ordinances that apply to businesses generally, such as the Clean Air Act, Clean Water Act, Occupational Safety and Health Act, Resource Conservation Recovery Act and Comprehensive Environmental Response, Compensation and Liability Act. We have not made, and do not anticipate making, material expenditures with respect to such environmental laws and regulations. However, the coverage and attendant compliance costs associated with such laws, regulations and ordinances may result in additional costs to us. For example, in 1990 the U.S. Congress enacted the Oil Pollution Act to consolidate and reconcile mechanisms under various oil spill response laws. The Department of Transportation has proposed regulations requiring owners and operators of certain vessels to establish through the U.S. Coast Guard evidence of financial responsibility in the amount of $5.5 million for clean-up of oil pollution. This requirement would be satisfied by either proof of adequate insurance (including self-insurance) or the posting of a surety bond or guaranty.

    All vessels operated by us must comply with U.S. Coast Guard requirements as to safety and must hold a Certificate of Seaworthiness or must be approved by the American Bureau of Shipping ("ABS") for stabilization and flotation, and may also be subject to local zoning and building codes. These requirements set limits on the operation of the vessels and require individual licensing of all personnel involved with the operation of the vessel. Loss of the Certificate of Seaworthiness of a vessel would preclude its use as a riverboat. Every five years, the outside of the hull of the vessels must be inspected. The U.S. Coast Guard has developed a pilot program which utilizes underwater equipment to complete a hull inspection while the vessel remains in service. This procedure was utilized to inspect the Alton casino in February 1998. If the procedure is ever disapproved by the U. S. Coast Guard, we would be required to remove a riverboat from service and seek to lease another riverboat casino or discontinue operations for the inspection period.

    All of our shipboard employees employed on U.S. Coast Guard regulated vessels, including those who have nothing to do with the actual operation of the vessel, such as dealers, waiters and security personnel, may be subject to the Jones Act which, among other things, exempts these employees from state limits on workers' compensation awards.

    We are subject to the provisions of the Americans With Disabilities Act but do not anticipate incurring significant expenses to bring our facilities or procedures into compliance with such Act.

    The Bank Secrecy Act (the "BSA"), enacted by Congress in 1985, requires banks, other financial institutions and casinos to monitor receipts and disbursements of currency in excess of $10,000 and report them to the United States Department of the Treasury (the "Treasury"). In management's opinion, the BSA may have resulted in a reduction in the volume of play by high level wagerers. The Treasury has proposed tentative amendments to the BSA which would apply solely to casinos and their reporting of currency transactions. The most significant proposed change in the BSA is a reduction in the threshold at which customer identification data must be obtained and documented by the casino, from $10,000 to $3,000 (which may include the aggregation of smaller denomination transactions). Additionally, the amendments would substantially increase the record-keeping requirements imposed upon casinos relating to customer data, currency and non-currency transactions. Management believes the proposed amendments, if enacted in their current form, could result in a further reduction in the volume of play by upper- and middle-level wagerers while adding operating costs associated with the more extensive record-keeping requirements. However, we do not expect that the effect on our operations would be material.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the names and ages of our company's directors and executive officers and the positions they hold.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
William F. Cellini(a)................................          64   Chairman of the Board of Directors
James B. Perry.......................................          49   President and Chief Executive Officer
Roger L. Archibald...................................          41   Vice President, Planning and Development
Dale R. Black........................................          35   Vice President and Chief Financial Officer
James A. Gulbrandsen.................................          58   Vice President, Operations
Donald J. Malloy.....................................          37   Vice President, Secretary and General Counsel
G. Dan Marshall......................................          54   Vice President, Treasurer and Director of Investor
                                                                    Relations
Virginia M. McDowell.................................          41   Vice President, Sales and Marketing
Edward F. Brennan(b).................................          57   Director
George L. Bristol(c).................................          58   Director
F. Lance Callis(b)...................................          63   Director
Jimmy F. Gallagher(c)................................          70   Director
William J. McEnery(a)................................          56   Director
John B. Pratt, Sr.(b)................................          76   Director

------------------------

(a) Messrs. Cellini and McEnery comprise a class of directors whose term expires in 2002.

(b) Messrs. Callis, Pratt and Brennan comprise a class of directors whose term expires in 2001.

(c) Messrs. Gallagher and Bristol comprise a class of directors whose term expires in 2000.

    WILLIAM F. CELLINI has been Chairman of the Company's Board of Directors since February 1993. Mr. Cellini has served as Chief Executive Officer of New Frontier Group, a real estate development, management and construction concern with offices in Chicago and Springfield, Illinois since 1977. Mr. Cellini is a member of the Nominating Committee of the Board of Directors.

    JAMES B. PERRY has been President and Chief Executive Officer of the Company since April 21, 1997 and has over 20 years of senior management experience in the gaming, entertainment and leisure-time industries. From August 1996 to April 1997, Mr. Perry was President of the Hospitality Group of Keating Building Group. From 1976 to August 1996, Mr. Perry was employed by Aztar Corporation in numerous positions, including President and General Manager of TropWorld Casino and Entertainment Resort in Atlantic City, New Jersey.

    ROGER L. ARCHIBALD joined Argosy in January 1995 as Vice President, Planning and Development. Prior to joining Argosy, Mr. Archibald served over 15 years at Arthur Andersen.

    DALE R. BLACK has been Vice President and Chief Financial Officer since April 1998. From April 1993 to March 1998, Mr. Black served as Corporate Controller. Prior to joining the Company, Mr. Black worked for 7 years in the audit division of Arthur Andersen and 2 years for a national manufacturing concern.

    JAMES A. GULBRANDSEN has been Vice President, Operations since June 1, 1997. Mr. Gulbrandsen is a veteran of over 30 years in the casino industry. From late 1996 to June 1997, Mr. Gulbrandsen was retired. From 1992 to 1996, Mr. Gulbrandsen was an owner/operator of the Womack Casino in Cripple Creek, Colorado.

    DONALD J. MALLOY has been Vice President and General Counsel since April 6, 1999. From January 1996 until April 1999, Mr. Malloy served as Vice President and Corporate Counsel. On January 8, 1999 Mr. Malloy assumed the additional role of Secretary. From June 1990 to December 1995, Mr. Malloy was an attorney with the law firm of Winston & Strawn in Chicago, Illinois.

    G. DAN MARSHALL has served as Vice President, Treasurer and Director of Investor Relations since April 1993. Before coming to Argosy, Mr. Marshall spent over 28 years on Wall Street with such firms as Reich & Tang, A.G. Becker and First Options of Chicago.

    VIRGINIA M. MCDOWELL has been Vice President, Sales and Marketing since June 1, 1997. From September 1996 to May 1997, Ms. McDowell was General Manager of the Northeast Offices of Creative Data Services, Inc. From 1984 to August 1996, Ms. McDowell held numerous positions with Aztar Corporation including Vice President of Business Development of TropWorld Casino and Entertainment Resort in Atlantic City, New Jersey.

    EDWARD F. BRENNAN has been a principal in the law firm of Brennan, Jones & Brennan P.C. (formerly Brennan, Cates & Constance) in Belleville, Illinois since 1987. He has been a member of the Board of Directors of the Company since January 1995, and also serves on the Audit Committee and Compensation Committee of the Board of Directors.

    GEORGE L. BRISTOL has been President of GLB, Inc., a consulting firm, since 1977. He has been a member of the Board of Directors of the Company since January 1995 and is a member of its Audit Committee. Mr. Bristrol was the Acting Chief Executive Officer of the Company from January 13, 1997 to April 20, 1997.

    F. LANCE CALLIS has been a partner with the law firm of Callis, Papa, Jackstadt & Halloran P.C. (formerly Pratt & Callis, P.C.), with offices in St Louis, Missouri and Granite City, Illinois, since 1986. Mr. Callis has been a member of the Board of Directors of the Company since February 1993 and is a member of its Compensation Committee and Nominating Committee.

    JIMMY F. GALLAGHER has been a director of the Company since February 1993 and is currently a member of its Nominating Committee and Audit Committee. Mr. Gallagher retired from the gaming industry in March 1991. From March 1990 to March 1991, he was Supervisor of Casino Games for the Park Hotel and Casino in Las Vegas, Nevada.

    WILLIAM J. MCENERY has served as the president of Gas City, Ltd., an operator of gasoline stations and convenience stores in Illinois and Florida headquartered in Frankfort, Illinois, since 1965. Since 1992, Mr. McEnery has been a director and investor in the Empress Riverboat Casino Corporation, the owner and operator of riverboat casino operations in Joliet, Illinois and Hammond, Indiana. Mr. McEnery has been a member of the Company's Board of Directors since February 1993 and is a member of its Compensation Committee.

    JOHN B. PRATT, SR. has practiced law in White Hall, Illinois as a sole practitioner since 1986. He has been a member of the Board of Directors of the Company since February 1993 and is a member of its Compensation Committee, Nominating Committee and Audit Committee.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of June 30, 1999 by (i) each person who, to our knowledge, owns more than 5% of our outstanding common stock, (ii) by each of our directors and named executive officers and (iii) by all executive officers and directors as a group.


                                                                                      SHARES
                                                                                   REPRESENTED
                                                                NUMBER OF         BY CONVERTIBLE
NAME(A)                                                          SHARES           SECURITIES(B)   PERCENT
------------------------------------------------------------  -------------       --------------  -------
William F. Cellini..........................................      1,843,456(c)(d)       31,075      6.7%
Edward F. Brennan...........................................         22,000(e)              --         *
George L. Bristol...........................................          3,000(e)              --         *
F. Lance Callis.............................................      1,537,778             17,512      5.6
Jimmy F. Gallagher..........................................      1,337,778                 --      4.8
William J. McEnery..........................................      1,527,778                 --      5.5
John B. Pratt, Sr...........................................      1,324,124(f)              --      4.7
James B. Perry..............................................        309,000(e)(g)           --         *
James A. Gulbrandsen........................................         75,000(e)(h)           --         *
Kornitzer Capital Management, Inc...........................        735,400(i)       1,729,661      8.3
Dimensional Fund Advisors, Inc..............................      1,651,900(j)              --      5.9
James S. Connors............................................      2,291,667(k)              --      8.2
Stephanie Pratt.............................................      1,124,124(f)              --      4.0
All directors and executive officers as a group (15
  persons)..................................................      8,056,236(e)          48,587     28.8

------------------------

 *  Less than one percent.

(a) The address of each of the stockholders named in this table is c/o Argosy Gaming Company, 219 Piasa Street, Alton, Illinois 62002, except for (i) Kornitzer Capital Management, Inc. which is P.O. Box 918, Shawnee Mission, Kansas 66201, (ii) Dimensional Fund Advisors, Inc. which is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401 and (iii) Ms. Stephanie Pratt which is Box 104 Moro Road, Moro, Illinois 62067.


(b) Shares of common stock represented by such person's ownership of convertible notes, which are convertible into common stock of the Company at any time prior to maturity at a conversion price of $17.70 per share. On July 7, 1999, the Company redeemed all of its outstanding convertible notes.


(c) Includes 381,945 shares held in Trust for William F. Cellini, Jr., as beneficiary with an independent third party as sole trustee and 381,944 shares held in Trust for William F. Cellini, Jr., as beneficiary, with William F. Cellini, Jr. and William F. Cellini, father of William F. Cellini, Jr., as co-trustees. Mr. William F. Cellini disclaims beneficial ownership of the 381,945 shares of common stock held in the William F. Cellini, Jr. Trust by an independent third party as sole trustee.

(d) Includes 381,945 shares held in Trust for Claudia Marie Cellini, as beneficiary with an independent third party as sole trustee and 381,944 shares held in Trust for William F. Cellini, Jr., as beneficiary, with Claudia Marie Cellini and William F. Cellini, father of Claudia Marie Cellini, as co-trustees. Mr. William F. Cellini disclaims beneficial ownership of the 381,945 shares of common stock held in the Claudia Marie Cellini Trust by an independent third party as sole trustee.

(e) Amounts shown include 3,000 shares of common stock for Edward F. Brennan, 3,000 shares of common stock for George L. Bristol, 200,000 shares of common stock for James B. Perry, 35,000 shares of common stock for James A. Gulbrandsen and 316,322 for all directors and executive officers as a group represented by stock options exercisable within 60 days of February 26, 1999.

(f) Includes 1,124,125 shares of common stock held by Mr. Pratt as Trustee pursuant to a Voting Trust Agreement with Stephanie Pratt, his sister-in-law, over which Mr. Pratt exercises sole voting power.

(g) Includes 100,000 shares of restricted common stock issued pursuant to an Employment Agreement dated April 14, 1997 and governed by the terms of a Restricted Stock Award Certificate and Deposit Agreement.

(h) Includes 40,000 shares of restricted common stock issued pursuant to an Employment Agreement dated May 21, 1997 and governed by the terms of a Restricted Stock Award Certificate and Deposit Agreement.

(i) According to Schedule 13G filed with the Securities and Exchange Commission under the Exchange Act, Kornitzer Capital Management, Inc. has shared voting power with respect to such shares.

(j) According to Schedule 13G filed with the Securities and Exchange Commission under the Exchange Act, Dimensional Fund Advisors, Inc. has sole voting power with respect to such shares.

(k) From February 25, 1993 until September 8, 1994, Mr. Connors was a director of the Company.

                     DESCRIPTION OF OUR OTHER INDEBTEDNESS

    The following is a summary of important terms of our material indebtedness.

CREDIT FACILITY

    CREDIT FACILITY. As part of the refinancing transactions completed in connection with the issuance of the outstanding notes, we and all of our wholly-owned operating subsidiaries entered into a senior secured revolving bank credit facility with Wells Fargo Bank, N.A. and certain other lenders. Under the credit facility, we may borrow up to $200 million. The credit facility has a term of five years. The initial advances of $130 million under the credit facility were used in connection with the repurchase of our 13 1/4% first mortgage notes and the redemption of the 12% convertible subordinated notes described below. Subsequent advances under the credit facility may be used to fund a potential purchase of the minority interests in our Lawrenceburg casino, to finance capital improvements, to provide working capital and for general corporate purposes. We closed the credit facility concurrently with the outstanding notes offering.

    The credit facility is secured by liens on substantially all our assets. The joint-venture subsidiaries that operate the Lawrenceburg casino and the Belle of Sioux City Casino are not co-borrowers under the credit facility. The credit facility is secured by a pledge of the common stock of all of our wholly-owned subsidiaries and by liens on substantially all of their other assets. The credit facility also contains customary representations and warranties and affirmative and negative covenants, including, among others, covenants relating to financial and compliance reporting, capital expenditures, restricted payments, maintenance of certain financial ratios, incurrence of liens, sale or disposition of assets and incurrence of other debt.

    At our option, interest for advances under the credit facility accrues at either:

    - the rate of interest for 1, 2, 3, or 6 month dollar deposits as quoted on the Telerate System Reports in the London interbank eurodollar market ("LIBOR") plus a spread ranging from 1.50% to 2.75%; or

    - the higher of (1) the rate most recently announced by Wells Fargo as its "prime rate" or (2) the Federal Funds Rate plus one-half of one percent per annum (such higher rate, the "Base Rate") plus a spread ranging from 0.25% to 1.50%.

    The credit facility provides that interest on LIBOR advances is payable at the end of each applicable interest period or quarterly. Interest on Base Rate advances is payable quarterly. Upon default, interest accrues at the Base Rate plus 2.00%.

    Under the terms of the credit facility, we have the right, within two years following the closing of the credit facility, to arrange for a $75 million increase to the borrowing availability under the credit facility. In addition, we have the right, within two years following the closing, to arrange for a further $150 million increase to fund the purchase of all outstanding minority interests in the Lawrenceburg partnership. The increases in the facility remain subject to a number of contingencies, including lender approval. We cannot assure you that we will be able to obtain either of the increases to the credit facility or that they will be available on acceptable terms. If we are unable to secure the $150 million increase to the credit facility or obtain timely alternative financing on acceptable terms, we may not be able to fund a potential offer to purchase the minority interests in our Lawrenceburg partnership.


    As of June 30, 1999, as adjusted to reflect the funding of the redemption of our 12% convertible subordinated notes, we had $130.0 million outstanding under the credit facility.

FIRST MORTGAGE NOTES

    In June, 1996, we issued $235 million principal amount of 13 1/4% first mortgage notes due 2004. The 13 1/4% first mortgage notes are secured by, among other things, a first priority security interest in substantially all of our assets. In connection with the issuance of the outstanding notes, we commenced an offer to purchase our $235 million principal amount of 13 1/4% first mortgage notes due 2004. We also solicited consents to permit us to create additional liens on the collateral securing our obligations under the 13 1/4% first mortgage notes and amend the indenture and the related security documents of the 13 1/4% first mortgage notes to eliminate the subsidiary guarantee provisions and most of the financial and restrictive covenants in the indenture.

    On May 18, 1999, we received consents to the amendments from holders of approximately 90% of the outstanding principal amount of the 13 1/4% first mortgage notes. On June 7, 1999, we repurchased all of the 13 1/4% first mortgage notes that were tendered pursuant to our offer to purchase. As of June 30, 1999 we have $22,242,000 principal amount of such notes outstanding. We are required under the terms of the credit facility to cash collateralize our remaining obligations and call for redemption all outstanding 13 1/4% first mortgage notes on the earliest redemption date, June 1, 2000.

CONVERTIBLE SUBORDINATED NOTES

    In June 1994, we issued $115 million principal amount of 12% convertible subordinated notes due 2001. On June 8, 1999, we issued a notice of redemption to redeem our $115 million aggregate principal amount of 12% convertible subordinated notes due 2001, at a price equal to 102% per note. On July 7, 1999, we redeemed all of our $115 million 12% convertible subordinated notes using borrowings under the credit facility.

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                       DESCRIPTION OF THE EXCHANGE NOTES

    Except as otherwise indicated below, the following summary applies to both the outstanding notes and the exchange notes. For this section, the term "Notes" means both the outstanding notes and the exchange notes unless otherwise indicated.

    The outstanding notes were, and the exchange notes will be, issued under the indenture dated as of June 8, 1999, among the Company, the Subsidiary Guarantors, as guarantors, and, Bank One Trust Company, NA, as trustee. In this description, the word "Company" refers only to Argosy Gaming Company and not to any of its subsidiaries.

    The terms of the exchange notes are nearly identical to the outstanding notes in all material respects, including interest rate and maturity, except that the exchange notes will not be subject to:

    - the restrictions on transfer; and

    - the registration rights agreement's covenants regarding registration.

    The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. We urge you to read the Indenture, because it and not this description, defines your rights as holders of the Notes. You may obtain copies of the Indenture from the Company upon request. Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the Indenture.

GENERAL

    The Notes are unsecured senior subordinated obligations of the Company, in an initial aggregate principal amount of $200 million, and mature on June 1, 2009. Subject to the covenants described below under "Covenants" and applicable law, the Company may issue additional Notes under the Indenture. The Notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture.

    Interest on the Notes will accrue at the rate of 10 3/4% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 1999. The Company will make each interest payment to the Holders of record on the immediately preceding May 15 and November 15. Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid.

    As of June 8, 1999, all of our subsidiaries are "Restricted Subsidiaries," except Indiana Gaming Company, L.P. the subsidiary of the Company that operates the Lawrenceburg Casino, which is an "Unrestricted Subsidiary." In addition, the Indenture permits us to designate certain of our Restricted Subsidiaries as Unrestricted Subsidiaries. Our Unrestricted Subsidiaries are not be subject to many of the restrictive covenants in the Indenture and do not guarantee the Notes.

    If by the date that is six months after the Closing Date, we have not consummated a registered exchange offer for the outstanding notes or caused a shelf registration statement with respect to resales of the outstanding notes to be declared effective, the interest rate will increase by 0.5% per annum until the consummation of a registered exchange offer or the effectiveness of a shelf registration statement.

    In certain circumstances, if the Company sells its partnership interest in Indiana Gaming Company L.P. or if Indiana Gaming L.P. sells substantially all of its assets, the interest rate on the Notes will increase by 0.5% per annum. See "--Certain Covenants--Repurchase of Exchange Notes in Connection with Sale of Lawrenceburg Interest."

    If a Holder has given wire transfer instructions to us, we will pay all principal, interest and premium and Additional Interest, if any, on that Holder's exchange notes in accordance with those instructions. All other payments on the exchange notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless we elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

    The exchange notes will be issued in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. See "--Book-Entry; Delivery and Form." There is no service charge for any registration of transfer or exchange of Notes, but we may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.

PAYING AGENT AND REGISTRAR FOR THE NOTES

    The Trustee will initially act as Paying Agent and Registrar. We may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any exchange note selected for redemption. Also, we are not required to transfer or exchange any exchange note for a period of 15 days before a selection of exchange notes to be redeemed. See "--Book Entry; Delivery and Form" and "Transfer Restrictions" below.

    The registered Holder of an exchange note will be treated as the owner of it for all purposes.

SUBSIDIARY GUARANTEES

    Our payment obligations under the Notes will be jointly and severally guaranteed by our Subsidiary Guarantors and any of our future Restricted Subsidiaries that have at any time a Fair Market Value of more than $250,000 provided that the aggregate Fair Market Value of Restricted Subsidiaries that are not Subsidiary Guarantors will not at any time exceed $1.0 million. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Indebtedness of that Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See "Risk Factors--Fraudulent Conveyance Matters."


    Not all of our subsidiaries will guarantee the Notes. In particular, Indiana Gaming Company L.P., our Unrestricted Subsidiary that operates the Lawrenceburg Casino and Belle of Sioux City L.P., our Subsidiary that operates the Belle of Sioux City will not be Subsidiary Guarantors of the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. The Subsidiary Guarantors generated 45% of our consolidated revenues in the twelve-month period ended June 30, 1999 and held 70% of our consolidated assets as of June 30, 1999. See footnote 14 to our Consolidated Financial Statements included at the back of this prospectus for more detail about the division of our consolidated revenues and assets between our Subsidiary Guarantors and non-guarantor subsidiaries. During 1998, the Lawrenceburg casino represented 56.2% of our net revenues and 82.9% of EBITDA, after taking into consideration management fees paid to a minority partner.

    A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Company or another Subsidiary Guarantor, unless:

    (1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

    (2) either:

       (A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor under the Indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

       (B) the Net Proceeds of such sale or other disposition are applied in accordance with the "Limitations on Asset Sales" covenant described below.

    The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

    (1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary Guarantor, if the Subsidiary Guarantor applies the Net Proceeds of that sale or other disposition in accordance with the "Limitations on Asset Sales" covenant described below;

    (2) in connection with any sale of all of the Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary Guarantor, if the Company applies the Net Proceeds of that sale in accordance with the "Limitation on Asset Sales" covenant described below; or

    (3) if the Company designates any Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the Indenture.

    See "--Certain Covenants--Limitation on Asset Sales."

OPTIONAL REDEMPTION

    On or after June 1, 2004, we may redeem all or a part of the exchange notes upon not less than 30 nor more than 60 days' notice, at the redemption prices, expressed as percentages of principal amount, set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, subject to the right of Holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date, if redeemed during the twelve-month period beginning on June 1, of the years indicated below:

YEAR                                                            PERCENTAGE
--------------------------------------------------------------  -----------
2004..........................................................     105.375%
2005..........................................................     103.583%
2006..........................................................     101.792%
2007 and thereafter...........................................     100.000%

    In addition, at any time prior to June 1, 2002, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the exchange notes issued under the Indenture at a redemption price of 110.750% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an interest payment date), with the Net Cash Proceeds of one or more Public Equity Offerings; provided that:

    (1) at least 65% of the aggregate principal amount of exchange notes remains outstanding immediately after the occurrence of such redemption, excluding the exchange notes held by us and our Subsidiaries); and

    (2) the redemption occurs within 60 days of the date of the closing of Public Equity Offering.

GAMING REDEMPTION

    If any Gaming Authority:

    (1) requests or requires a holder or beneficial owner of the exchange notes to appear before, submit to the jurisdiction of or provide information to, such Gaming Authority and such holder or beneficial owner either refuses to do so or otherwise fails to comply with such request or requirement within a reasonable period of time; or

    (2) determines that any holder or beneficial owner of the exchange notes is not suitable or qualified with respect to beneficial ownership of the exchange notes,

    then the Company may:

    (1) require that such holder or beneficial owner dispose of its exchange notes within 30 days (or such earlier date as required by the Gaming Authority) of (A) the termination of the 30-day period described above for the holder or beneficial owner to apply for a license, qualification or finding of suitability or (B) the receipt of the notice from the Gaming Authority that the holder or beneficial owner will not be licensed, qualified or found suitable; or

    (2) redeem the exchange notes of such holder or beneficial owner at a price equal to the lesser of (A) the price at which such holder or beneficial owner acquired such exchange notes or (B) the Fair Market Value of such exchange notes or, if the exchange notes are listed on a national securities exchange, the last reported sale price on the date the Company notifies such holder or beneficial owner of the redemption.

    Immediately upon a determination that a holder or beneficial owner will not be licensed, qualified or found suitable, the holder or beneficial owner will have no further rights (1) to exercise any right conferred by the exchange notes, directly or indirectly, through any trustee, nominee or any other Person or entity, or (2) to receive any interest or other distribution or payment with respect to the exchange notes or any remuneration in any form from us for services rendered or otherwise, except the redemption price of the exchange notes. The holder or beneficial owner applying for a license, qualification or finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

SELECTION AND NOTICE

    If less than all of the exchange notes are to be redeemed at any time, the Trustee will select exchange notes for redemption as follows:

    (1) if the exchange notes are listed, in compliance with the requirements of the principal national securities exchange on which the exchange notes are listed; or

    (2) if the exchange notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

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
    No exchange notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any exchange note is to be redeemed in part only, the notice of redemption that relates to that exchange note shall state the portion of the principal amount thereof to be redeemed. A new exchange note in principal amount equal to the unredeemed portion of the original exchange note will be issued in the name of the Holder thereof upon cancellation of the original exchange note. Exchange notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on exchange notes or portions of them called for redemption.

SINKING FUND

    There will be no sinking fund payments for the exchange notes.

RANKING


    The exchange notes will be senior subordinated Indebtedness of the Company and the Subsidiary Guarantees will be senior subordinated Indebtedness of the Subsidiary Guarantors. The payment of the Senior Subordinated Obligations will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all Obligations due in respect of existing and future Senior Indebtedness. The exchange notes will be effectively junior to all debt and other liabilities of our subsidiaries that do not guarantee the exchange notes. As of June 30, 1999, as adjusted to reflect the funding of the redemption of our 12% convertible notes, the Company and the Subsidiary Guarantors had $152.2 million of Indebtedness, other than the notes, all of which constitutes Senior Indebtedness. In addition, our non-guarantor subsidiaries had approximately $87.1 million of debt and other liabilities. Notwithstanding the foregoing, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "--Defeasance" below, will not be contractually subordinated in right of payment to any Senior Indebtedness or subject to the restrictions described herein.


    The holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of Senior Indebtedness (including, with respect to Designated Senior Indebtedness, any interest accruing after the commencement of any proceeding described below at the rate specified in the applicable Designated Senior Indebtedness whether or not interest is an allowed claim enforceable against the Company in such proceeding) before the Holders of the exchange notes will be entitled to receive any payment on account of Senior Subordinated Obligations or any payment to acquire any of the exchange notes for cash, property or securities, or any distribution with respect to the exchange notes of any cash, property or securities (except that Holders of the exchange notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Defeasance"), in the event of any distribution to creditors of the Company:

    (1) in a liquidation or dissolution of us;

    (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property;

    (3) in an assignment for the benefit of creditors; or

    (4) in any marshaling of our assets and liabilities.

In addition, until all Obligations due with respect to Senior Indebtedness are paid in full in cash or cash equivalents, any such distribution to which Holders would be entitled shall be made to the holders of Senior Indebtedness (except that Holders may receive and retain Permitted Junior Securities and payments made from the trust described under "--Defeasance").

    The Company and the Subsidiary Guarantors also may not make any payment in respect of any Senior Subordinated Obligations (except in Permitted Junior Securities or from the trust described under "--Defeasance") if:

    (1) a payment default on Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period; or

    (2) any other default occurs and is continuing on any series of Designated Senior Indebtedness that permits holders of that series of Designated Senior Indebtedness to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the trustee or other representative for the holders of any Designated Senior Debt, or the holders of at least a majority of the outstanding principal amount of such Designated Senior Indebtedness.

    Payments on the exchange notes and the Subsidiary Guarantees may and shall be resumed:

    (1) in the case of a payment default, upon the date on which such default is cured or waived; and

    (2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received.

    No new Payment Blockage Notice may be delivered unless and until:

    (1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

    (2) all scheduled payments of principal, interest and premium and Additional Interest, if any, on the exchange notes that have come due have been paid in full in cash.

    No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

    Notwithstanding the foregoing, we will be permitted to redeem any Notes to the extent required to do so by any Gaming Authority as described in "--Gaming Redemption."

    We must promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

    Upon the occurrence of a Change in Control, certain Asset Sales, and certain sales of its interest in the Lawrenceburg casino, we will be required to offer to repurchase some or all of the exchange notes. See "Certain Covenants--Limitation on Asset Sales," "--Repurchase of Exchange Notes upon a Change of Control" and "Repurchase of Exchange Notes in Connection with Sale of Lawrenceburg Interest." The Credit Facility currently prohibits us from purchasing any exchange notes, and also provides that certain change of control or asset sale events with respect to us would constitute a default under the Credit Facility. Any future credit agreements or other agreements relating to Senior Indebtedness to which we become a party may contain similar restrictions and provisions. In the event a Change of Control, Asset Sale or sale of Lawrenceburg interests occurs at a time when we are prohibited from purchasing Notes, we could seek the consent of its senior lenders to the purchase of exchange notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing the exchange notes. In such case, our failure to purchase tendered exchange notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior

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Indebtedness. In such circumstances, the subordination provisions in the
Indenture would likely restrict payments to the Holders of the exchange notes.

    By reason of the subordination provisions described above, in the event of liquidation or insolvency, Holders of Notes may recover less, ratably, than creditors of the Company who are holders of Senior Indebtedness.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary; PROVIDED that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

    "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; PROVIDED that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

    (1) the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to us or any of our Restricted Subsidiaries by such Person during such period;

    (2) the net income (or loss) of any Person prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with us or any of our Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by us or any of our Restricted Subsidiaries;

    (3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

    (4) any gains or losses (on an after-tax basis) attributable to Asset Sales;

    (5) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on our Preferred Stock owned by Persons other than us and any of our Restricted Subsidiaries;

    (6) all extraordinary gains and extraordinary losses, including any premium, fees and expenses payable in connection with the offering of the Notes, the repurchase of the First Mortgage Notes, the redemption of the Convertible Subordinated Notes and the initial establishment of the Credit Facility;

    (7) any non cash impairment loss determined in accordance with GAAP related to the carrying value of (A) the long-lived assets associated with the Belle of Baton Rouge Casino or (B) other assets owned by us or our Restricted Subsidiaries as of the date of the Indenture that are recorded in the ordinary course of business and are being used by us or have been replaced by other comparable assets of us or our Restricted Subsidiaries; and

    (8) the cumulative effect of a change in accounting principles.

    "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "Asset Acquisition" means (1) an investment by us or any of our Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with us or any of our Restricted Subsidiaries, PROVIDED that such Person's primary business is related, ancillary or complementary to the businesses of our company and our Restricted Subsidiaries on the date of such investment or (2) an acquisition by us or any of our Restricted Subsidiaries of the property and assets of any Person other than of our company or any of our Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; PROVIDED that the property and assets acquired are related, ancillary or complementary to the businesses of our company and our Restricted Subsidiaries on the date of such acquisition.

    "Asset Disposition" means the sale or other disposition by us or any of our Restricted Subsidiaries (other than to ourselves or another Restricted Subsidiary) of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary or (2) all or substantially all of the assets that constitute a division or line of business of our company or any of our Restricted Subsidiaries.

    "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by us or any of our Restricted Subsidiaries to any Person other than ourselves or any of our Restricted Subsidiaries of (1) all or any of the Capital Stock of any Restricted Subsidiary, (2) all or substantially all of the property and assets of an operating unit or business of our company or any of our Restricted Subsidiaries or (3) any other property and assets (other than the Capital Stock of or other Investment in an Unrestricted Subsidiary) that is outside the ordinary course of business of our company or any of our Restricted Subsidiaries, in each case, other than a sale of all or substantially all of the assets of our company in compliance with the "Merger, Consolidation, or Sale of Assets" covenant described below; PROVIDED that "Asset Sale" shall not include:

    (1) sales or other dispositions of inventory, receivables and other current assets in the ordinary course of business,

    (2) sales, transfers or other dispositions of (i) assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant or (ii) Investments permitted pursuant to clause (6) of the definition of Permitted Investments,

    (3) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received are invested in accordance with clause
       (B) of the "Limitation on Asset Sales" covenant,

    (4) the sale or other transfer of any of our company's or any Restricted Subsidiary's interest in Indiana Gaming Company L.P., which transaction is governed by the "Repurchase of Exchange Notes in connection with Sale of Lawrenceburg Interest" covenant described below,

    (5) sales, transfers or other dispositions of assets with a Fair Market Value not in excess of $1.0 million in any transaction or series of related transactions, or

    (6) sales, transfers or other dispositions of furniture, fixtures or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of our company or our Restricted Subsidiaries.

    "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

    "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (A) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (B) the amount of such principal payment by (2) the sum of all such principal payments.

    "Belle of Baton Rouge Casino" means the Belle of Baton Rouge Casino and the related Catfish Town entertainment facility.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

    "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

    "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

    "Change of Control" means the occurrence of any of the following:

    (1) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than a group comprised of one or more Excluded Persons becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 40% of the total voting power of the Voting Stock of our company on a fully diluted basis;

    (2) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by our stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office;

    (3) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of our company and our Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act); or

    (4) the adoption of a plan relating to our liquidation or dissolution.

    "Closing Date" means the date on which the Notes are originally issued under the Indenture.

    "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

    (1) Consolidated Interest Expense,

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    (2) income taxes (other than income taxes (either positive or negative)
       attributable to extraordinary and non-recurring gains or losses or sales of assets),

    (3) depreciation expense,

    (4) amortization expense and

    (5) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income (other than normal recurring accruals of revenue in the ordinary course of business), all as determined on a consolidated basis for us and our Restricted Subsidiaries in conformity with GAAP,

PROVIDED that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by us or any of our Restricted Subsidiaries.

    "Consolidated Indebtedness" means with respect to any Person at any date of determination (without duplication):

    (1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, PLUS

    (2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referrent Person or one or more of its Restricted Subsidiaries, PLUS

    (3) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

    "Consolidated Interest Expense" means, for any period, the aggregate amount of:

    (1) interest in respect of Indebtedness of our company and our Consolidated Subsidiaries (including, without limitation, amortization of original issue discount on any such Indebtedness, the interest portion of any deferred payment obligation and imputed interest with respect to Attributable Debt, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements); PROVIDED, HOWEVER, that "Consolidated Interest Expense" shall not include interest in respect of (A) Indebtedness of Indiana Gaming Company L.P. outstanding on the date of the Indenture that is owed to any minority partner of Indiana Gaming Company L.P., (B) Indebtedness of Indiana Gaming Company L.P. that is incurred after the date of the Indenture if such Indebtedness is owed to any minority partner of Indiana Gaming Company L.P. to the extent that Indiana Gaming Company L.P. concurrently incurs Indebtedness to The Indiana Gaming Company on a pro rata basis, based on The Indiana Gaming Company's percentage interest in Indiana Gaming Company L.P.; and (C) the Indiana Gaming Company L.P. minority partners' pro rata portion, based on such partners' percentage interest in Indiana Gaming Company L.P., of Indebtedness of Indiana Gaming Company L.P. (i) owed to third parties; and (ii) owed to any minority partner of Indiana Gaming Company L.P. and incurred after the date of the Indenture to the extent that such Indebtedness is not excluded from Consolidated Interest Expense pursuant to clause (B) above;

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    (2) all but the principal component of rentals in respect of Capitalized
       Lease Obligations paid, accrued or scheduled to be paid or to be accrued by us and our Restricted Subsidiaries during such period;

    (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such Guarantee or Lien is called upon; and

    (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Capital Stock payable solely in our Capital Stock (other than Disqualified Stock) or to us or one of our Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

EXCLUDING, HOWEVER, (A) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof) and (B) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, the repurchase of the First Mortgage Notes, redemption of Convertible Subordinated Notes and the initial establishment of the Credit Facility, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

    "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of our company and our Restricted Subsidiaries (which shall be as of a date not more than 135 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of our company or any of our Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

    "Consolidated Subsidiaries" means, for any Person, each Subsidiary of such Person (whether existing on the date of the Indenture or created or acquired thereafter) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

    "Credit Facility" means the Credit Agreement dated the date of the Indenture, among us, the Subsidiary Guarantors, and Wells Fargo Bank, N.A., as administrative agent bank and the lenders referred to therein, together with any agreements, instruments and documents executed or delivered pursuant to or in connection with such Credit Facility (including, without limitation, any Guarantees and security documents), in each case as such Credit Facility or such agreements, instruments or documents may be amended, supplemented, extended, renewed, refinanced or otherwise modified from time to time.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

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    "Debt to EBITDA Ratio" means, on any Transaction Date, the ratio of (1) the aggregate amount of Consolidated Indebtedness of our company and our Restricted Subsidiaries as of such Transaction Date to (2) the aggregate amount of Consolidated EBITDA of our company and our Restricted Subsidiaries for the then most recent four fiscal quarters prior to such Transaction Date (the "Four Quarter Period") for which reports have been filed with the Commission or provided to the Trustee. In making the foregoing calculation:

    (A) PRO FORMA effect shall be given to Asset Dispositions and Asset Acquisitions (including giving PRO FORMA effect to the application of proceeds of any Asset Disposition) that occur during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

    (B) PRO FORMA effect shall be given to asset dispositions and asset acquisitions (including giving PRO FORMA effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into us or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

PROVIDED that to the extent that clause (A) or (B) of this sentence requires that PRO FORMA effect be given to an Asset Acquisition or Asset Disposition, such PRO FORMA calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Designated Senior Indebtedness" means

    (1) any Indebtedness outstanding under the Credit Facility (except that any Indebtedness which represents a partial refinancing of Indebtedness theretofore outstanding pursuant to the Credit Facility, rather than a complete refinancing thereof, shall only constitute Designated Senior Indebtedness if such partial refinancing meets the requirements of clause
       (2) below) and

    (2) any other Senior Indebtedness that, at the date of determination, has an aggregate principal amount outstanding of at least $20 million and that had been specifically designated by us as "Designated Senior Indebtedness."

    "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the Stated Maturity of the exchange notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the exchange notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the exchange notes; PROVIDED that any Capital Stock that would not contribute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the exchange notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Exchange Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior our repurchase of such exchange notes as are required to be

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
repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Exchange Notes upon a Change of Control" covenants described below.

    "Excluded Persons" means William F. Cellini, F. Lance Callis, Jimmy F. Gallagher, William J. McEnery, John B. Pratt, Sr., James S. Connors and Stephanie Pratt, each of such person's immediate family or a trust or similar entity existing solely for the benefit of such person or such person's immediate family.

    "Fair Market Value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a resolution of the Board of Directors.

    "First Mortgage Notes" means our first mortgage notes due 2004.

    "FF&E Indebtedness" means any Indebtedness of our company or any of its Restricted Subsidiaries that is Incurred to finance the acquisition or lease after the date of the Indenture of furniture, fixtures or equipment ("FF&E") used directly in the operation of any of our Material Casinos and secured solely by a Lien on such FF&E, which Indebtedness has a principal amount not to exceed 100% of the cost of the FF&E so purchased or leased.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis.

    "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of the United States or foreign government, any state province or any city or other political subdivision, or any officer of official thereof, including the Illinois Gaming Board, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the Louisiana Gaming Control Board, the Missouri Gaming Commission and any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by us or any of our Subsidiaries.

    "Gaming License" means every license, franchise or other authorization required to own, lease, operate or otherwise conduct the present and future gaming activities of our company and our Subsidiaries.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

    (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or

    (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business;

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EXCLUDING, HOWEVER, (A) Indebtedness of Indiana Gaming Company L.P. outstanding on the date of the Indenture that is owed to any minority partner of Indiana Gaming Company L.P., (B) Indebtedness of Indiana Gaming L.P. that is incurred after the date of the Indenture if such Indebtedness is owed to any minority partner of Indiana Gaming Company L.P. to the extent that Indiana Gaming Company L.P. concurrently incurs Indebtedness to the Indiana Gaming Company on a pro rata basis, based on The Indiana Gaming Company's percentage interest in Indiana Gaming Company L.P. and (C) the Indiana Gaming Company L.P. minority partners' pro rata portion, based on such partners' percentage interest in Indiana Gaming Company L.P., of Indebtedness of Indiana Gaming Company L.P. (i) owed to third parties and (ii) owed to any minority partner of Indiana Gaming Company L.P. and incurred after the date of the Indenture to the extent that such Indebtedness is not excluded from Consolidated Interest Expense pursuant to clause (B) above. The term "Guarantee" used as a verb has a corresponding meaning.

    "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; PROVIDED that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

    (1) all indebtedness of such Person for borrowed money;

    (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

    (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

    (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

    (5) all Capitalized Lease Obligations;

    (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; PROVIDED that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness;

    (7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

    (8) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, PROVIDED

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(A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

    "Interest Coverage Ratio" means, on any Transaction Date, the ratio of (1) the aggregate amount of Consolidated EBITDA of our company and our Restricted Subsidiaries for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission or provided to the Trustee (the "Four Quarter Period") to (2) the aggregate Consolidated Interest Expense of our company and our Restricted Subsidiaries during such Four Quarter Period. In making the foregoing calculation:

    (A) PRO FORMA effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of our senior management, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period (and pro forma effect shall be given to eliminate interest attributable to the Indebtedness represented by the First Mortgage Notes upon the funding on the date of the Indenture of a special purpose account with the trustee for the First Mortgage Notes and any other Indebtedness which has been defeased either pursuant to a "covenant defeasance" or "legal defeasance" in accordance with the instrument under which it was incurred);

    (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a PRO FORMA basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

    (C) PRO FORMA effect shall be given to Asset Dispositions and Asset Acquisitions (including giving PRO FORMA effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

    (D) PRO FORMA effect shall be given to asset dispositions and asset acquisitions (including giving PRO FORMA effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into us or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

PROVIDED that to the extent that clause (C) or (D) of this sentence requires that PRO FORMA effect be given to an Asset Acquisition or Asset Disposition, such PRO FORMA calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

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    "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

    "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers, suppliers or contractors in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable or prepaid items on the balance sheet of us or our Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

    (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and

    (2) the retention of the Capital Stock (or any other Investment) by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant.

    For purposes of the definition of "Unrestricted Subsidiaries" and the "Limitation on Restricted Payments" covenant described below, the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced.

    "Lawrenceburg Casino" means our hotel and casino located in Lawrenceburg, Indiana.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (inducing, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

    "Material Casino" means any gaming establishment possessing at least 400 slot machines and at least 20 table games.

    "Minority Interests" means the partnership interests, including common and preferred equity interests of, and the associated partner loans to, Indiana Gaming Company L.P. of the partners of Indiana Gaming Company L.P. other than the Company and its Restricted Subsidiaries.

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Net Cash Proceeds" means:

    (1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

       (A) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

       (B) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of our company and our Restricted Subsidiaries, taken as a whole,

       (C) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (I) is secured by a Lien on the property or assets sold or (II) is required to be paid as a result of such sale and

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       (D) appropriate amounts to be provided by the Company or any Restricted
           Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and

    (2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Non-Recourse Indebtedness" means Indebtedness:

    (1) as to which neither nor any of our Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (B) is directly or indirectly liable as a guarantor or otherwise (other than the Indiana Gaming Company solely in its capacity as general partner of Indiana Gaming L.P.);

    (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of our company or any of our Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

    (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of our company or any of our Restricted Subsidiaries.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Offer to Purchase" means an offer made by us to purchase Notes from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

    (1) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

    (2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

    (3) that any Note not tendered will continue to accrue interest pursuant to its terms;

    (4) that, unless we default in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

    (5) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

    (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment

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       Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

    (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

On the Payment Date, we shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by us. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered, PROVIDED that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. We will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. We will comply with Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that we are required to repurchase Notes pursuant to an Offer to Purchase.

    "Permitted Investment" means:

    (1) an Investment in our company or a Restricted Subsidiary or a Person which will, upon the making of such investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, us or a Restricted Subsidiary; PROVIDED that such person's primary business is related, ancillary or complementary to the businesses of our company and our Restricted Subsidiaries on the date of such Investment;

    (2) Temporary Cash Investments;

    (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

    (4) stock, obligations or securities received in satisfaction of judgments;

    (5) Interest Rate Agreements and Currency Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates;

    (6) Investments in any Person the primary business of which is related, ancillary or complementary to the businesses of our company and our Restricted Subsidiaries; PROVIDED that at the time of such Investment the aggregate amount of such Investments pursuant to this clause (6) does not exceed $15.0 million;

    (7) any purchase of less than 100% of the then outstanding Minority Interests in Indiana Gaming Company L.P.; PROVIDED, that at the time of such Investment,

       (A) no Default or Event of Default shall have occurred and be continuing, and

       (B) either (i) we could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness and Issuances of Preferred Stock" covenant; or (ii) without regard to whether we could incur any amount of Indebtedness, we would have been permitted to make a Restricted Payment pursuant to clause (C) of the first paragraph of

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           the "Limitation on Restricted Payments" covenant described below equal to the amount of the proposed expenditure for such purchase of the Minority Interests.

    (8) Investments in an Unrestricted Subsidiary which are used to develop a hotel to be used in connection with a Material Casino; PROVIDED that at the time of such Investment the aggregate amount of such Investments pursuant to this clause (8) does not exceed $10.0 million; and

    (9) early retirement of Indebtedness outstanding on the date of the Indenture owed to former shareholders of Jazz Enterprises Inc..

    "Permitted Junior Securities" means:

    (1) Equity Interests in our company or any Subsidiary Guarantor; or

    (2) debt securities that are subordinated to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the exchange notes and the Subsidiary Guarantees are subordinated to Senior Indebtedness under the Indenture.

    "Permitted Lender" means (1) the lenders under the Credit Facility, (2) any affiliate of any lender under the Credit Facility, (3) any commercial bank, savings bank or loan association having a combined capital and surplus of at least $100.0 million, (4) any other financial institution, including a mutual fund or other fund, having total assets of at least $250.0 million and (5) any other Person that qualifies as a "qualified institutional buyer" pursuant to Rule 144A under the Securities Act, any purchaser of Indebtedness pursuant to Regulation S under the Securities Act and any purchaser of Indebtedness that is registered under the Securities Act.

    "Permitted Liens" means

    (1) Liens securing obligations under Senior Indebtedness that is permitted to be incurred pursuant to the Indenture including, without limitation, the Credit Facility;

    (2) Liens existing on the Closing Date;

    (3) Liens granted after the Closing Date on any assets or Capital Stock of our company or our Restricted Subsidiaries created in favor of the Holders;

    (4) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

    (5) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

    (6) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

    (7) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

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    (8) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of our company or any of our Restricted Subsidiaries;

    (9) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness and Issuances of Preferred Stock" covenant described below, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property
       (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

    (10) leases or subleases granted to others that do not materially interfere with the ordinary course of business of our company and our Restricted Subsidiaries, taken as a whole;

    (11) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of our company or our Restricted Subsidiaries relating to such property or assets;

    (12) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

    (13) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

    (14) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes or becomes a part of, any Restricted Subsidiary, provided that such Liens do not extend to or cover any property or assets of our company or any Restricted Subsidiary other than the property or assets acquired;

    (15) Liens in favor of us or any Restricted Subsidiary, other than Liens securing intercompany Indebtedness incurred under clause (3) of the second paragraph of the "Limitation on Indebtedness and Issuances of Preferred Stock" covenant described below;

    (16) Liens arising from the rendering of a final judgment or order against us or any Restricted Subsidiary that does not give rise to an Event of Default;

    (17) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

    (18) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

    (19) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect us or any of our Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

    (20) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of our company and our Restricted Subsidiaries prior to the Closing Date;

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    (21) Liens on or sales of receivables;

    (22) Liens securing obligations under Currency Agreements and Interest Rate Agreements entered into in the ordinary course of business; and

    (23) Liens in addition to the foregoing incurred in the ordinary course of business provided that the amount of the obligations secured by such Liens does not exceed in the aggregate $5.0 million at any one time outstanding and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of the business by us or any of our Subsidiaries.

    "Public Equity Offering" means an underwritten primary public offering of Common Stock of our company pursuant to an effective registration statement under the Securities Act.

    "Restricted Subsidiary" means any Subsidiary of our company other than an Unrestricted Subsidiary.

    "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, and its successors.

    "Senior Indebtedness" means the following obligations of our company or a Subsidiary Guarantor, whether outstanding on the Closing Date or thereafter
Incurred:

    (1) all Indebtedness and all other monetary obligations (including, without limitation, expenses, fees, principal, interest reimbursement obligations under letters of credit and indemnities payable in connection therewith) of our company or a Subsidiary Guarantor under (or in respect of) the Credit Facility or any Interest Rate Agreement or Currency Agreement relating to the Indebtedness under the Credit Facility and

    (2) all other Indebtedness and all other monetary obligations of our company or a Subsidiary Guarantor (other than the Notes), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is on a parity with, or subordinated in right of payment to, the Notes or any Subsidiary Guarantee;

    Notwithstanding anything to the contrary in clauses (1) and (2) above, Senior Indebtedness shall not include:

    (1) any Indebtedness of our company that, when Incurred, was without recourse to us,

    (2) any Indebtedness of our company to a Subsidiary or to a joint venture in which we have an interest,

    (3) any Indebtedness of our company, to the extent not permitted by the "Limitation on Indebtedness and Issuances of Preferred Stock" covenant or the "Limitation on Senior Subordinated Indebtedness" covenant described below,

    (4) any repurchase, redemption or other obligation in respect of Disqualified Stock,

    (5) any Indebtedness to any employee of our company or any of our Subsidiaries,

    (6) any liability for taxes owed or owing by us or any of our Subsidiaries or

    (7) any Trade Payables.

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    "Senior Subordinated Obligations" means any principal of, premium, if any, or interest on the exchange notes payable pursuant to the terms of the exchange notes or the Subsidiary Guarantees or upon acceleration, including any amounts received upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the exchange notes and the Subsidiary Guarantees or amounts corresponding to such principal, premium, if any, or interest on the exchange notes.

    "Significant Subsidiary" means, at any date of determination, any Subsidiary that, together with its Subsidiaries:

    (1) for the most recent fiscal year of our company, accounted for more than 10% of the consolidated revenues of our company and our Subsidiaries or

    (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of our company and our Subsidiaries, all as set forth on our most recently available consolidated financial statements for such fiscal year.

    "Stated Maturity" means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

    "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

    "Subsidiary Guarantor" means (1) each of our Restricted Subsidiary and (2) any other Subsidiary of our company that executes a Subsidiary Guarantee pursuant to the "Additional Subsidiary Guarantees" covenant described below.

    "Temporary Cash Investment" means any of the following:

    (1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

    (2) demand deposit accounts, time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100 million (or the foreign currency equivalent thereof and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

    (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

    (4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P;

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    (5) securities with maturities of one year or less from the date of acquisition issued or fully and conditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's; and

    (6) other dollar demoninated securities issued by any Person incorporated in the United States rated at least "A" or the equivalent by S&P or at least "A2" or the equivalent by Moody's and in each case either (A) maturing not more than one year after the date of acquisition or (B) which are subject to a repricing arrangement (such as a Dutch auction) not more than one year after the date of acquisition (and reprices at least yearly thereafter) which the Person making the investment believes in good faith will permit such Person to sell such security at par in connection with such repricing mechanism.

    "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

    "Transaction Date" means, with respect to the Incurrence of any Indebtedness by our company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

    "Unrestricted Subsidiary" means:

    (1) any Subsidiary of our company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below, and

    (2) any Subsidiary of an Unrestricted Subsidiary;

PROVIDED that such Subsidiary:

    (1) has no Indebtedness other than Non-Recourse Debt;

    (2) is not party to any agreement, contract, arrangement or understanding with us or any of our Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not our Affiliates;

    (3) is a Person with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

    (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of our company or any of our Restricted Subsidiaries.

    If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of our company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant described below, we shall be in default of such covenant.

    "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United

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States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U. S. Government Obligation held by such custodian for the account of the holder of a depository receipt; PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the
U. S. Government Obligation or the specific payment of interest on or principal of the U.S. Governmental Obligation evidenced by such depository receipt.

    "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

    "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

LIMITATION ON INDEBTEDNESS AND ISSUANCES OF PREFERRED STOCK

    We will not, and will not permit any of our Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and any guarantees thereof issued on the Closing Date and other Indebtedness existing on the Closing Date) and we will not issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of preferred stock; PROVIDED that we may Incur Indebtedness or issue Disqualified Stock and our Restricted Subsidiaries may Incur Indebtedness or issue Disqualified Stock or preferred stock if, after giving effect to the Incurrence of such Indebtedness or the issuance of such Disqualified Stock or preferred stock and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 2.0:1.

    Notwithstanding the foregoing, we and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

    (1) Subject to the provisions of the third paragraph of the covenant entitled "Repurchase of Exchange Notes in Connection with Sale of Lawrenceburg Interest," Indebtedness and letters of credit under the Credit Facility in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of our company and our Subsidiaries thereunder) not to exceed $275.0 million less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

    (2) Subject to the provisions of the third paragraph of the covenant entitled "Repurchase of Exchange Notes in Connection with Sale of Lawrenceburg Interest," Indebtedness in an aggregate principal amount at any one time outstanding under this clause (2) not to exceed $150.0 million less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; PROVIDED that:

       (A) the initial borrowing under the agreement governing such Indebtedness is used exclusively to purchase at least 29.0% of the then-outstanding interests of Indiana Gaming Company L.P.;

       (B) all of the initial lenders or purchasers of such Indebtedness are Permitted Lenders;

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       (C) at the time of the initial borrowing under the agreement governing such Indebtedness, after giving pro forma effect to the issuance of all Indebtedness which is outstanding as of the date of determination pursuant to the Credit Facility and which may otherwise be incurred under such Credit Facility, the Interest Coverage Ratio would be at least 1.5 to 1; and

       (D) such Indebtedness is not issued with any equity or cash flow participations.

    (3) Indebtedness owed to us evidenced by a promissory note or to any Restricted Subsidiary; PROVIDED that:

       (A) if our company or any Subsidiary Guarantors is the obligor on such Indebtedness and the payee is not us or a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Senior Subordinated Obligations with respect to the exchange notes, in the case of us, or the Subsidiary Guarantee, in the case of a Subsidiary Guarantor and

       (B) any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to us another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (3);

    (4) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness Incurred under clauses (7), (8), (9) and (10) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); PROVIDED that Indebtedness the proceeds of which are used to refinance or refund the exchange notes or Indebtedness that is PARI PASSU with, or subordinated in right of payment to, the exchange notes shall only be permitted under this clause (4) if:

       (A) in case the exchange notes are refinanced in part or the Indebtedness to be refinanced is PARI PASSU with the exchange notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made PARI PASSU with, or subordinate in right of payment to, the remaining exchange notes,

       (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the exchange notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the exchange notes at least to the extent that the Indebtedness to be refinanced is subordinated to the exchange notes and

       (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded;

and PROVIDED FURTHER that in no event may our Indebtedness that is PARI PASSU or subordinated in right of payment to the exchange notes be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (4);

    (5) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; PROVIDED that such agreements
       (I) are designed solely to protect us or our Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (II) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of

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       fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of our company or any of our Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by us or any Restricted Subsidiary in connection with such disposition;

    (6) the incurrence by us and the Subsidiary Guarantors of Indebtedness represented by the exchange notes and the related Subsidiary Guarantees to be issued pursuant to the Registration Rights Agreement;

    (7) Indebtedness of our company, to the extent the net proceeds thereof are promptly (A) used to purchase exchange notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the exchange notes as described below under "Defeasance";

    (8) Guarantees of Indebtedness of our company or one of our Restricted Subsidiaries or any of the Subsidiary Guarantors that was permitted to be incurred by another provision of this covenant;

    (9) FF&E Indebtedness, provided that the amount of such Indebtedness in the aggregate outstanding at any time, including all refinancings, replacements and refundings thereof, will not exceed $5.0 million multiplied by the number of Material Casinos then operated by us or our Restricted Subsidiaries; and

    (10) Indebtedness of our company (in addition to Indebtedness permitted under clauses (1) through (9) above) in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed $15.0 million.

Notwithstanding any other provision of this "Limitation on Indebtedness and Issuances of Preferred Stock" covenant, the maximum amount of Indebtedness that we or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness and Issuances of Preferred Stock" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies. For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness and Issuances of Preferred Stock" covenant,

    (1) Indebtedness incurred under the Credit Facility on or prior to the Closing Date shall be treated as Incurred pursuant to clause (1) of the second paragraph of this "Limitation on Indebtedness and Issuances of Preferred Stock" covenant,

    (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness which is included in the determination of such particular amount shall not be included and

    (3) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness.

For purposes of determining compliance with this "Limitation on Indebtedness and Issuances of Preferred Stock" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause
(1) of the preceding sentence), we, in our sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

LIMITATION ON RESTRICTED PAYMENTS

    We will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

    (1) declare or pay any dividend or make any distribution on or with respect to our or any Restricted Subsidiary's Capital Stock (other than dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons other than us or any of our Restricted Subsidiaries,

    (2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of our company or any Subsidiary of our company (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person;

    (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of our company or a Subsidiary Guarantor that is subordinated in right of payment to the exchange notes or any Subsidiary Guarantee, as the case may be; or

    (4) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (1) through (4) above being collectively "Restricted Payments");

if, at the time of, and after giving effect to, the proposed Restricted Payment:

    (A) a Default or Event of Default shall have occurred and be continuing,

    (B) we could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness and Issuances of Preferred Stock" covenant or

    (C) the aggregate amount of all Restricted Payments, together with the amount of any Investment that was made pursuant to clause (7)(B)(ii) of the definition of "Permitted Investments" (the amount of any Restricted Payment with a Fair Market Value in excess of $1.0 million, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors), made after the Closing Date shall exceed the sum of

        (I) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee PLUS

       (II) the aggregate Net Cash Proceeds received by us after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not our Subsidiary, including an issuance or sale permitted by the Indenture of Indebtedness of our company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into our Capital Stock (other than Disqualified Stock), or from the issuance to a Person who is not Subsidiary of our company of any options, warrants or other rights to acquire our Capital Stock (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) PLUS

       (III) an amount equal to the net reduction in Investments treated as Restricted Payments in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income and except, in each case, for any such sale that is not included in the definition of "Asset Sales"), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by us or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

    The foregoing provision shall not be violated by reason of:

    (1) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

    (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (4) of the second paragraph of the "Limitation on Indebtedness and Issuances of Preferred Stock" covenant;

    (3) the repurchase, redemption or other acquisition of Capital Stock of our company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of our Capital Stock (other than Disqualified Stock), or options, warrants or other rights to acquire such Capital Stock;

    (4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of our Indebtedness which is subordinated in right of payment to the exchange notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of our Capital Stock (other than Disqualified Stock), or options, warrants or other rights to acquire such Capital Stock;

    (5) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of our company;

    (6) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders;

    (7) the redemption or repurchase of any debt or equity securities of our company or any Restricted Subsidiary required by, and in accordance with any order of any Gaming Authority, PROVIDED, that we have used our reasonable best efforts to effect a disposition of such securities to a third-party and have been unable to do so; or

    (8) other Restricted Payments in an aggregate amount not to exceed $15.0 million

PROVIDED that, except in the case of clauses (1) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

    Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (2) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof), the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3) and (4), and any Investment that is made pursuant to clause 7(B)(ii) of the definition of Permitted Investments shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of our Capital Stock are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is PARI PASSU with the exchange notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
  SUBSIDIARIES

    We will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to

    (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by us or any other Restricted Subsidiary,

    (2) pay any Indebtedness owed to us or any other Restricted Subsidiary,

    (3) make loans or advances to our company or any other Restricted Subsidiary or

    (4) transfer any of our property or assets to ourselves or any other Restricted Subsidiary.

    The foregoing provisions shall not restrict any encumbrances or restrictions:

    (1) existing on the Closing Date in the Credit Facility, the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; PROVIDED that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

    (2) existing under or by reason of applicable law or by order of any Gaming Authority;

    (3) existing with respect to any Person or the property or assets of such Person acquired by us or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

    (4) in the case of clause (4) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of our company or any Restricted Subsidiary not otherwise prohibited by the Indenture or
       (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of our company or any Restricted Subsidiary in any manner material to us or any Restricted Subsidiary;

    (5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

    (6) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by us) and (C) we determine that any such encumbrance or restriction will not materially affect our ability to make principal or interest payments on the exchange notes).

Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent us or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant, (2) restricting the sale or other disposition of property or assets of our company or any of its Restricted Subsidiaries that secure Indebtedness of our company or any of its Restricted Subsidiaries or (3) distributing cash flow from Indiana Gaming Company L.P. in accordance with the provisions of its partnership agreement.

LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

    We will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

    (1) to us or a Wholly Owned Restricted Subsidiary;

    (2) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; or

    (3) if, (i) such issuance or sale is of all the Capital Stock of such Restricted Subsidiary and (ii) the Net Cash Proceeds of any such issuance or sale are applied in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant described below.

ADDITIONAL SUBSIDIARY GUARANTEES

    If (1) a Restricted Subsidiary acquired or created after the date of the Indenture has at any time a Fair Market Value of more than $250,000 or (2) any Subsidiary of our company becomes a borrower or a guarantor under the Credit Facility, then that Subsidiary must execute a Subsidiary Guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture pursuant to which such Subsidiary will become a Subsidiary Guarantor, on a senior subordinated basis (pursuant to subordination provisions substantially similar to those described above under the caption "--Ranking"), of our payment obligations under the exchange notes and the Indenture; PROVIDED that the aggregate Fair Market Value of our Restricted Subsidiaries that are not Subsidiary Guarantors will not at any time exceed $1.0 million.

DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, our company or any Restricted Subsidiary; PROVIDED that:

    (1) the value of all outstanding Investments owned by us and its Restricted Subsidiaries in the Restricted Subsidiary being so designated will be deemed to be an Investment made by us or such Restricted Subsidiary as of the time of such designation

    (2) the Investment referred to in clause (1) of this proviso would be permitted under the "Limitation on Restricted Payments" covenant described above;

    (3) no Subsidiary of our company with an interest in Indiana Gaming Company L.P., may become an Unrestricted Subsidiary; and

    (4) such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    Indiana Gaming Company L.P. will initially be designated an Unrestricted Subsidiary.

    The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that:

    (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and

    (2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture.

    We shall designate Indiana Gaming Company L.P. as a Restricted Subsidiary if we or our Subsidiaries acquire all of the then outstanding Minority Interests in Indiana Gaming Company L.P.

    Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

    We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of our company or with any Affiliate of our company or any Restricted Subsidiary, unless:

    (1) such Affiliate Transaction is on fair and reasonable terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of execution of the agreement providing therefor, in a comparable transaction by us or such Subsidiary with a Person that is not such a holder or an Affiliate; and

    (2) we deliver to the Trustee:

       (a) with respect to any transaction or series of related transactions the aggregate amount of which exceeds $2.0 million in value, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

       (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing

    The foregoing limitation does not limit, and shall not apply to:

    (1) any transaction solely between us and any of our Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;

    (2) the payment of reasonable and customary regular fees and indemnities to our directors who are no our employees;

    (3) any payments or other transactions pursuant to any tax-sharing agreement between us and any other Person with which we file a consolidated tax return or with which we are part of a consolidated group for tax purposes;

    (4) any sale of shares of our Capital Stock (other than Disqualified Stock); or

    (5) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant.

LIMITATION ON LIENS

    We will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

LIMITATION ON ASSET SALES

    We will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by us or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments or the assumption of Indebtedness of our company or any Restricted Subsidiary (other than Indebtedness to us or any Restricted Subsidiary), PROVIDED that we or such Restricted Subsidiary are irrevocably and unconditionally released from all liability under such Indebtedness.

    Within twelve months after the receipt of any Net Cash Proceeds from one or more Asset Sales occurring on or after the Closing Date, we shall or shall cause the relevant Restricted Subsidiary to:

    (1) (A) apply an amount equal to such Net Cash Proceeds to permanently repay Senior Indebtedness of our company or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than us or any of our Restricted Subsidiaries; or

       (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, our company and its Restricted Subsidiaries existing on the date of such investment and

       (2) apply (no later than the end of the 12-month period referred to in clause (1)(B)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

    If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10.0 million, we must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders (and if required by the terms of any Indebtedness that is PARI PASSU with the exchange notes ("Pari Passu Indebtedness"), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of exchange notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount thereof, plus, in each case, accrued interest and Additional Interest, if any, to the Payment Date. If the aggregate principal amount of exchange notes and any such Pari Passu Indebtedness tendered by holders thereof exceeds the amount of Excess Proceeds, the exchange notes and Pari Passu Indebtedness shall be purchased on a pro rata basis. Upon the completion of any such Offers to Purchase, regardless of the amount of exchange notes validly tendered, the amount of Excess Proceeds shall be reset to zero.

REPURCHASE OF EXCHANGE NOTES IN CONNECTION WITH SALE OF LAWRENCEBURG INTEREST

    The Indenture will provide that, if (i) Indiana Gaming Company L.P. is an Unrestricted Subsidiary and (ii) the amount of Consolidated EBITDA derived from the Lawrenceburg Casino exceeds 50% of Consolidated EBITDA of our company and its Restricted Subsidiaries:

    (1) we and our Subsidiaries will not, and will not permit any of our Subsidiaries to, in one or a series of related transactions, sell or otherwise transfer any of our interest in Indiana Gaming Company L.P., whether directly by a sale of such interest or indirectly by the sale, issuance or transfer of Capital Stock of any Subsidiary of our company directly or indirectly owning such interest (a "Lawrenceburg Sale") and

    (2) as long as we or a Restricted Subsidiary serves as general partner of Indiana Gaming Company L.P., Indiana Gaming Company L.P. will not engage in a sale of all or substantially all its assets, by way of merger, consolidation or otherwise (a "Property Sale"), unless:

    (1) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a PRO FORMA basis to, such Lawrenceburg Sale or Property Sale;

    (2) our Board of Directors determines in good faith that we or such Subsidiary receives fair market value for such Lawrenceburg Sale or Property Sale;

    (3) our Board of Directors receives a favorable written opinion as to the fairness of the transaction to us from a financial point of view issued by an investment banking firm of nationally recognized standing; and

    (4) within 120 business days of the date of such Lawrenceburg Sale or Property Sale, either:

       (A) we redeem all of the exchange notes upon not less than 30 days prior written notice mailed by first-class mail to each Holder's registered address or

       (B) we consummate an irrevocable, unconditional cash offer to purchase at least an aggregate principal amount (the "Tender Offer Amount") of exchange notes that, if the we purchased all such exchange notes, would result in the Debt to EBITDA Ratio being no greater than 3.5 to 1, in each case, at the purchase price set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the repurchase date, if such Lawrenceburg Sale or

       Property Sale occurs during the twelve-month period beginning on June 1 of the years indicated below:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
1999..............................................................................     110.750%
2000..............................................................................     109.675%
2001..............................................................................     108.600%
2002..............................................................................     107.525%
2003..............................................................................     106.450%

       and, thereafter at the prices set forth under the caption "Optional Redemption" above.

Upon expiration of the offer described in clause (B) above, we will purchase all exchange notes properly tendered (on a PRO RATA basis if the principal amount of Notes tendered exceeds the Tender Offer Amount). After the purchase of all exchange notes properly tendered, any remaining proceeds of the Lawrenceburg Sale or Property Sale will be available for general corporate purposes.

    Upon the consummation of the offer described in clause (B) above, the interest rate on all of the remaining outstanding exchange notes will increase by 0.50% per annum. If we comply with the preceding paragraph of this "Repurchase of Exchange Notes in Connection with Sale of Lawrenceburg Interest" covenant with respect to a Lawrenceburg Sale or Property Sale, the provisions of the "Limitation on Asset Sales" and "Repurchase of Exchange Notes upon a Change of Control" covenants shall not apply with respect to such Lawrenceburg Sale or Property Sale.

    Following a Lawrenceburg Sale or a Property Sale as described in the first paragraph of this covenant, clauses (1) and (2) of the second paragraph under the "Limitation on Indebtedness and Issuances of Preferred Stock" covenant described above shall be of no further force or effect and neither we nor any of our Restricted Subsidiaries shall be permitted to incur any Indebtedness pursuant to such clauses; PROVIDED that, any Indebtedness incurred prior to such Lawrenceburg Sale or Property Sale under such clauses that remains outstanding after such Lawrenceburg Sale or Property Sale will not be deemed to be a violation of this provision or the "Limitation on Indebtedness and Issuances of Preferred Stock" covenant described above.

    The Indenture will also provide that if (i) Indiana Gaming Company L.P. is an Unrestricted Subsidiary and (ii) the amount of Consolidated EBITDA derived from the Lawrenceburg casino is less than or equal to 50% of Consolidated EBITDA of our company and our Restricted Subsidiaries:

    (1) we and our Subsidiaries will not, and will not permit any of our Subsidiaries to, consummate a Lawrenceburg Sale unless we treat such Lawrenceburg Sale as an "Asset Sale" and comply with the "Limitation on Asset Sales" covenant described above; and

    (2) as long as we or a Restricted Subsidiary serves as general partner of Indiana Gaming Company L.P., Indiana Gaming Company L.P. will not engage in a Property Sale unless

       (A) the consideration received by us or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of,

       (B) at least 75% of the consideration received consists of cash or Temporary Cash Investments; and

       (C) our and any Restricted Subsidiaries' pro rata share of the Net Cash Proceeds of such Property Sale are distributed to us or any Restricted Subsidiary of our company and we utilize such Net Cash Proceeds in accordance with the second and third paragraphs of the "Limitation or Asset Sales" covenant described above.

    We shall cause distributions from Indiana Gaming Company L.P. to The Indiana Gaming Company to be promptly distributed to us.

LIMITATION ON SALE-LEASEBACK TRANSACTIONS

    We will not, and will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction; PROVIDED that we or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

    (1) we or such Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under (i) the Interest Coverage Ratio test in the first paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant or (ii) clause (9) of the second paragraph of the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

    (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

    (3) the transfer of assets in that sale and leaseback transaction is permitted by, and we apply the proceeds of such transaction in compliance with, the covenant described above under the caption "--Asset Sales."

LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS

    We shall not Incur any Indebtedness that is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness is PARI PASSU with, or subordinated in right of payment to, the exchange notes; PROVIDED that the foregoing limitation shall not apply to distinctions between categories of our Senior Indebtedness that exist by reason of any Liens or Guarantees arising or created in respect of some but not all such Senior Indebtedness.

LIMITATION ON CERTAIN ACTIVITIES OF INDIANA GAMING COMPANY L.P.

    The Indenture provides that as long as we or a Restricted Subsidiary are the general partner of Indiana Gaming Company L.P., we will not permit Indiana Gaming Company L.P. to Incur any Indebtedness other than Indebtedness which:

    (1) is Non-Recourse Indebtedness; and

    (2) by its terms, contains no restrictions of the type prohibited by "Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries."

    The Indenture will provide that as long as we or a Restricted Subsidiary are a partner of Indiana Gaming Company L.P., we will not permit Indiana Gaming Company L.P. to amend the provisions of its partnership agreement dealing with distributions in a manner which is adverse to the Holders of the exchange notes or the provisions of its partnership agreement with respect to partnership purpose, which is limited to the operation of the Lawrenceburg Casino.

LIMITATION ON BUSINESS ACTIVITIES

    We will not, and will not permit any Subsidiary to, engage in any business other than the gaming and hotel businesses and such business activities as are incidental or related or complementary thereto, except to such extent as would not be material to us and our Subsidiaries taken as a whole.

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LIMITATION ON STATUS AS INVESTMENT COMPANY

    The Indenture prohibits us and the Subsidiary Guarantors from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended) or from otherwise becoming subject to regulation under the Investment Company Act.

PAYMENTS FOR CONSENT

    We will not, and will not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of exchange notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the exchange notes unless such consideration is offered to be paid and is paid to all Holders of the exchange notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPURCHASE OF EXCHANGE NOTES UPON A CHANGE OF CONTROL

    We must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all exchange notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest and Additional Interest, if any, to the Payment Date.

    There can be no assurance that we will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in any other of our securities which might be outstanding at the time). The above covenant requiring us to repurchase the exchange notes will, unless consents are obtained, require us to repay all indebtedness then outstanding which by its terms would prohibit such exchange note repurchase, either prior to or concurrently with such exchange note repurchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

    Whether or not we are then required to file reports with the Commission, we shall file with the Commission all such reports and other information as we would be required to file with the Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. We shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

EVENTS OF DEFAULT

    The following events will be defined as "Events of Default" in the
Indenture:

    (1) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise whether or not such payment is prohibited by the provisions described above under "--Ranking";

    (2) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days whether or not such payment is prohibited by the provisions described above under "--Ranking";

    (3) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of our assets or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Exchange Notes upon a Change of Control" covenant;

    (4) we default in the performance of or breaches any covenant or agreement in the Indenture or under the exchange notes (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for a period of 30 consecutive days after written notice by

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       the Trustee or the Holders of 25% or more in aggregate principal amount of the exchange notes;

    (5) there occurs with respect to any issue or issues of Indebtedness of our company or any Significant Subsidiary having an outstanding principal amount of $10.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

    (6) any final judgment or order (not covered by insurance) for the payment of money in excess of $10.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered us or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

    (7) a court having jurisdiction in the premises enters a decree or order for
       (A) relief in respect of us or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of our company or any Significant Subsidiary or for all or substantially all of the property and assets of our company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of our company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

    (8) we or any Significant Subsidiary (A) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of our company or any Significant Subsidiary or for all or substantially all of the property and assets of our company or any Significant Subsidiary or (C) effect any general assignment for the benefit of creditors;

    (9) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; or

    (10) the revocation, termination, suspension or other cessation of effectiveness for a period or more than 90 consecutive days of any Gaming License that results in the cessation or suspension of gaming operations at the Lawrenceburg Casino or any Material Casino; PROVIDED that any voluntary relinquishment of or failure to renew after revocation a Gaming License of a Material Casino if such relinquishment or failure to renew is, in the reasonable, good faith judgment of our Board of Directors, evidenced by a resolution of such Board, both desirable in the conduct of the business of our company and its Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the holders of the Notes shall not constitute an Event of Default.

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
    If an Event of Default (other than an Event of Default specified in clause
(7) or (8) above that occurs with respect to us) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the exchange notes, then outstanding, by written notice to us (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest and Additional Interest, if any, on the exchange notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest and Additional Interest, if any, shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by us or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (7) or (8) above occurs with respect to us, the principal of, premium, if any, and accrued interest or Additional Interest, if any, on the exchange notes then outstanding shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding exchange notes by written notice to us and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and accrued interest and Additional Interest, if any, on the exchange notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

    The Holders of at least a majority in aggregate principal amount of the outstanding exchange notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of exchange notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of exchange notes.

    A Holder may not pursue any remedy with respect to the Indenture or the exchange notes unless:

    (1) the Holder gives the Trustee written notice of a continuing Event of Default;

    (2) the Holders of at least 25% in aggregate principal amount of outstanding exchange notes make a written request to the Trustee to pursue the remedy;

    (3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

    (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

    (5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding exchange notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of an exchange note to receive payment of the principal of, premium, if any, or accrued interest and Additional Interest, if any, on, such exchange note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the exchange notes, which right shall not be impaired or affected without the consent of the Holder.

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
    The Holders of a majority in aggregate principal amount of the exchange notes then outstanding, by notice to the Trustee, may on behalf of the Holders of all of the exchange notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of the principal of or premium, if any, or interest on the exchange notes.

    The Indenture will require certain of our officers to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of our company and our Restricted Subsidiaries and our company's and Restricted Subsidiaries' performance under the Indenture and that we have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. We will also be obligated to notify the Trustee and the agent under the Credit Facility of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to any Person or permit any Person to merge with or into us unless:

    (1) we shall be the continuing Person, or the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased our property and assets shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of our obligations on all of the exchange notes and under the Indenture;

    (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

    (3) immediately after giving effect to such transaction on a PRO
       FORMA basis, we or any Person becoming the successor obligor of the exchange notes shall have a Consolidated Net Worth equal to or greater than our Consolidated Net Worth immediately prior to such transaction;

    (4) immediately after giving effect to such transaction on a PRO FORMA basis we, or any Person becoming the successor obligor of the exchange notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness and Issuances of Preferred Stock" covenant; PROVIDED that this clause (4) shall not apply to a consolidation, merger or sale of all (but not less than all) of our assets if all Liens and Indebtedness of our company or any Person becoming the successor obligor on the exchange notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would have been permitted (and all such Liens and Indebtedness, other than Liens and Indebtedness of our company and our Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the Indenture; and

    (5) we deliver to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (3) and
       (4)) and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been compiled with;

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PROVIDED, HOWEVER, that:

    (1) clauses (3) and (4) above will not apply if, in the good faith determination of our Board of Directors, whose determination shall be evidenced by a resolution of the Board of Directors, the principal purpose of such transaction is to change our state of incorporation and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations; and

    (2) this "Merger, Consolidation or Sale of Assets" covenant will not apply to sales of property and assets with respect to which we have complied with the "Repurchase of Exchange Notes in Connection with Sale of Lawrenceburg Interest" covenant described above.

    In addition, we may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any of the Subsidiary Guarantors.

DEFEASANCE

    We may, at our option and at any time, elect to have all of its obligations discharged with respect to the outstanding exchange notes and all obligations of the Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

    (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

    (2) our obligations with respect to the exchange notes concerning issuing temporary exchange notes, registration of exchange notes, mutilated, destroyed, lost or stolen exchange notes and the maintenance of an office or agency for payment and money for security payments held in trust;

    (3) the rights, powers, trusts, duties and immunities of the Trustee, and us and the Subsidiary Guarantor's obligations in connection therewith; and

    (4) the Legal Defeasance provisions of the Indenture.

    In addition, we may, at our option and at any time, elect to have the obligations of our company and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the exchange notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the exchange notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) we must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the exchange notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding exchange notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the exchange notes are being defeased to maturity or to a particular redemption date;

    (2) in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the

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       Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (3) in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

    (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

    (6) we must have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of our company or any Subsidiary Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an "insider" of our company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

    (7) we must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by us with the intent of preferring the Holders of exchange notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

    (8) we must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

MODIFICATION AND WAIVER

    The Indenture may be amended, without the consent of any Holder, to:

    (1) cure any ambiguity, defect or inconsistency in the Indenture; PROVIDED that such amendments do not adversely affect the interests of the Holders in any material respect;

    (2) comply with the provisions described under "Consolidation, Merger and Sale of Assets;"

    (3) comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

    (4) evidence and provide for the acceptance of appointment by a successor Trustee; or

    (5) make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder.

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    Modifications and amendments of the Indenture may be made by us and the
Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding exchange notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of each Holder affected thereby,

    (1) change the Stated Maturity of the principal of, or any installment of interest on, any exchange note;

    (2) reduce the principal amount of, or premium, if any, or interest on, any exchange note;

    (3) change the place or currency of payment of principal of, or premium, if any, or interest on, any exchange note;

    (4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any exchange note;

    (5) waive a default in the payment of principal of, premium, if any, or interest on the exchange notes;

    (6) modify the subordination provisions in a manner adverse to the Holders;
       or

    (7) reduce the percentage or aggregate principal amount of outstanding exchange notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS OR STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of our company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of our company or the Subsidiary Guarantors under the exchange notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of exchange notes by accepting an exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. The waiver may not be effective to waive liabilities under the federal securities laws.

CONCERNING THE TRUSTEE

    If the Trustee becomes a creditor of our company or any Subsidiary Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

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ADDITIONAL INFORMATION

    Anyone who receives this Offering Prospectus may obtain a copy of the Indenture and the related registration rights agreement without charge by writing to Argosy Gaming Company, 219 Piasa Street, Alton, Illinois 62002,
Attention: General Counsel.

BOOK-ENTRY; DELIVERY AND FORM

    Outstanding note offered and sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes") and any outstanding notes offered and sold in offshore transactions in reliance on Regulation S ("Regulation S Notes") were issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The outstanding notes were issued at the closing of the outstanding note's offering only against payment in immediately available funds.

    The Rule 144A Notes are represented by one or more notes in registered, global form without interest coupons (collectively, the "Rule 144A Global Notes"). The Regulation S Notes are represented by one or more notes in registered, global form without interest coupons (collectively, the "Regulation S Global Notes" and, together with the Rule 144A Global Notes, the "Global Notes"). The Global Notes are on deposit with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of the issuance of the notes and the issue date (such period through and including such 40th day, the "Restricted Period"), beneficial interests in the Regulation S Global Notes may be held only through the Euroclear System ("Euroclear") and Cedel, S.A. ("Cedel") (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See "--Exchanges between Regulation S Notes and Rule 144A Notes."

    Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

    Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to Investors." Regulation S Notes will also bear the legend as described under "Notice to Investors." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Cedel), which may change from time to time.

    EXCHANGE NOTES

    Exchange notes issued in exchange for outstanding notes originally offered and sold (1) to QIBs in reliance on Rule 144A under the Securities Act or (2) in reliance on Regulation S under the Securities Act will be represented by a single, permanent Global Note in definitive, fully registered book-entry form (the "Exchange Global Note" and together with the Rule 144A Global Note and the Regulation S Global Note, the "Global Notes"), which will be registered in the name DTC, or its nominee, on behalf of persons who receive exchange notes represented thereby for credit to the respective accounts of such persons, or to such other accounts as they may direct at DTC.

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    Exchange notes issued in exchange for outstanding notes will be issued, upon request, in fully registered form (together with the Certificated Notes, the "Certificated Notes"), but otherwise such holders will only be entitled to registration of their respective exchange notes in book-entry form under the Exchange Global Note.

DEPOSITORY PROCEDURES

    The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

    DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Placement Agents), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    DTC has also advised us that, pursuant to procedures established by it:

    (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Placement Agents with portions of the principal amount of the Global Notes; and

    (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

    Investors in the Rule 144A Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Cedel) which are Participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Cedel, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Cedel. Euroclear and Cedel will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Cedel. All interests in a Global Note, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge

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such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

    Except as described below, owners of interest in the Global Notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

    Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the Persons in whose names the exchange notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

    (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

    (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

    DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or our company. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Cedel will be effected in accordance with their respective rules and operating procedures.

    Subject to compliance with the transfer restrictions applicable to the exchange notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

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    DTC has advised us that it will take any action permitted to be taken by a
Holder only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

    Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

    A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

    (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

    (2) we, at our option, notify the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

    (3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

    In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

    Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See "Notice to Investors."

EXCHANGES BETWEEN REGULATION S NOTES AND RULE 144A NOTES

    Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

    (1) such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A; and

    (2) the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the Notes are being transferred to a Person:

       (A) who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

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       (B) purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

       (C) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

    Beneficial interest in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Cedel.

    Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

SAME DAY SETTLEMENT AND PAYMENT

    We will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

    Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

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                      MATERIAL FEDERAL TAX CONSIDERATIONS

    The following is a general discussion of certain material United States federal income and estate tax considerations relating to the exchange by an initial beneficial owner of the outstanding notes for exchange notes and of the ownership and disposition of the exchange notes by an initial beneficial owner of the exchange notes. This discussion is based upon the Internal Revenue Code of 1986 as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or different interpretations. We cannot assure you that the IRS will not challenge one or more of the tax considerations described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal tax considerations resulting from acquiring, holding or disposing of the notes.

    In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances (such as the alternative minimum tax provisions of the Code), or to certain categories of investors (such as certain financial institutions, insurance companies, tax-exempt organizations, dealers in securities, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction) that may be subject to special rules. This discussion is limited to initial holders who hold the notes as capital assets. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

    YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

    As used herein, the term "U.S. Holder" means a holder of a note that is:

    (1) a citizen or resident of the United States for United States federal income tax purposes, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test prescribed under the Code;

    (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

    (3) an estate, the income of which is subject to United States federal income taxation regardless of its source; or

    (4) a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

    As used herein, the term "Non-U.S. Holder" means a holder of a note (within the categories of holders addressed in this discussion) that is not a U.S. Holder.

THE EXCHANGE OFFER

    The exchange of outstanding notes for exchange notes pursuant to this exchange offer should not constitute a taxable disposition of the outstanding notes for United States federal income tax purposes because the exchange notes should not be considered to differ materially in kind or extent from the outstanding notes. Rather, any exchange notes received by you should be treated as a continuation of your investment in the outstanding notes. As a result, neither a U.S. Holder nor a Non-U.S. Holder should recognize taxable income, gain or loss on such exchange for United States federal income tax purposes. Such holder's holding period for the exchange notes should generally include the holding

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period for the outstanding notes and such holder's adjusted tax basis in the exchange notes should generally be the same as such holder's adjusted tax basis in the outstanding notes for United States federal income tax purposes.

U.S. HOLDERS

    INTEREST ON NOTES. We intend to take the position (which is described in greater detail below) that the notes are not issued with original issue discount. Accordingly, interest on the notes will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued, depending on such holder's method of tax accounting.

    INTEREST INCREASE UPON SALE OF LAWRENCEBURG INTEREST. We intend to take the position for United States federal income tax purposes that any payments of increased interest after a partial repurchase of notes in connection with a Lawrenceburg Sale or a Property Sale, as described above under "Repurchase of notes in Connection with Sale of Lawrenceburg Interest," should be taxable to a U.S. Holder as additional interest income when received or accrued, in accordance with such holder's method of tax accounting. This position is based in part on the assumption that as of the date of issuance of the outstanding notes, the possibility that either Additional Interest or increased interest after the repurchase of notes in connection with the Lawrenceburg Sale or Property Sale will have to be paid is a "remote" or "incidental" contingency within the meaning of applicable Treasury regulations. Our determination that such possibility is a remote or incidental contingency is binding on a U.S. Holder, unless such holder explicitly discloses to the IRS, on such holder's return for the year during which the outstanding note was acquired, that such holder is taking a different position. Regardless of our position, however, the IRS may take the contrary position that the payment of increased interest after the repurchase of notes in connection with the Lawrenceburg Sale or Property Sale is not a remote or incidental contingency, which could cause the notes to be treated as having been issued with original issue discount. Such contrary position could affect the timing and character of both the holder's income from the notes and our deduction with respect to the payments of increased interest after the repurchase of notes in connection with the Lawrenceburg Sale or Property Sale.

    SALE, EXCHANGE, RETIREMENT OR OTHER TAXABLE DISPOSITION OF THE NOTES. Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount of money and fair market value of property received in exchange for the note (except to the extent attributable to the payment of accrued interest that the holder has not already included in gross income, which amount generally will be taxable as ordinary income) and the U.S. Holder's adjusted tax basis in the note.

    A U.S. Holder's adjusted tax basis in a note will generally equal the price paid by the U.S. Holder for the note, decreased by any repayments of principal received thereon and increased by the amount of accrued unpaid interest that the holder has already included in gross income. Gain or loss realized on the sale, exchange or retirement of a note will be capital gain or loss. For U.S. Holders who are individuals, the gain generally is taxed at ordinary income tax rates if the note is held for 12 months or less, and at a maximum statutory federal income tax rate of 20% if the note is held for more than 12 months.

NON-U.S. HOLDERS

    In the following discussion, we summarize the principal United States federal income and estate tax considerations resulting from the ownership and disposition of the notes by Non-U.S. Holders.

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    INTEREST ON NOTES.  Subject to the discussion below of backup withholding, interest paid on the notes to a Non-U.S. Holder generally will qualify for the "portfolio interest exemption" and therefore generally will not be subject to United States federal income tax if:

    (1) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder;

    (2) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote;

    (3) the Non-U.S. Holder is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of the Code;

    (4) the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

    (5) the beneficial owner, under penalty of perjury, certifies that the owner is not a United States person and provides the owner's name and address.

    If certain requirements are satisfied, the certification described in clause
(5) above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business.

    Under Treasury Regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, the certification described in clause (5) above may also be provided by a qualified intermediary on behalf of one or more beneficial owners (or other intermediaries), provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met. A Non-U.S. Holder that is not exempt from tax under these rules will be subject to United States federal income tax withholding at a rate of 30% unless

    (1) the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax); or

    (2) the rate of withholding is reduced or eliminated by an applicable income tax treaty; and

    (3) in either case, the Non-U.S. Holder provides us with proper certification as to the holder's exemption from withholding.

    GAIN ON DISPOSITION OF THE NOTES. A Non-U.S. Holder generally will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of a note unless:

    (1) in the case of an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the year of such sale, exchange or redemption, and either:

       (A) has a "tax home" in the United States and certain other requirements are met; or

       (B) the gain from the disposition is attributable to an office or other fixed place of business in the United States;

    (2) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates; or

    (3) the gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder.

    U.S. FEDERAL ESTATE TAX. A note held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) will not be subject to United States federal estate tax if interest on the note is exempt from withholding

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under the "portfolio interest exemption" rules discussed above for "Non U.S.
Holders--Interest on Notes" (without regard to the certification requirement).

    BACKUP WITHHOLDING AND INFORMATION REPORTING.

    U.S. HOLDERS. Information reporting will apply to payments of interest on or the proceeds of the sale or other disposition of the notes made by us with respect to certain non-corporate U.S. Holders. A U.S. Holder will further be subject to backup withholding at the rate of 31% with respect to interest, principal and premium, if any, we pay on a note, unless the holder (1) is an entity (including corporations, tax-exempt organizations and certain qualified nominees) that is exempt from withholding and, when required, demonstrates this fact; or (2) provides us with a correct taxpayer identification number, certifies that the taxpayer identification number is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. Holder's United States federal income tax liability, provided that the required information is furnished to IRS.

    NON-U.S. HOLDERS. We will, when required, report to the IRS and to each Non-U.S. Holder the amount of any interest paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld on such payments. Copies of these information returns may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of a specific treaty or agreement.

    Under current Treasury Regulations, backup withholding and information reporting will not apply to payments of interest on or principal of the notes by us or our agent to a Non-U.S. Holder if the Non-U.S. Holder certifies as to its Non-U.S. Holder status under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our agent have actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). The payment of the proceeds on the disposition of notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-U.S. Holder of notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker is a U.S. person, a controlled foreign corporation or a foreign person deriving 50% or more of its gross income from all sources for certain periods from activities that are effectively connected with the conduct of a United States trade or business, information reporting requirements will apply unless such broker has documentary evidence in its files of the holder's status as a Non-U.S. Holder and has no actual knowledge to the contrary or unless the holder otherwise establishes an exemption.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's United States federal income tax liability provided that the required information is furnished to the IRS.

    New Treasury Regulations relating to withholding tax on income paid to Non-U.S. Holders will generally be effective for payments made after December 31, 2000, subject to certain transition rules. In general, these new regulations do not significantly alter the substantive withholding and information reporting requirements, but rather unify current certification procedures and forms, and clarify reliance standards. The new regulations also alter the procedures for claiming benefits of an income tax treaty and permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners under some circumstances. On January 15, 1999, the IRS issued Notice 99-8, proposing certain changes to these new withholding regulations for non-resident aliens and foreign corporations and providing a model "qualified intermediary" withholding agreement to be entered into with the IRS to allow certain institutions to certify on behalf of their non-U.S. customers or account holders who invest in U.S. securities. We strongly urge prospective Non-U.S. Holders to

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consult their own tax advisors for information on the impact, if any, of these new withholding regulations.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding exchange notes where such outstanding exchange notes were acquired as a result of market-making activities or other trading activities.

    We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    We will promptly send additional copies of this prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify original holders of the outstanding exchange notes, including any broker-dealers, against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the exchange notes will be passed upon for us by Winston & Strawn, Chicago, Illinois.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as set forth in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Auditors.............................................................................        F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998...............................................        F-3

Consolidated Statements of Operations for each of the fiscal years in the three-year period ended December
  31, 1998.................................................................................................        F-4

Consolidated Statements of Stockholders' Equity for each of the fiscal years in the three-year period ended
  December 31, 1998........................................................................................        F-5

Consolidated Statements of Cash Flows for each of the fiscal years in the three-year period ended December
  31, 1998.................................................................................................        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

Condensed Consolidated Balance Sheets as of June 30, 1999 (unaudited) and December 31, 1998................       F-21

Condensed Consolidated Statements of Operations for the six months ended June 30, 1999 and 1998
  (unaudited)..............................................................................................       F-22

Condensed Consolidated Statements of Stockholders' Equity for the six months ended June 30, 1999
  (unaudited)..............................................................................................       F-23

Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 1999 and 1998
  (unaudited)..............................................................................................       F-24

Notes to Condensed Consolidated Financial Statements (unaudited)...........................................       F-25

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Argosy Gaming Company

    We have audited the accompanying consolidated balance sheets of Argosy Gaming Company as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Argosy Gaming Company at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Chicago, Illinois
January 29, 1999

                             ARGOSY GAMING COMPANY

                          CONSOLIDATED BALANCE SHEETS

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1998       1997
                                                                                              ---------  ---------
                                                      ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................................................  $  89,857  $  59,354
Accounts receivable, net of allowance for doubtful accounts of $1,936 and $1,624,
  respectively..............................................................................      2,375      2,139
Income taxes receivable.....................................................................        747      1,176
Deferred income taxes.......................................................................      1,471      2,011
Other current assets........................................................................      4,806      5,303
                                                                                              ---------  ---------
  Total current assets......................................................................     99,256     69,983
                                                                                              ---------  ---------
Net property and equipment..................................................................    395,920    390,343
                                                                                              ---------  ---------
OTHER ASSETS:
Restricted cash and cash equivalents........................................................                25,545
Deferred finance costs, net of accumulated amortization of $6,363 and $4,312, respectively..      8,758     10,809
Goodwill and other intangible assets, net of accumulated amortization of $5,353 and $3,360,
  respectively..............................................................................     51,817     54,689
Other.......................................................................................      7,001      8,487
                                                                                              ---------  ---------
  Total other assets........................................................................     67,576     99,530
                                                                                              ---------  ---------
Total assets................................................................................  $ 562,752  $ 559,856
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable............................................................................  $  10,500  $  12,570
Accrued payroll and related expenses........................................................      9,857      8,912
Other accrued liabilities...................................................................     34,898     27,870
Accrued interest............................................................................      4,490      6,299
Current maturities of long-term debt........................................................     11,640     13,348
                                                                                              ---------  ---------
  Total current liabilities.................................................................     71,385     68,999
                                                                                              ---------  ---------
LONG-TERM DEBT..............................................................................    412,360    436,442
DEFERRED INCOME TAXES.......................................................................      1,943      1,947
OTHER LONG-TERM OBLIGATIONS.................................................................        201      2,186
MINORITY INTERESTS IN EQUITY OF CONSOLIDATED SUBSIDIARIES...................................     30,660     17,619

COMMITMENTS AND CONTINGENT LIABILITIES (NOTE 17)

SERIES A CONVERTIBLE PREFERRED STOCK, $.01 PAR VALUE, 10,000,000 SHARES AUTHORIZED, 547
  SHARES ISSUED AND OUTSTANDING.............................................................      5,340         --

STOCKHOLDERS' EQUITY:
Common stock, $.01 par; 60,000,000 shares authorized; 25,830,313 and 24,498,333 shares
  issued and outstanding at December 31, 1998 and 1997, respectively........................        258        245
Capital in excess of par....................................................................     74,484     72,038
Retained (deficit) earnings.................................................................    (33,879)   (39,620)
                                                                                              ---------  ---------
  Total stockholders' equity................................................................     40,863     32,663
                                                                                              ---------  ---------
Total liabilities and stockholders' equity..................................................  $ 562,752  $ 559,856
                                                                                              ---------  ---------
                                                                                              ---------  ---------

          See accompanying notes to consolidated financial statements.

                             ARGOSY GAMING COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                                                    YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
REVENUES:
Casino.......................................................................  $  473,505  $  319,830  $  228,388
Admissions...................................................................      16,025       7,895       2,759
Food, beverage and other.....................................................      51,057      34,836      29,212
                                                                               ----------  ----------  ----------
                                                                                  540,587     362,561     260,359
Less promotional allowances..................................................     (33,919)    (18,478)    (15,542)
                                                                               ----------  ----------  ----------
Net revenues.................................................................     506,668     344,083     244,817
                                                                               ----------  ----------  ----------

COSTS AND EXPENSES:
Casino.......................................................................     221,682     163,935     121,004
Food, beverage and other.....................................................      40,550      29,962      23,769
Other operating expenses.....................................................      26,639      28,695      19,111
Selling, general and administrative..........................................      96,041      69,725      52,048
Depreciation and amortization................................................      33,436      33,292      22,416
Development and preopening costs.............................................         509         594      12,365
Lease termination costs......................................................          --          --       3,508
Referendum expenses..........................................................          --          --       1,347
Severance expenses...........................................................          --       1,750          --
Write-down of assets held for sale...........................................          --       9,600          --
                                                                               ----------  ----------  ----------
                                                                                  418,857     337,553     255,568
                                                                               ----------  ----------  ----------
Income (loss) from operations................................................      87,811       6,530     (10,751)
                                                                               ----------  ----------  ----------

OTHER INCOME (EXPENSE):
Interest income..............................................................       3,582       5,937       4,235
Interest expense.............................................................     (57,487)    (47,116)    (34,842)
                                                                               ----------  ----------  ----------
                                                                                  (53,905)    (41,179)    (30,607)
                                                                               ----------  ----------  ----------

Income (loss) before minority interests, income taxes and extraordinary
  item.......................................................................      33,906     (34,649)    (41,358)
Minority interests...........................................................     (26,205)     (6,916)      4,879
Income tax (expense) benefit.................................................      (1,140)      1,352      12,530
                                                                               ----------  ----------  ----------
Net income (loss) before extraordinary item..................................       6,561     (40,213)    (23,949)
Extraordinary loss on extinguishment of debt (net of income tax benefit of
  $594)......................................................................          --          --        (890)
                                                                               ----------  ----------  ----------
Net income (loss)............................................................       6,561     (40,213)    (24,839)
Preferred stock dividends and accretion......................................        (820)         --          --
                                                                               ----------  ----------  ----------
Net income (loss) attributable to common stockholders........................  $    5,741  $  (40,213) $  (24,839)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Basic net income (loss) per share............................................  $     0.23  $    (1.65) $    (1.02)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Diluted net income (loss) per share..........................................  $     0.23  $    (1.65) $    (1.02)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                             ARGOSY GAMING COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                                              CAPITAL IN    RETAINED      TOTAL
                                                                  COMMON      EXCESS OF     EARNINGS   STOCKHOLDERS'
                                                     SHARES        STOCK         PAR       (DEFICIT)      EQUITY
                                                  ------------  -----------  ------------  ----------  ------------
Balance, December 31, 1995......................    24,333,333   $     243    $   71,865   $   25,432   $   97,540
  Net loss......................................            --          --            --      (24,839)     (24,839)
                                                  ------------       -----   ------------  ----------  ------------
Balance, December 31, 1996......................    24,333,333         243        71,865          593       72,701

  Restricted Stock issued.......................       165,000           2           173           --          175
  Net loss......................................            --          --            --      (40,213)     (40,213)
                                                  ------------       -----   ------------  ----------  ------------
Balance, December 31, 1997......................    24,498,333         245        72,038      (39,620)      32,663
  Restricted Stock compensation expense.........            --          --           239           --          239
  Issuance of Convertible Preferred Stock and
    Warrants....................................            --          --          (235)          --         (235)
  Preferred Stock conversion....................     1,331,980          13         2,442           --        2,455
  Net income....................................            --          --            --        6,561        6,561
  Preferred Stock dividends and accretion.......            --          --            --         (820)        (820)
                                                  ------------       -----   ------------  ----------  ------------
Balance, December 31, 1998......................    25,830,313   $     258    $   74,484   $  (33,879)  $   40,863
                                                  ------------       -----   ------------  ----------  ------------
                                                  ------------       -----   ------------  ----------  ------------

          See accompanying notes to consolidated financial statements.

                             ARGOSY GAMING COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                   1998        1997        1996
                                                                                 ---------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)..............................................................  $   6,561  $  (40,213) $  (24,839)
Adjustments to reconcile net income (loss) to net cash provided by (used in)
  operating activities:
  Depreciation.................................................................     31,011      31,250      21,501
  Amortization.................................................................      4,329       3,968       2,660
  Deferred income taxes........................................................        536        (753)     (3,538)
  Compensation expense recognized on issuance of stock.........................        239         175          --
  Loss (gain) on the disposal of equipment.....................................        789          --        (153)
  Minority interests...........................................................     26,205       6,916      (4,879)
  Lease termination costs......................................................         --          --       1,941
  Extraordinary item...........................................................         --          --         890
  Write-down of assets held for sale...........................................         --       9,600          --
  Changes in operating assets and liabilities:
    Accounts receivable........................................................       (236)       (221)      1,279
    Other current assets.......................................................      1,184       3,057      (2,033)
    Accounts payable...........................................................     (2,070)     (2,723)      3,011
    Accrued liabilities........................................................     12,686      10,637       5,614
    Income taxes receivable....................................................        429       9,935      (8,914)
                                                                                 ---------  ----------  ----------
    Net cash provided by (used in) operating activities........................     81,663      31,628      (7,460)
                                                                                 ---------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sales of marketable securities...............................................         --          --       1,826
  Proceeds from sales of property and equipment................................         --          --         153
  Long-term obligations........................................................     (6,583)    (13,586)         --
  Purchases of property and equipment..........................................    (34,051)   (117,444)    (97,409)
  Other long-term assets.......................................................        908        (543)        171
  Restricted cash held by trustees.............................................     25,545      59,006     (84,551)
                                                                                 ---------  ----------  ----------
    Net cash used in investing activities......................................    (14,181)    (72,567)   (179,810)
                                                                                 ---------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt.....................................         --      25,000     235,000
  Proceeds (net of issuance costs) from sale of Convertible Preferred Stock and
    Warrants...................................................................      7,365          --          --
  Repayment of line of credit..................................................                            (45,500)
  Payments on installment contracts............................................     (3,514)     (4,211)     (2,991)
  Payments on long-term debt...................................................     (3,785)       (115)     (2,191)
  Increase in deferred finance costs...........................................         --        (638)     (9,716)
  Proceeds from (repayment of) partner loans...................................    (21,939)     43,938      23,197
  Capital contributions from partner...........................................                             19,044
  Partnership equity distributions.............................................    (10,808)     (1,514)         --
  Payment of preferred equity return to partner................................     (3,688)     (1,163)         --
  Other........................................................................       (610)        712      (7,448)
                                                                                 ---------  ----------  ----------
    Net cash (used in) provided by financing activities........................    (36,979)     62,009     209,395
                                                                                 ---------  ----------  ----------
Net increase in cash and cash equivalents......................................     30,503      21,070      22,125
Cash and cash equivalents, beginning of year...................................     59,354      38,284      16,159
                                                                                 ---------  ----------  ----------
Cash and cash equivalents, end of year.........................................  $  89,857  $   59,354  $   38,284
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                             ARGOSY GAMING COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION--Argosy Gaming Company (collectively with its subsidiaries, "Argosy" or "Company") is engaged in the business of providing casino style gaming and related entertainment to the public and, through its subsidiaries or joint ventures, operates riverboat casinos in Alton, Illinois; Lawrenceburg, Indiana; Riverside, Missouri; Baton Rouge, Louisiana; and Sioux City, Iowa. Indiana Gaming Company, L.P. ("Indiana Partnership"), a limited partnership in which the Company is general partner and holds a 57.5% partnership interest, opened a riverboat casino and related entertainment and support facilities at a temporary site in Lawrenceburg, Indiana on December 10, 1996. The Partnership opened its permanent pavilion on December 10, 1997, and its hotel in May 1998.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The consolidated financial statements include the accounts of Argosy and its controlled subsidiaries and partnerships. All significant intercompany transactions have been eliminated. Under certain conditions, subsidiaries are required to obtain approval from state gaming authorities before making distributions to Argosy.

    Certain 1997 and 1996 amounts have been reclassified to conform to the 1998 presentation.

    CASH AND CASH EQUIVALENTS--The Company considers cash and all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    PROPERTY AND EQUIPMENT--Property and equipment are recorded at cost. Leasehold improvements are amortized over the life of the respective lease. Depreciation is computed on the straight-line method over the following estimated useful lives:

                                                                5 to 33
Buildings and shore improvements..............................  years
                                                                5 to 20
Riverboats, docks and improvements............................  years
                                                                5 to 10
Furniture, fixtures and equipment.............................  years

    IMPAIRMENT OF LONG-LIVED ASSETS--When events or circumstances indicate that the carrying amount of long-lived assets to be held and used might not be recoverable, the expected future undiscounted cash flows from the assets is estimated and compared with the carrying amount of the assets. If the sum of the estimated undiscounted cash flows is less than the carrying amount of the assets, an impairment loss is recorded. The impairment loss is measured by comparing the fair value of the assets with their carrying amount. Long-lived assets that are held for disposal are reported at the lower of the assets' carrying amount or fair value less costs related to the assets' disposition.

    DEFERRED FINANCE COSTS--Deferred finance costs are amortized over the life of the respective loans using the effective interest method.

    GOODWILL AND OTHER INTANGIBLE ASSETS--Goodwill represents the cost in excess of fair value of net assets acquired, and is amortized over 40 years. Other intangible assets, primarily payments to cities, are amortized over the lives of the respective leases or development agreements including extensions.

    CASINO REVENUES AND PROMOTIONAL ALLOWANCES--The Company recognizes as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. The retail value of

                             ARGOSY GAMING COMPANY

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) admissions, hotel rooms, food, beverage and other items which were provided to customers without charge has been included in revenues, and a corresponding amount has been deducted as promotional allowances. The estimated direct cost of providing promotional allowances has been included in costs and expenses as follows:

                                                                     YEARS ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1998       1997       1996
                                                                  ---------  ---------  ---------
Admissions......................................................  $  11,278  $   6,935  $     505
Hotel rooms.....................................................        757         --         --
Food, beverage and other........................................     11,505      7,626      4,054

    ADMISSIONS REVENUE--Admissions revenue is recognized at the time the related service is performed.

    ADVERTISING COSTS--The Company expenses advertising costs as incurred. Advertising expense was $9,833, $12,475 and $9,192 in 1998, 1997 and 1996,
respectively.

    DEVELOPMENT AND PREOPENING COSTS--Development costs incurred in an effort to identify and develop new gaming locations are expensed as incurred, as there can be no assurance that such costs, if capitalized, would be realizable. Preopening costs are expensed as incurred.

2.  PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                          1998         1997
                                                                       -----------  ----------
Land.................................................................  $    39,002  $   38,890
Buildings, leasehold and shore improvements..........................      216,067     189,058
Riverboats, docks and improvements...................................      148,162     149,318
Furniture, fixtures and equipment....................................       93,868      78,168
Construction in progress.............................................          217       6,695
                                                                       -----------  ----------
                                                                           497,316     462,129
Less accumulated depreciation and amortization.......................     (101,396)    (71,786)
                                                                       -----------  ----------
Net property and equipment...........................................  $   395,920  $  390,343
                                                                       -----------  ----------
                                                                       -----------  ----------

3.  ASSETS HELD FOR SALE

    The Company recorded a charge of $9,600 to adjust the carrying value of certain assets held for sale to their estimated fair value in 1997. These assets include the original riverboat casino the Company utilized in Alton, Illinois from September 1991 until May 1993 and a barge utilized as a temporary landing facility in Lawrenceburg, Indiana until December 10, 1997. The estimated fair value of the assets was determined through discussions with a broker and comparison to other riverboats and barges currently available for sale.

                             ARGOSY GAMING COMPANY

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

3.  ASSETS HELD FOR SALE (CONTINUED)
    The adjusted carrying value of the boat and barge of approximately $4,300 is included in other assets in the accompanying balance sheets at December 31, 1998 and 1997.

4.  OTHER ACCRUED LIABILITIES

    Other accrued liabilities consist of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
Accrued gaming and admission taxes....................................  $   12,020  $    2,386
Installment contracts payable.........................................       2,614       3,288
Slot club liability...................................................       3,667       2,475
Accrued insurance.....................................................       4,529       4,400
Current portion of long-term obligations..............................          --       4,583
Other.................................................................      12,068      10,738
                                                                        ----------  ----------
                                                                        $   34,898  $   27,870
                                                                        ----------  ----------
                                                                        ----------  ----------

5.  LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
First mortgage notes due June 1, 2004, interest payable semi-annually at 13.25%...........................................................  $  235,000  $  235,000

Convertible subordinated notes due June 1, 2001, convertible into common stock at $17.70 per share, interest payable semi-annually at
  12%.................................................................     115,000     115,000

Notes payable, principal and interest payments due quarterly through
  September 2015, discounted at 10.5%.................................       7,097       7,656

Notes payable, principal and interest payments due monthly through
  December 2001, interest payable at prime + 1% (8.75% at December 31,
  1998), secured by gaming vessel and certain equipment...............      21,707      25,000

Loans from partner, principal due in annual installments through 2004,
  interest payable at prime + 6% (13.75% at December 31, 1998)........      45,196      67,134
                                                                        ----------  ----------

                                                                           424,000     449,790
Less: current maturities..............................................      11,640      13,348
                                                                        ----------  ----------
Long-term debt, less current maturities...............................  $  412,360  $  436,442
                                                                        ----------  ----------
                                                                        ----------  ----------

                             ARGOSY GAMING COMPANY

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

5.  LONG-TERM DEBT (CONTINUED)
    On June 5, 1996, the Company issued $235,000 of First Mortgage Notes due 2004 ("Mortgage Notes"). The Mortgage Notes are senior obligations of the Company secured by substantially all of its assets, except the assets of the Indiana Partnership, and are guaranteed by substantially all of the Company's subsidiaries, other than the Indiana and Sioux City partnerships.

    The Mortgage Notes contain certain restrictions on the payment of dividends on the Company's common stock and the occurrence of additional indebtedness, as well as other covenants customary in senior secured financings. Under terms of the indenture governing the Mortgage Notes, Argosy is required to make cash offers to purchase Mortgage Notes, at 101% of their principal amount, at an amount equal to 50% of the proceeds from certain distributions, above specified levels, received from the Indiana Partnership.

    The Company used a portion of the proceeds from the issuance of the Mortgage Notes to repay and terminate its senior secured line of credit ("Line of Credit"). In connection with this early termination of the Line of Credit, the Company expensed approximately $1,484 of deferred finance costs ($890 net of tax).

    The convertible subordinated notes ("Notes") are convertible into common stock at any time and may be redeemed by the Company in whole or in part, at specified percentages of principal plus accrued and unpaid interest to the date of redemption. The Notes are subordinated to prior payment in full of all senior indebtedness as defined, including such indebtedness incurred in the future.

    Interest expense for the years ended December 31, 1998, 1997, and 1996, was $57,487 (net of $1,086 capitalized), $47,116 (net of $8,391 capitalized), and $34,842 (net of $3,033 capitalized), respectively.

    Maturities of long-term debt at December 31, 1998 are as follows:

YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------
1999..............................................................................  $   11,640
2000..............................................................................      12,078
2001..............................................................................     137,406
2002..............................................................................       8,275
2003..............................................................................       8,358
Thereafter........................................................................     246,243

6.  CONVERTIBLE PREFERRED STOCK AND WARRANTS

    On June 16, 1998, the Company issued $8,000 of Series A Convertible Preferred Stock ("Preferred Shares"), together with warrants to purchase an additional 292,612 shares of Common Stock at $3.89 per share. The Preferred Shares mature in 2005, and the Company has the right to force conversion and/or redemption at maturity. A portion of the proceeds was allocated to the warrants and this discount will be accreted over seven years. The warrants expire in 2003.

    The Preferred Shares provide for a 4% dividend per annum, payable in cash and/or in kind, at the time of conversion or maturity, at the Company's option.

                             ARGOSY GAMING COMPANY

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

6.  CONVERTIBLE PREFERRED STOCK AND WARRANTS (CONTINUED)
    The Preferred Shares are convertible at the lower of the fixed initial strike price ($3.89 per share) or a floating price. The fixed strike price may be reset downward on March 11, 1999, depending on the then current market price and is subject to adjustment upon the occurrence of certain events. The floating price is based on the market price of the Company's common stock. The Preferred Shares are convertible in increments and become fully convertible on January 10, 1999. The warrants may be exercised at the fixed strike price subject to the same adjustment provisions.

    This transaction provided for put and call options which, subject to certain restrictions and limitations, allowed for up to an additional $8,000 of Preferred Shares and Warrants to be issued. In December 1998, the Company amended its agreement with the holders of the Preferred Shares to terminate both the holders' right to purchase, and the Company's right to require such holders to purchase, the additional $8 million tranche of Preferred Shares and related warrants. The Company paid $625 to amend the agreement, and this amount is included in preferred stock dividends and accretion in the accompanying statement of operations for 1998. Through December 31, 1998, 253 Preferred Shares had been converted into 1,331,980 shares of common stock. Through January 29, 1999, 443 Preferred Shares had been converted into 2,208,201 shares of common stock.

7.  EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share:

                                                                 DECEMBER 31,
                                                  -------------------------------------------
                                                      1998           1997           1996
                                                  -------------  -------------  -------------
NUMERATOR:
Net income (loss)...............................  $       6,561  $     (40,213) $     (24,839)
Preferred stock dividends and accretion.........           (820)            --             --
                                                  -------------  -------------  -------------
Numerator for basic and diluted earnings per
  share
  Net income (loss) attributable to common
    stockholders................................  $       5,741  $     (40,213) $     (24,839)
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------
DENOMINATOR:
Denominator for basic earnings per share--
  Weighted-average shares outstanding...........     24,498,905     24,333,333     24,333,333
Effect of dilutive securities:
  Restricted stock..............................        105,580             --             --
                                                  -------------  -------------  -------------
Denominator for diluted earnings per
  share--adjusted
  Weighted-average shares and assumed
    conversions.................................     24,604,485     24,333,333     24,333,333
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------
Basic net income (loss) per share...............  $        0.23  $       (1.65) $       (1.02)
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------
Diluted net income (loss) per share.............  $        0.23  $       (1.65) $       (1.02)
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

                             ARGOSY GAMING COMPANY

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

7.  EARNINGS PER SHARE (CONTINUED)

    Employee and directors stock options to purchase 1,592,179 shares of common stock at prices ranging from $3.13 to $16.75 were not included in the computation of diluted earnings per share because the options exercise price was greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive.

    Warrants to purchase 292,612 shares of common stock at $3.89 per share were outstanding at December 31, 1998, but were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive.

    Convertible preferred stock (convertible into 1,528,081 weighted-average shares of common stock at December 31, 1998) was not included in the computation of diluted earnings as the amount of dividend and accretion recognized during the year per weighted-average common share obtainable on conversion exceeded basic earnings per share; thus the effect would be anti-dilutive.

    Twelve percent convertible debentures (convertible into 6,497,175 shares of common stock at $17.70 per share) were outstanding at December 31, 1998, but were not included in the computation of diluted earnings per share as the net interest expense per common share obtainable on conversion exceeded basic earnings per share; thus the effect would be anti-dilutive.

8.  INCOME TAXES

    Income tax benefit (expense) for the years ended December 31, 1998, 1997 and 1996, consists of the following:

                                                                   1998       1997       1996
                                                                 ---------  ---------  ---------
Current:
  Federal......................................................  $      --  $      --  $   7,877
  State........................................................       (604)       866      1,117
                                                                 ---------  ---------  ---------
                                                                      (604)       866      8,994
                                                                 ---------  ---------  ---------

Deferred:
  Federal......................................................         --         --      2,521
  State........................................................       (536)       486      1,015
                                                                 ---------  ---------  ---------
                                                                      (536)       486      3,536
                                                                 ---------  ---------  ---------
Income tax benefit (expense)...................................  $  (1,140) $   1,352  $  12,530
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

                             ARGOSY GAMING COMPANY

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

8.  INCOME TAXES (CONTINUED)
    The provision for income taxes for the years ended December 31, 1998, 1997 and 1996, differs from that computed at the federal statutory corporate tax rate as follows:

                                                                       1998       1997       1996
                                                                     ---------  ---------  ---------
Federal statutory rate.............................................       35.0%     (35.0)%     (35.0)%
State income taxes, net of federal benefit.........................        2.2       (2.6)      (2.5)
Valuation allowance................................................       (7.8)      38.7         --
Goodwill amortization..............................................        0.6        0.4        0.5
Minority interest in partnership income............................      (27.0)      (6.7)       4.6
Other, net.........................................................        0.4        1.3        2.1
                                                                     ---------  ---------  ---------
                                                                           3.4%      (3.9)%     (30.3)%
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

    The tax effects of significant temporary differences representing deferred tax assets and liabilities at December 31, 1998 and 1997, are as follows:

                                                                           1998        1997
                                                                        ----------  ----------
Basis of assets held for sale.........................................  $    3,739  $    3,727
Depreciation..........................................................     (14,241)    (13,392)
Preopening............................................................       3,709       4,755
Benefit of net operating loss carryforward............................      18,357      17,986
Other, net............................................................         575       1,320
                                                                        ----------  ----------
                                                                            12,139      14,396
Valuation allowance...................................................     (12,611)    (14,332)
                                                                        ----------  ----------
Net deferred tax asset (liability)....................................  $     (472) $       64
                                                                        ----------  ----------
                                                                        ----------  ----------

The valuation allowance relates to deferred tax assets established under SFAS 109 for net operating loss carryforwards of approximately $42,800 and $46,600 at December 31, 1998 and 1997, respectively. These loss carryforwards, which will expire through 2012, will be carried forward to future years for possible utilization.

9.  SUPPLEMENTAL CASH FLOW INFORMATION

    The Company acquired equipment in the amounts of $2,841, $4,154 and $5,191 in 1998, 1997 and 1996, respectively, which was financed through installment contracts.

    The Company paid $58,356, $51,185 and $33,302 for interest, and $784, $143 and $332 for income taxes in 1998, 1997 and 1996, respectively.

    The Company issued 1,331,980 shares of additional common stock upon the conversion of 253 shares of Preferred Stock.

                             ARGOSY GAMING COMPANY

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

10.  LEASES

    Future minimum lease payments for operating leases with initial terms in excess of one year as of December 31, 1998, are as follows:

YEARS ENDING DECEMBER 31,
-----------------------------------------------------------------------------------
1999...............................................................................  $   1,702
2000...............................................................................      1,231
2001...............................................................................        864
2002...............................................................................        450
2003...............................................................................        328
Thereafter.........................................................................     14,948

    Rent expense for the years ended December 31, 1998, 1997 and 1996, was $4,137, $7,205 and $6,204, respectively.

11.  STOCK OPTION PLANS

    The Company adopted the Argosy Gaming Company Stock Option Plan, as amended, ("Stock Option Plan"), which provides for the grant of non-qualified stock options for up to 2,500,000 shares of common stock to key employees of the Company. These options expire 10 years after their respective grant dates and become exercisable over a specified vesting period. At December 31, 1998, options for 843,241 shares are exercisable under the Stock Option Plan. The weighted average life of outstanding options at December 31, 1998 is approximately five years.

    On November 7, 1997 ("Grant Date"), the Company's board of directors approved a plan that allowed certain employees to exchange their existing stock options for an amount of options equal to the number of options to be exchanged multiplied by a fraction: the numerator of which is $4.25 (closing price on Grant Date) and the denominator of which is the prior option price. This exchange of options was finalized during 1998, and options for 625,373 shares of stock were exchanged for options for 157,524 shares of stock.

    The Company also has adopted the Argosy Gaming Company 1993 Directors Stock Option Plan ("Directors Option Plan"), which provides for a total of 50,000 shares of common stock to be authorized and reserved for issuance. The Directors Option Plan provides for the grant of non-qualified stock options at fair market value to non-employee directors of the Company as of the date such individuals become directors of the Company. These options expire five years after their respective grant dates and become exercisable over a specified vesting period. At December 31, 1998 options for 6,000 shares are exercisable under the Directors' Option Plan.

    The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation." Accordingly, no compensation expense has been recognized for either stock plan. Had the valuation methods under

                             ARGOSY GAMING COMPANY

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

11.  STOCK OPTION PLANS (CONTINUED)
SFAS 123 been used for the Company's stock option grants, the fiscal 1998 pro forma net income attributable to common shareholders would have been $5,579 and the pro forma income per share would have been $0.23. The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of zero; expected volatility 52.7%; risk-free interest rate of 6% and expected option life of three years. The fiscal 1997 pro forma net loss would have been $40,336 and the pro forma loss per share would have been $1.66. The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of zero; expected volatility 36.5%; risk-free interest rate of 6% and expected option life of five years. There was no pro forma compensation expense in 1996. These pro forma amounts may not be representative of future disclosures because the estimated fair value of the options is amortized to expense over the vesting period and additional options may be granted in the future.

    A summary of stock option activity is as follows:

                                                         STOCK OPTION PLAN             DIRECTORS OPTION PLAN
                                                   -----------------------------  -------------------------------
                                                                EXERCISE PRICE                  EXERCISE PRICE
                                                     SHARES        PER SHARE       SHARES         PER SHARE
                                                   ----------  -----------------  ---------  --------------------
Outstanding, December 31, 1995...................   2,415,253   $16.75 - $19.38      21,000   $   11.50 - $19.00
Forfeited........................................     (10,000)             16.75         --                   --
                                                   ----------  -----------------  ---------  --------------------
Outstanding, December 31, 1996...................   2,405,253   16.75 -  19.38       21,000       11.50 -  19.00
Granted..........................................     406,000    3.13 -   3.44
Forfeited........................................    (744,343)  16.75 -  19.38           --                   --
                                                   ----------  -----------------  ---------  --------------------
Outstanding, December 31, 1997...................   2,066,910    3.13 -  19.38       21,000       11.50 -  19.00
Exchange of options..............................    (467,849)   4.25 -  19.38           --                   --
Granted..........................................     232,156    3.31 -   3.44           --                   --
Forfeited........................................    (239,038)   4.25 -  19.38      (15,000)               19.00
                                                   ----------  -----------------  ---------  --------------------
Outstanding, December 31, 1998...................   1,592,179   $ 3.13 - $16.75       6,000   $            11.50
                                                   ----------  -----------------  ---------  --------------------
                                                   ----------  -----------------  ---------  --------------------

12.  RESTRICTED STOCK

    The Company issued 165,000 shares of restricted common stock to certain new employees in 1997. The value of these shares at their respective grant dates ranged from $3.13 to $3.63. In 1998, 66,000 shares of the restricted stock vested, and in 2000, 99,000 shares will vest.

    Compensation expense of $566 is being amortized over the period from the date of grant until the respective vesting dates. Compensation expense of $239 and $175 was recognized in 1998 and 1997, respectively.

                             ARGOSY GAMING COMPANY

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

13.  EMPLOYEES BENEFIT PLAN

    The Company established a 401(k) defined-contribution plan which covers substantially all of its full-time employees. Participants can contribute a portion of their eligible salaries (as defined) subject to maximum limits, as determined by provisions of the Internal Revenue Code. The Company will match a portion of participants' contributions in an amount determined annually by the Company. Expense recognized under the Plan was approximately $1,134, $2,168 and $1,546 in 1998, 1997 and 1996, respectively.

14.  SUBSIDIARY GUARANTORS

    On June 5, 1996, the Company issued the Mortgage Notes in a private placement transaction. In October 1996, the Company exchanged all of the outstanding privately placed Mortgage Notes for a like amount of identical Mortgage Notes registered with the Securities and Exchange Commission. The Mortgage Notes rank senior in right of payment to all existing and future indebtedness of the Company.

    The Mortgage Notes are unconditionally guaranteed, on a joint and several basis, by the following wholly owned subsidiaries of the Company: Alton Gaming Company; The Missouri Gaming Company; The St. Louis Gaming Company; Iowa Gaming Company; Jazz Enterprises, Inc.; Argosy of Louisiana, Inc.; Catfish Queen Partnership in Commendam; and The Indiana Gaming Company (the "Guarantors"). The Mortgage Notes are secured, subject to certain prior liens, by a first lien on
(i) substantially all of the assets of the Company including the assets used in the Company's Alton, Riverside, Baton Rouge and Sioux City operations, (ii) a pledge of all the capital stock of, and partnership interests in, the Company's subsidiaries, excluding the Company's partnership interest in its Sioux City property, (iii) a pledge of the intercompany notes payable to the Company from its subsidiaries and (iv) an assignment of the proceeds of the management agreement relating to the Lawrenceburg casino project. The collateral for the Mortgage Notes does not include assets of the Indiana Partnership.

    The following tables present summarized balance sheet information of the Company as of December 31, 1998 and 1997, and summarized operating statement information for the years ended December 31, 1998, 1997 and 1996. The column labeled "Parent Company" represents the holding company for each of the Company's direct subsidiaries; the column labeled "Guarantors" represents each of the Company's direct subsidiaries; all of which are wholly owned by the parent company; and the column labeled "Non-Guarantors" represents the partnerships which operate the Company's casinos in Sioux City and in Lawrenceburg. The Company believes that separate financial statements and other disclosures regarding the Guarantors, except as otherwise required under Regulation S-X, are not material to investors.

                             ARGOSY GAMING COMPANY

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

14.  SUBSIDIARY GUARANTORS (CONTINUED)
    Summarized balance sheet information as of December 31, 1998 and 1997, is as follows:

                                                                      DECEMBER 31, 1998
                                             --------------------------------------------------------------------
                                               PARENT
                                              COMPANY    GUARANTORS   NON-GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                             ----------  -----------  ---------------  ------------  ------------
ASSETS:
  Current assets...........................  $   55,896   $  22,236     $    29,585     $   (8,461)   $   99,256
  Non-current assets.......................     347,441     360,354         227,439       (471,738)      463,496
                                             ----------  -----------  ---------------  ------------  ------------
                                             $  403,337   $ 382,590     $   257,024     $ (480,199)   $  562,752
                                             ----------  -----------  ---------------  ------------  ------------
                                             ----------  -----------  ---------------  ------------  ------------

LIABILITIES AND EQUITY:
  Current liabilities......................  $    7,134   $  47,507     $    59,116     $  (42,372)   $   71,385
  Non-current liabilities..................     350,000     269,878         111,208       (285,922)      445,164
  Convertible preferred stock..............       5,340          --              --             --         5,340
  Stockholders' equity.....................      40,863      65,205          86,700       (151,905)       40,863
                                             ----------  -----------  ---------------  ------------  ------------
                                             $  403,337   $ 382,590     $   257,024     $ (480,199)   $  562,752
                                             ----------  -----------  ---------------  ------------  ------------
                                             ----------  -----------  ---------------  ------------  ------------


                                                                      DECEMBER 31, 1997
                                             --------------------------------------------------------------------
                                               PARENT
                                              COMPANY    GUARANTORS   NON-GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                             ----------  -----------  ---------------  ------------  ------------
ASSETS:
  Current assets...........................  $   10,106   $  27,874     $    44,581     $  (12,578)   $   69,983
  Non-current assets.......................     381,368     387,009         222,577       (501,081)      489,873
                                             ----------  -----------  ---------------  ------------  ------------
                                             $  391,474   $ 414,883     $   267,158     $ (513,659)   $  559,856
                                             ----------  -----------  ---------------  ------------  ------------
                                             ----------  -----------  ---------------  ------------  ------------

LIABILITIES AND EQUITY:
  Current liabilities......................  $    8,811   $  20,595     $    57,088     $  (17,495)   $   68,999
  Non-current liabilities..................     350,000     348,504         169,605       (409,915)      458,194
  Stockholders' equity.....................      32,663      45,784          40,465        (86,249)       32,663
                                             ----------  -----------  ---------------  ------------  ------------
                                             $  391,474   $ 414,883     $   267,158     $ (513,659)   $  559,856
                                             ----------  -----------  ---------------  ------------  ------------
                                             ----------  -----------  ---------------  ------------  ------------

                             ARGOSY GAMING COMPANY

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

14.  SUBSIDIARY GUARANTORS (CONTINUED)
    Summarized operating statement information for the years ended December 31, 1998, 1997 and 1996, is as follows:

                                                                  YEAR ENDED DECEMBER 31, 1998
                                              --------------------------------------------------------------------
                                                PARENT
                                               COMPANY    GUARANTORS   NON-GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                              ----------  -----------  ---------------  ------------  ------------
Net revenues................................  $    1,988   $ 230,867     $   308,246     $  (34,433)   $  506,668
Costs and expenses..........................       9,984     183,735         227,451         (2,313)      418,857
Net interest (expense) income...............     (38,356)      4,067         (18,957)          (659)      (53,905)
Net income (loss) attributable to common
  stockholders..............................       5,741      27,832          56,285        (84,117)        5,741


                                                                  YEAR ENDED DECEMBER 31, 1997
                                              --------------------------------------------------------------------
                                                PARENT
                                               COMPANY    GUARANTORS   NON-GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                              ----------  -----------  ---------------  ------------  ------------
Net revenues................................  $    5,795   $ 189,388     $   158,696     $   (9,796)   $  344,083
Costs and expenses..........................      23,630     184,818         136,039         (6,934)      337,553
Net interest (expense) income...............     (32,145)      2,366          (6,616)        (4,784)      (41,179)
Net (loss) income...........................     (40,213)      8,696          10,599        (19,295)      (40,213)

                                                                  YEAR ENDED DECEMBER 31, 1996
                                              --------------------------------------------------------------------
                                                PARENT
                                               COMPANY    GUARANTORS   NON-GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                              ----------  -----------  ---------------  ------------  ------------
Net revenues................................  $    4,875   $ 211,319     $    24,299     $    4,324    $  244,817
Costs and expenses..........................      16,043     209,955          35,552         (5,982)      255,568
Net interest expense........................     (22,177)     (7,176)           (738)          (516)      (30,607)
Net (loss) income...........................     (24,839)     (2,297)        (15,718)        18,015       (24,839)

15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair values of the Company's financial instruments at December 31, 1998, are as follows:

                                                                         CARRYING
                                                                          AMOUNT    FAIR VALUE
                                                                        ----------  ----------
Cash and cash equivalents.............................................  $   89,857  $   89,857
First mortgage notes..................................................     235,000     258,794
Convertible subordinated notes........................................     115,000     113,131
Other long-term debt..................................................      74,000      74,000

    The fair value of the first mortgage notes and the convertible subordinated notes are based on quoted market prices. The Company estimates that the fair value of the remainder of the Company's long-term debt approximates carrying value.

                             ARGOSY GAMING COMPANY

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

16.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                     FIRST       SECOND      THIRD       FOURTH
                                                                   ----------  ----------  ----------  ----------
1998:
Net revenues.....................................................  $  115,700  $  124,457  $  133,533  $  132,978
Income from operations...........................................      15,651      19,390      25,697      27,073
Other expense, net...............................................      13,482      13,363      13,694      13,366
Net income (loss) attributable to common stockholders............      (2,537)        244       4,016       4,018
Net income (loss) per share
  Basic..........................................................       (0.10)       0.01        0.17        0.16
  Diluted........................................................       (0.10)       0.01        0.15        0.14


                                                                     FIRST       SECOND      THIRD       FOURTH
                                                                   ----------  ----------  ----------  ----------
1997:
Net revenues.....................................................  $   82,495  $   87,509  $   82,351  $   91,728
Income (loss) from operations (a)................................       1,961       7,106         933      (3,470)
Other expense, net...............................................      10,460       9,920       9,778      11,021
Net loss.........................................................      (9,017)     (4,265)     (9,623)    (17,308)

Basic and diluted net loss per share.............................       (0.37)      (0.17)      (0.39)      (0.71)

------------------------

(a) Income from operations includes a charge of $1,750 related to severance expense for the first quarter of 1997 and a charge of $9,600 for a write-down of assets held for sale in the fourth quarter of 1997.

17.  COMMITMENTS AND CONTINGENT LIABILITIES

    LAWRENCEBURG, INDIANA--Under terms of the Lawrenceburg partnership agreement, after December 10, 1999, each limited partner has the right to sell its interest to the other partners (pro rata in accordance with their respective percentage interests). In the event of this occurrence, if the partners cannot agree on a selling price, the Indiana Partnership will be sold in its entirety.

    OTHER--A predecessor entity to the Company ("Predecessor"), as a result of a certain shareholder loan transaction, could be subject to federal and certain state income taxes (plus interest and penalties, if any) if it is determined that it failed to satisfy all of the requirements of the S-Corporation provisions of the Internal Revenue Code relating to the prohibition concerning a second class of stock.

    An audit is currently being conducted by the Internal Revenue Service ("IRS") of the Company's federal income tax returns for the 1992 and 1993 tax years and the IRS has identified the S-Corporation status as one of the issues, although the IRS has yet to make a formal claim of deficiency. If the IRS successfully challenges the Predecessor's S-Corporation status, the Company would be required to pay federal and certain state income taxes on the Predecessor's taxable income from the commencement of its operations until February 25, 1993 (plus interest and penalties, if any, thereon until the date of payment). If the Predecessor was required to pay federal and state income taxes on its taxable earnings through February 25, 1993, such payments could amount to approximately $13.5 million, including interest through December 31, 1998, but excluding penalties, if any. While the Company believes the Predecessor has legal authority for its position that it is not subject to federal

                             ARGOSY GAMING COMPANY

                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

17. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED) and certain state income taxes because it met the S-Corporation requirements, no assurances can be given that the Predecessor's position will be upheld. This contingent liability could have a material adverse effect on the Company's results of operations, financial condition and cash flows. No provision has been made for this contingency in the accompanying consolidated financial statements.

    The Company is subject, from time to time, to various legal and regulatory proceedings, in the ordinary course of business. The Company believes that current proceedings will not have a material effect on the financial condition of the Company.

                             ARGOSY GAMING COMPANY



                     CONDENSED CONSOLIDATED BALANCE SHEETS



                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                                                     DECEMBER 31,
                                                                                                         1998
                                                                                         JUNE 30,    ------------
                                                                                           1999
                                                                                        -----------
                                                                                        (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents...........................................................   $  51,134    $   89,857
  Restricted cash.....................................................................      26,681            --
  Other current assets................................................................       7,982         9,399
                                                                                        -----------  ------------
    Total current assets..............................................................      85,797        99,256
                                                                                        -----------  ------------

NET PROPERTY AND EQUIPMENT............................................................     392,292       395,920
                                                                                        -----------  ------------

OTHER ASSETS:
  Goodwill and other intangible assets, net...........................................      50,766        51,817
  Other, net..........................................................................      17,531        15,759
                                                                                        -----------  ------------
    Total other assets................................................................      68,297        67,576
                                                                                        -----------  ------------

TOTAL ASSETS..........................................................................   $ 546,386    $  562,752
                                                                                        -----------  ------------
                                                                                        -----------  ------------

CURRENT LIABILITIES:
  Accounts payable and accrued liabilities............................................   $  57,789    $   57,130
  Other current liabilities...........................................................      34,655        14,255
                                                                                        -----------  ------------
    Total current liabilities.........................................................      92,444        71,385
                                                                                        -----------  ------------
LONG-TERM DEBT........................................................................     391,021       412,360
OTHER LONG-TERM OBLIGATIONS...........................................................       2,157         2,144
MINORITY INTERESTS IN EQUITY OF CONSOLIDATED SUBSIDIARIES.............................      38,653        30,660

SERIES A CONVERTIBLE PREFERRED STOCK, $.01 PAR VALUE
  10,000,000 SHARES AUTHORIZED, 547 SHARES ISSUED
  AND OUTSTANDING AT DECEMBER 31, 1998................................................          --         5,340

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par; 60,000,000 shares authorized;
    28,140,324 shares issued and outstanding at June 30, 1999;
    25,830,313 shares issued and outstanding at December 31, 1998.....................         281           258
  Capital in excess of par............................................................      79,884        74,484
  Retained deficit....................................................................     (58,054)      (33,879)
                                                                                        -----------  ------------
    Total stockholders' equity........................................................      22,111        40,863
                                                                                        -----------  ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............................................   $ 546,386    $  562,752
                                                                                        -----------  ------------
                                                                                        -----------  ------------



     See accompanying notes to condensed consolidated financial statements.

                             ARGOSY GAMING COMPANY



                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS



                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                                              SIX MONTHS ENDED
                                                                                          ------------------------
                                                                                           JUNE 30,     JUNE 30,
                                                                                             1999         1998
                                                                                          -----------  -----------
                                                                                          (UNAUDITED)  (UNAUDITED)
REVENUES:
  Casino................................................................................   $ 265,048    $ 224,873
  Admissions............................................................................       8,956        7,200
  Food, beverage and other..............................................................      27,672       23,565
                                                                                          -----------  -----------
                                                                                             301,676      255,638
  Less promotional allowances...........................................................     (19,684)     (15,481)
                                                                                          -----------  -----------
Net revenues............................................................................     281,992      240,157
                                                                                          -----------  -----------

COSTS AND EXPENSES:
  Casino................................................................................     120,434      107,372
  Food, beverage and other..............................................................      19,879       19,710
  Other operating expenses..............................................................      13,251       13,303
  Selling, general and administrative...................................................      57,052       48,360
  Depreciation and amortization.........................................................      17,091       16,371
                                                                                          -----------  -----------
                                                                                             227,707      205,116
                                                                                          -----------  -----------
Income from operations..................................................................      54,285       35,041
                                                                                          -----------  -----------

OTHER INCOME (EXPENSE):
  Interest income.......................................................................       1,703        1,642
  Interest expense......................................................................     (27,786)     (28,487)
                                                                                          -----------  -----------
                                                                                             (26,083)     (26,845)
                                                                                          -----------  -----------

Income before minority interests, income taxes and extraordinary item...................      28,202        8,196
Minority interests......................................................................     (16,390)     (10,224)
Income tax expense......................................................................      (1,200)        (250)
                                                                                          -----------  -----------
Net income (loss) before extraordinary item.............................................      10,612       (2,278)
Extraordinary loss on extinguishment of debt............................................     (34,760)          --
                                                                                          -----------  -----------

NET LOSS................................................................................     (24,148)      (2,278)
Preferred stock dividends and accretion.................................................         (27)         (15)
                                                                                          -----------  -----------
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS............................................   $ (24,175)   $  (2,293)
                                                                                          -----------  -----------
                                                                                          -----------  -----------

BASIC INCOME (LOSS) PER SHARE BEFORE EXTRAORDINARY LOSS.................................        0.38        (0.09)
Extraordinary loss......................................................................       (1.26)          --
                                                                                          -----------  -----------
BASIC INCOME (LOSS) PER SHARE...........................................................       (0.88)       (0.09)
                                                                                          -----------  -----------
                                                                                          -----------  -----------

DILUTED INCOME (LOSS) PER SHARE BEFORE EXTRAORDINARY LOSS...............................        0.38        (0.09)
Extraordinary loss......................................................................       (1.22)          --
                                                                                          -----------  -----------
DILUTED INCOME (LOSS) PER SHARE.........................................................   $   (0.84)   $   (0.09)
                                                                                          -----------  -----------
                                                                                          -----------  -----------



     See accompanying notes to condensed consolidated financial statements.

                             ARGOSY GAMING COMPANY



           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                  (UNAUDITED)



                                                                                CAPITAL IN                  TOTAL
                                                                     COMMON      EXCESS OF    RETAINED   STOCKHOLDERS'
                                                        SHARES        STOCK         PAR       DEFICIT       EQUITY
                                                     ------------  -----------  -----------  ----------  ------------
BALANCE, DECEMBER 31, 1998.........................    25,830,313   $     258    $  74,484   $  (33,879)  $   40,863
  Restricted Stock compensation expense............            --          --           56           --           56
  Preferred Stock conversion.......................     2,310,011          23        5,344   $       --        5,367
  Net loss for the six months ended June 30,
    1999...........................................            --          --           --      (24,148)     (24,148)
  Preferred Stock dividends and accretion..........            --          --           --          (27)         (27)
                                                     ------------       -----   -----------  ----------  ------------
BALANCE, JUNE 30, 1999.............................    28,140,324   $     281    $  79,884   $  (58,054)  $   22,111
                                                     ------------       -----   -----------  ----------  ------------
                                                     ------------       -----   -----------  ----------  ------------



     See accompanying notes to condensed consolidated financial statements.

                             ARGOSY GAMING COMPANY



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                                             SIX MONTHS ENDED
                                                                                         ------------------------
                                                                                          JUNE 30,     JUNE 30,
                                                                                            1999         1998
                                                                                         -----------  -----------
                                                                                         (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................................................................   $ (24,148)   $  (2,278)
  Adjustments to reconcile net loss to net cash provided by operating activities:
  Extraordinary loss...................................................................       5,691           --
  Depreciation.........................................................................      15,754       15,164
  Amortization.........................................................................       2,289        2,163
  Compensation expense recognized on issuance of stock.................................          56          132
  Minority interests...................................................................      16,390       10,224
  Changes in operating assets and liabilities:
  Other current assets.................................................................       1,129          136
  Accounts payable and other current liabilities.......................................       2,102        7,556
                                                                                         -----------  -----------
    Net cash provided by operating activities..........................................      19,263       33,097
                                                                                         -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment..................................................     (12,113)     (25,887)
  Decrease in restricted cash held by trustees.........................................          --       11,593
  Other................................................................................          --       (1,603)
                                                                                         -----------  -----------
    Net cash used in investing activities..............................................     (12,113)     (15,897)
                                                                                         -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt and installment contracts.................................      (4,540)      (3,290)
  Repayment of partner loans...........................................................      (8,639)     (10,384)
  Partnership equity distributions.....................................................      (7,019)      (3,774)
  Proceeds (net of issuance costs) from sale of Preferred Stock and Warrants...........          --        7,365
  Repayment of partner capital contribution............................................        (289)          --
  Increase in restricted cash held in escrow...........................................     (26,681)          --
  Proceeds from issuance of subordinated notes.........................................     200,000           --
  Proceeds from line of credit.........................................................      25,000           --
  Repayment of long-term debt..........................................................    (212,758)          --
  Payment of preferred equity return to partner........................................      (2,535)      (1,159)
  (Increase) decrease in other assets..................................................      (8,412)           8
                                                                                         -----------  -----------
    Net cash used in financing activities..............................................     (45,873)     (11,234)
                                                                                         -----------  -----------
Net (decrease) increase in cash and cash equivalents...................................     (38,723)       5,966
Cash and cash equivalents, beginning of period.........................................      89,857       59,354
                                                                                         -----------  -----------
Cash and cash equivalents, end of period...............................................   $  51,134    $  65,320
                                                                                         -----------  -----------
                                                                                         -----------  -----------



     See accompanying notes to condensed consolidated financial statements.

                             ARGOSY GAMING COMPANY



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



                                  (UNAUDITED)



                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



1.  BASIS OF PRESENTATION



    Argosy Gaming Company (collectively with its subsidiaries, "Argosy" or "Company") is engaged in the business of providing casino style gaming and related entertainment to the public and, through its subsidiaries or joint ventures, operates riverboat casinos in Alton, Illinois; Lawrenceburg, Indiana; Riverside, Missouri; Baton Rouge, Louisiana; and Sioux City, Iowa. Indiana Gaming Company, L.P., ("Indiana Partnership") is a limited partnership which owns the casino in Lawrenceburg, Indiana. The Company is the sole general partner, holds a 57.5% interest and manages the Indiana Partnership.



    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Interim results may not necessarily be indicative of results which may be expected for any other interim period or for the year as a whole. For further information, refer to the financial statements and footnotes thereto for the year ended December 31, 1998, included in the Company's Annual Report on Form 10-K (File No. 1-11853). The accompanying unaudited condensed consolidated financial statements contain all adjustments which are, in the opinion of management, necessary to present fairly the financial position and the results of operations for the periods indicated. Such adjustments include only normal recurring accruals. Certain 1998 amounts have been reclassified to conform to the 1999 financial statement presentation.



    As of June 30, 1999 the Company is in a net operating loss position and, therefore, has recorded a valuation allowance of $22,200 against its deferred tax assets.

                             ARGOSY GAMING COMPANY

                                  (UNAUDITED)



                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



2.  EARNINGS PER SHARE



    The following table sets forth the computation of basic and diluted earnings per share:



                                                                           SIX MONTHS ENDED
                                                                     ----------------------------
                                                                       JUNE 30,       JUNE 30,
                                                                         1999           1998
                                                                     -------------  -------------
                                                                      (UNAUDITED)    (UNAUDITED)
NUMERATOR:
Net income (loss)..................................................  $      10,612  $      (2,278)
Preferred stock dividends and accretion............................            (27)           (15)
                                                                     -------------  -------------
Numerator for basic earnings per share--income (loss) attributable
 to Common Stockholders............................................         10,585         (2,293)
Effect of dilutive securities:
  Preferred stock dividends and accretion..........................             27             --
                                                                     -------------  -------------
Numerator for diluted earnings per share--income (loss) available
 to Common Stockholders after assumed conversions..................  $      10,612  $      (2,293)

DENOMINATOR:
Denominator for basic earnings per share--weighted-average shares
 outstanding.......................................................     27,578,009     24,333,333

Effect of dilutive securities:
  Restricted stock.................................................         81,941             --
  Employee stock options...........................................        296,850             --
  Preferred stock..................................................        537,533             --
  Warrants.........................................................         89,570             --
                                                                     -------------  -------------
Dilutive potential common shares...................................      1,005,894             --
Denominator for diluted earnings per share--adjusted
 Weighted-average shares and assumed conversions...................     28,583,903     24,333,333
                                                                     -------------  -------------
                                                                     -------------  -------------
BASIC INCOME (LOSS) PER SHARE BEFORE EXTRAORDINARY LOSS............  $        0.38  $       (0.09)
Extraordinary loss.................................................          (1.26)            --
                                                                     -------------  -------------
BASIC (LOSS) INCOME PER SHARE......................................  $       (0.88) $       (0.09)
                                                                     -------------  -------------
                                                                     -------------  -------------
DILUTED INCOME (LOSS) PER SHARE BEFORE EXTRAORDINARY LOSS..........  $        0.38  $       (0.09)
Extraordinary loss.................................................          (1.22)            --
                                                                     -------------  -------------
DILUTED (LOSS) INCOME PER SHARE....................................  $       (0.84) $       (0.09)
                                                                     -------------  -------------
                                                                     -------------  -------------



    Additional employee and director stock options to purchase 648,000 and 873,000 shares of common stock at prices ranging from $7.06 to $16.75 were not included in the computation of quarter-to-date and year-to-date diluted earnings per share, respectively, because the option exercise price was greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive.

                             ARGOSY GAMING COMPANY

                                  (UNAUDITED)



                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



2.  EARNINGS PER SHARE (CONTINUED)


    12% Convertible Debentures (convertible into 6,497,175 shares of common stock at $17.70 per share) were outstanding at June 30, 1999 but were not included in the computation of diluted earnings per share as the net interest expense per common share obtainable on conversion exceeded basic earnings per share, thus the effect would be anti-dilutive.



3.  LONG-TERM DEBT



    Long-term debt consists of the following:



                                                                       JUNE 30,     DECEMBER 31,
                                                                         1999           1998
                                                                     -------------  -------------
First Mortgage Notes due June 1, 2004, interest payable
 semi-annually at 13.25%...........................................  $      22,242  $     235,000
Convertible subordinated notes due June 1, 2001, convertible into common stock at $17.70 per share, interest payable semi-annually
 at 12%............................................................        115,000        115,000
Senior secured line of credit, expires June 2004, interest payable
 at least quarterly at either LIBOR or prime plus a margin.........         25,000             --
Senior subordinated notes due June 1, 2009, interest payable
 semi-annually at 10.75%...........................................        200,000             --
Notes payable, principal and interest payments due quarterly
 through September 2015, discounted at 10.5%.......................          6,780          7,097
Notes payable, principal and interest payments due monthly through
 December 2001, interest payable at prime + 1%, secured by gaming
 vessel and certain equipment......................................         19,522         21,707
Loans from partner, principal due in annual installments through
 2004, interest payable at prime + 6%..............................         36,556         45,196
                                                                     -------------  -------------
                                                                           425,100        424,000
Less: current maturities...........................................         34,079         11,640
                                                                     -------------  -------------
Long-term debt, less current maturities............................  $     391,021  $     412,360
                                                                     -------------  -------------
                                                                     -------------  -------------



    On June 8, 1999, the Company issued $200,000 of Senior Subordinated Notes due 2009 ("Subordinated Notes") and entered into a five year $200,000 Senior Secured revolving bank credit agreement ("Credit Facility"). The Credit Facility is secured by liens on substantially all of the Company's assets and the Company's subsidiaries are co-borrowers. The Company's joint-venture subsidiaries that operate the Argosy Casino Lawrenceburg and the Belle of Sioux City casino are not co-borrowers. All of the Company's wholly-owned operating subsidiaries guarantee the Subordinated Notes. The Company's joint-venture subsidiaries that operate the Argosy Casino Lawrenceburg and the Belle of Sioux City Casino do not guarantee the Subordinated Notes. The Subordinated Notes rank junior to all of the senior indebtedness of the Company, including borrowings under the Credit Facility and the subsidiary guarantees will rank junior to the senior indebtedness of the subsidiary guarantors.

                             ARGOSY GAMING COMPANY

                                  (UNAUDITED)



                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



3.  LONG-TERM DEBT (CONTINUED)


    The Subordinated Notes and the Credit Facility contain certain restrictions on the payment of dividends on the Company's common stock and the occurrence of additional indebtedness, as well as other typical debt covenants. In addition, the Credit Facility requires the Company to maintain certain financial ratios.



    The Company used the proceeds from the issuance of the Subordinated Notes, $25,000 in borrowings under the Credit Facility and approximately $51,000 of cash on hand to tender for and retire $212,732 of its outstanding 13 1/4% First Mortgage Notes due 2004 ("Mortgage Notes"). Under terms of the Credit Facility, the Company will be required to redeem the remaining $22,242 of Mortgage Notes on June 1, 2000. The Company has placed $26,681 in escrow to fund the remaining interest payments and June 2000 redemption premium for the untendered $22,242 Mortgage Notes.



    In connection with this early extinguishment of the Mortgage Notes, the Company recorded an extraordinary loss of $34,760. No tax benefit was recorded on the extraordinary loss due to the uncertainty of realization.



    On July 7, 1999, the Company redeemed all of its outstanding 12% Convertible Subordinated Notes dues 2001 ("Convertible Notes"). The Company used borrowings of $105,000 under the Credit Facility and approximately $13,700 of cash to redeem the Convertible Notes.



    In the third quarter of 1999, in connection with this early extinguishment of the Convertible Notes, the Company will record an extraordinary loss of approximately $3,600. No tax benefit will be recorded on this extraordinary loss due the uncertainty of realization.



4.  CONVERTIBLE PREFERRED STOCK AND WARRANTS



    On June 16, 1998, the Company issued $8,000 of Series A Convertible Preferred Stock ("Preferred Shares"), together with warrants to purchase an additional 292,612 shares of Common Stock at $3.89 per share. The Preferred Shares mature in 2005, and the Company had the right to force conversion and/or redemption at maturity. A portion of the proceeds was allocated to the warrants and this discount was to be accreted over seven years. The warrants expire in 2003.



    The Preferred Shares provided for a 4% dividend per annum, payable in cash and/or in kind, at the time of conversion or maturity, at the Company's option.



    The Preferred Shares were convertible at the lower of the fixed initial strike price ($3.89 per share) or a floating price. The floating price is based on the market price of the Company's common stock. The warrants may be exercised at the fixed strike price subject to the same adjustment provisions.



    Through June 30, 1999, all 800 Preferred Shares had been converted into 3,641,991 shares of common stock. As of June 30, 1999 no warrants had yet been converted.

                             ARGOSY GAMING COMPANY

                                  (UNAUDITED)



                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



5.  COMMITMENTS AND CONTINGENT LIABILITIES



    LAWRENCEBURG, INDIANA--Under terms of the Lawrenceburg partnership agreement, after December 10, 1999, each limited partner has the right to sell its interest to the other partners (pro rata in accordance with their respective percentage interests). In the event of this occurrence, if the partners cannot agree on a selling price, the Indiana Partnership will be sold in its entirety.



    OTHER--A predecessor entity to the Company ("Predecessor"), as a result of a certain shareholder loan transaction, could be subject to federal and certain state income taxes (plus interest and penalties, if any) if it is determined that it failed to satisfy all of the requirements of the S-Corporation provisions of the Internal Revenue Code ("Code") relating to the prohibition concerning a second class of stock.



    An audit is currently being conducted by the Internal Revenue Service ("IRS") of the Company's federal income tax returns for the 1992 and 1993 tax years and the IRS has identified the S-Corporation status as one of the issues, although the IRS has yet to make a formal claim of deficiency. If the IRS successfully challenges the Predecessor's S-Corporation status, the Company would be required to pay federal and certain state income taxes on the Predecessor's taxable income from the commencement of its operations until February 25, 1993 (plus interest and penalties, if any, thereon until the date of payment). If the Predecessor was required to pay federal and state income taxes on its taxable earnings through February 25, 1993, such payments could amount to approximately $14,100, including interest through June 30, 1999, but excluding penalties, if any. While the Company believes the Predecessor has legal authority for its position that it is not subject to federal and certain state income taxes because it met the S-Corporation requirements, no assurances can be given that the Predecessor's position will be upheld. No provision has been made for this contingency in the accompanying condensed consolidated financial statements.



    The Company is subject, from time to time, to various legal and regulatory proceedings, in the ordinary course of business. The Company believes that current proceedings will not have a material effect on the financial condition of the Company.



6.  SUBSIDIARY GUARANTORS



    The Mortgage Notes are unconditionally guaranteed, on a joint and several basis, by the following wholly-owned subsidiaries of the Company: Alton Gaming Company, The Missouri Gaming Company, The St. Louis Gaming Company, Iowa Gaming Company, Jazz Enterprises, Inc., Argosy of Louisiana, Inc., Catfish Queen Partnership in Commendam and The Indiana Gaming Company (the "Guarantors"). The Mortgage Notes are secured, subject to certain prior liens, by a first lien on
(i) substantially all of the assets of the Company including the assets used in the Company's Alton, Riverside, Baton Rouge and Sioux City operations, (ii) a pledge of all the capital stock of, and partnership interests in, the Company's subsidiaries, excluding the Company's partnership interest in its Sioux City property, (iii) a pledge of the intercompany notes payable to the Company from its subsidiaries and (iv) an assignment of the proceeds of the management agreement relating to the Lawrenceburg Casino project. The collateral for the Mortgage Notes does not include assets of the Indiana Partnership.



    The Credit Facility is secured by liens on substantially all of the Company's assets and the Company's subsidiaries are co-borrowers. The Company's joint-venture subsidiaries that operate the

                             ARGOSY GAMING COMPANY

                                  (UNAUDITED)



                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



6.  SUBSIDIARY GUARANTORS (CONTINUED)


Argosy Casino Lawrenceburg and the Belle of Sioux City casino are not co-borrowers. All of the Company's wholly-owned operating subsidiaries guarantee the Subordinated Notes. The Company's joint-venture subsidiaries that operate the Argosy Casino Lawrenceburg and the Belle of Sioux City Casino do not guarantee the Subordinated Notes. The Subordinated Notes rank junior to all of the senior indebtedness of the Company, including borrowings under the Credit Facility and the subsidiary guarantees will rank junior to the senior indebtedness of the subsidiary guarantors.



    The following tables present summarized balance sheet information of the Company as of June 30, 1999 and December 31, 1998 and summarized operating statement information for the six months ended June 30, 1999 and 1998. The column labeled "Parent Company" represents the holding company for each of the Company's direct subsidiaries, the column labeled "Guarantors" represents each of the Company's direct subsidiaries, all of which are wholly-owned by the parent company, and the column labeled "Non-Guarantors" represents the partnerships which operate the Company's casinos in Sioux City, Iowa and Lawrenceburg, Indiana. The Company believes that separate financial statements and other disclosures regarding the Guarantors, except as otherwise required under Regulation S-X, are not material to investors.

                             ARGOSY GAMING COMPANY

                                  (UNAUDITED)



                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



6.  SUBSIDIARY GUARANTORS (CONTINUED)


    Summarized balance sheet information as of June 30, 1999 and December 31, 1998 is as follows:



                                                                          JUNE 30, 1999
                                                 ----------------------------------------------------------------
                                                   PARENT                    NON-
                                                  COMPANY    GUARANTORS   GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                 ----------  -----------  -----------  ------------  ------------

ASSETS:
  Current assets...............................  $   84,375   $  22,816    $  22,489    $  (43,883)   $   85,797
  Non-current assets...........................     308,329     355,980      225,304      (429,024)      460,589
                                                 ----------  -----------  -----------  ------------  ------------
                                                 $  392,704   $ 378,796    $ 247,793    $ (472,907)   $  546,386
                                                 ----------  -----------  -----------  ------------  ------------
                                                 ----------  -----------  -----------  ------------  ------------

LIABILITIES AND EQUITY:
  Current liabilities..........................  $   30,593   $  74,768    $  53,869    $  (66,786)   $   92,444
  Non-current liabilities......................     340,000     215,068       86,757      (209,994)      431,831
  Stockholders' equity.........................      22,111      88,960      107,167      (196,127)       22,111
                                                 ----------  -----------  -----------  ------------  ------------
                                                 $  392,704   $ 378,796    $ 247,793    $ (472,907)   $  546,386
                                                 ----------  -----------  -----------  ------------  ------------
                                                 ----------  -----------  -----------  ------------  ------------



                                                                        DECEMBER 31, 1998
                                                 ----------------------------------------------------------------
                                                   PARENT                    NON-
                                                  COMPANY    GUARANTORS   GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                 ----------  -----------  -----------  ------------  ------------

ASSETS:
  Current assets...............................  $   55,896   $  22,236    $  29,585    $   (8,461)   $   99,256
  Non-current assets...........................     347,441     360,354      227,439      (471,738)      463,496
                                                 ----------  -----------  -----------  ------------  ------------
                                                 $  403,337   $ 382,590    $ 257,024    $ (480,199)   $  562,752
                                                 ----------  -----------  -----------  ------------  ------------
                                                 ----------  -----------  -----------  ------------  ------------
LIABILITIES AND EQUITY:
  Current liabilities..........................  $    7,134   $  47,507    $  59,116    $  (42,372)   $   71,385
  Non-current liabilities......................     350,000     269,878      111,208      (285,922)      445,164
  Convertible preferred stock..................       5,340          --           --            --         5,340
  Stockholders' equity.........................      40,863      65,205       86,700      (151,905)       40,863
                                                 ----------  -----------  -----------  ------------  ------------
                                                 $  403,337   $ 382,590    $ 257,024    $ (480,199)   $  562,752
                                                 ----------  -----------  -----------  ------------  ------------
                                                 ----------  -----------  -----------  ------------  ------------

                             ARGOSY GAMING COMPANY

                                  (UNAUDITED)



                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



6.  SUBSIDIARY GUARANTORS (CONTINUED)


    Summarized operating statement information for the six months ended June 30, 1999 and 1998 is as follows:



                                                                  SIX MONTHS ENDED JUNE 30, 1999
                                                 ----------------------------------------------------------------
                                                   PARENT                    NON-
                                                  COMPANY    GUARANTORS   GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                 ----------  -----------  -----------  ------------  ------------

Net revenues...................................  $    1,401   $ 128,589    $ 174,419    $  (22,417)   $  281,992
Costs and expenses.............................       8,349      93,749      127,457        (1,848)      227,707
Net interest expense (income)..................      18,782        (776)       8,077            --        26,083
Net (loss) income attributable to common
  shareholders.................................     (24,175)     20,162       36,307       (56,469)      (24,175)



                                                                  SIX MONTHS ENDED JUNE 30, 1998
                                                 ----------------------------------------------------------------
                                                   PARENT                    NON-
                                                  COMPANY    GUARANTORS   GUARANTORS   ELIMINATIONS  CONSOLIDATED
                                                 ----------  -----------  -----------  ------------  ------------

Net revenues...................................  $    1,086   $ 112,041    $ 140,116    $  (13,086)   $  240,157
Costs and expenses.............................       5,100      98,379      102,263          (626)      205,116
Net interest expense (income)..................      19,031      (2,640)       9,796           658        26,845
Net (loss) income attributable to common
  shareholders.................................      (2,293)      9,828       21,324       (31,152)       (2,293)

  OFFER TO EXCHANGE ALL OUTSTANDING 10 3/4% SENIOR SUBORDINATED NOTES DUE 2009


                        ($200,000,000 PRINCIPAL AMOUNT)

                                      FOR

             REGISTERED 10 3/4% SENIOR SUBORDINATED NOTES DUE 2009

                        ($200,000,000 PRINCIPAL AMOUNT)

                                     [LOGO]

                                   PROSPECTUS

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE YOU ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF JULY 22, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law ("Delaware GCL") empowers a corporation subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful. The Registrant's Certificate of Incorporation and By-laws provide that the Registrant shall indemnify its directs and such of its officers, employees and agents as the Board of Directs may determine from time to time, to the fullest extent permitted by Section 145 of the Delaware GCL:

    Section 102 of the Delaware GCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's Certificate of Incorporation and By-laws include a provision which eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


 EXHIBIT
 NUMBER                                 DESCRIPTION
--------- -----------------------------------------------------------------------

3.1       Amended and Restated Certificate of Incorporation of the Company
            (previously filed with the Securities and Exchange Commission ("SEC") as an Exhibit to the Company's Registration Statement on Form S-1
            (File No. 33-55878) and incorporated herein by reference).

3.2       Amended and Restated By-laws of the Company (previously filed with the
            SEC as an Exhibit to the Company's Registration Statement on Form S-1
            (File No. 33-55878) and incorporated herein by reference).

3.3       Certificate of Incorporation of Alton Gaming Company.

3.4       By-laws of Alton Gaming Company.

3.5       Certificate of Incorporation of Argosy of Louisiana, Inc.

3.6       By-laws of Argosy of Louisiana, Inc.

3.7       Amended and Restated Articles of Partnership In Commendam of Catfish
            Queen Partnership In Commendam.

3.8       Certificate of Incorporation of the Indiana Gaming Company.

3.9       By-laws of the Indiana Gaming Company.

3.10      Certificate of Incorporation of Iowa Gaming Company.

3.11      By-laws of Iowa Gaming Company.

 EXHIBIT
 NUMBER                                 DESCRIPTION
--------- -----------------------------------------------------------------------
3.12      Certificate of Incorporation of Jazz Enterprises, Inc.

3.13      By-laws of Jazz Enterprises, Inc.

3.14      Certificate of Incorporation of The Missouri Gaming Company.

3.15      By-laws of The Missouri Gaming Company.

4.1       Form of the Company's 13 1/4% First Mortgage Notes due 2004 issued on
            June 5, 1996 in the aggregate principal amount of $235,000,000
            (previously filed with the SEC as an Exhibit to the Company's
            Registration Statement on Form S-4 (File No. 333-7299) and incorporated herein by reference).

4.2       Indenture dated as of June 5, 1996, by and among the Company, First
            National Bank of Commerce, as Trustee, and the Guarantors named therein, for the Company's $235,000,000 of 13 1/4% First Mortgage
            Notes due 2004 (previously filed with the SEC as an Exhibit to the Company's Registration Statement on Form S-4 (File No. 333-7299) and incorporated herein by reference).

4.3*      First Supplemental Indenture dated as of May 18, 1999, with respect to the Indenture dated as of June 5, 1996, by and among the Company,
            Bank One Trust Company, NA (as successor in interest to First
            National Bank of Commerce), as Trustee, and the Guarantors named therein, for the Company's 13 1/4% First Mortgage Notes due 2004.

4.4       Specimen Common Stock Certificate (previously filed with the SEC as an
            Exhibit to the Company's Registration Statement on Form S-1 (File No.
            33-55878) and incorporated herein by reference).

4.5*      Indenture dated as of June 8, 1999 by and among the Company, Bank One
            Trust Company, as Trustee, and the Subsidiary Guarantors named therein, for the Company's 10 3/4% Senior Subordinated Notes due
            2009.

4.6*      Form of the Company's 10 3/4% Senior Subordinated Notes due 2009 issued on June 8, 1999 in the aggregate principal amount of $200,000,000
            (included in Exhibit 4.22).

4.7*      Registration Rights Agreement dated as of June 8, 1999 by and among the
            Company, the Subsidiary Guarantors named therein and the Placement
            Agents named therein.

4.8*      Form of Exchange Agent Agreement between the Company and Bank One Trust
            Company, NA.

 5*       Legal Opinion of Winston & Strawn regarding the validity of the issuance of the 10 3/4% Senior Subordinated Notes due 2009.

9.1       Pratt Voting Trust Agreement dated as of May 5, 1992 by and between
            John Biggs Pratt, Sr. and Stephanie Pratt (previously filed with the
            SEC as an Exhibit to the Company's Registration Statement on Form S-1
            (File No. 33-55878) and incorporated herein by reference).

10.1      Bond and Easement Agreement dated as of April 18, 1991 by and between the Alton Riverboat Gambling Partnership and the City of Alton,
            Illinois (previously filed with the SEC as an Exhibit to the Company's Registration Statement on Form S-1 (File No. 33-55878) and incorporated herein by reference).

 EXHIBIT
 NUMBER                                 DESCRIPTION
--------- -----------------------------------------------------------------------
10.2      Stock Option Plan (previously filed with the SEC as an Exhibit to the
            Company's Registration Statement on Form S-1 (File No. 33-55878) and
            incorporated herein by reference).

10.3      Form of Indemnification Agreement (previously filed with the SEC as an
            Exhibit to the Company's Registration Statement on Form S-1 (File No.
            33-55878) and incorporated herein by reference).

10.4      Director Option Plan (previously filed with the SEC as an Exhibit to the Company's Registration Statement on Form S-1 (File No. 33-55878) and incorporated herein by reference).

10.5      Employment Agreement between the Company and Virginia M. McDowell
            (previously filed with the SEC as an Exhibit to the Company's Form
            10-K for the year ended December 31, 1997 and incorporated herein by reference).

10.6      Letter Agreement dated as of January 2, 1993 by and between L. Thomas
            Lakin and the Alton Riverboat Gambling Partnership (previously filed with the SEC as an Exhibit to the Company's Registration Statement on Form S-1 (File No. 33-55878) and incorporated herein by reference).

10.7      Letter Agreement dated March 29, 1995 by and between Floyd C. Warmann and the Company (previously filed with the SEC as an exhibit to the Company's Form 10-K for the year ended December 31, 1994 dated March
            31, 1995 and incorporated herein by reference).

10.8      Agreement to Purchase Stock dated January 30, 1995 by and among the
            Company, Jazz Enterprises, Inc. and the signatory shareholders of Jazz Enterprises, Inc. (previously filed with the SEC as an exhibit to the Company's Form 10-K for the year ended December 31, 1994 and incorporated herein by reference).

10.9      Contract dated June 7, 1993 by and among the City of Riverside,
            Missouri, The Missouri Gaming Company and the Company, together with amendments thereto (previously filed with the SEC as an Exhibit to the Company's Form 8-K dated March 10, 1994 and incorporated herein by reference).

10.10     Second Amended and Restated Agreement of Limited Partnership dated
            February 21, 1996 of Indiana Gaming Company, L.P. (previously filed with the SEC as an Exhibit to the Company's Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

10.11     Management Agreement dated April 11, 1994 by and between Indiana Gaming
            Company L.P. and The Indiana Gaming Company as amended by Amendment
            No. 1 to Management Agreement dated February 21, 1996 (previously filed with the SEC as an Exhibit to the Company's Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

10.12     Affirmation of Limited Parent Guaranty of Argosy Gaming Company in
            favor of the partners of Indiana Gaming Company, L.P. dated February
            21, 1996 (previously filed with the SEC as an Exhibit to the Company's Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

10.13     Riverboat Gaming Development Agreement between the City of
            Lawrenceburg, Indiana and Indiana Gaming Company L.P. dated as of
            April 13, 1994 as amended by Amendment Number One to Riverboat
            Development Agreement between the

 EXHIBIT
 NUMBER                                 DESCRIPTION
--------- -----------------------------------------------------------------------
            City of Lawrenceburg, Indiana and Indiana Gaming Company L.P. dated as of December 28, 1995 (previously filed with the SEC as an Exhibit to the Company's Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

10.14     Guaranty of Development Agreement dated as of April 13, 1994 by the
            Company in favor of the City of Lawrenceburg (previously filed with the SEC as an Exhibit to the Company's Form 10-K for the year ended
            December 31, 1995 and incorporated herein by reference.)

10.15     Form of Surety Bond and Guaranty, dated December 17, 1996, issued to the Indiana Gaming Commission, as obligee with USF&G, as surety.
            (previously filed with the SEC as an Exhibit to the Company's Form
            10-K for the year ended December 31, 1996 and incorporated herein by reference).

10.16*    Employment Agreement between the Company and James B. Perry dated as of
            April 22, 1999.

10.17     Employment Agreement between the Company and James G. Gulbrandsen.
            (previously filed with the SEC as an Exhibit to the Company's Form
            10-K for the year ended December 31, 1997 and incorporated herein by reference).

10.18*    Credit Agreement dated as of June 8, 1999 among the Company, Alton
            Gaming Company, Argosy of Louisiana, Inc., Catfish Queen Partnership
            in Commendam, The Indiana Gaming Company, Iowa Gaming Company, Jazz
            Enterprises, Inc. and The Missouri Gaming Company, as Borrowers, the
            Lenders named therein and Wells Fargo Bank, National Association, as
            Agent Bank.

12*       Computation of Ratio of Earnings to Fixed Charges

 21       List of the Company's Subsidiaries (previously filed with the SEC as an
            Exhibit to the Company's Form 10-K for the year ended December 31,
            1998 and incorporated herein by reference).

23.1      Consent of Independent Auditors

23.2*     Consent of Winston & Strawn (included in the opinion filed as Exhibit 5 hereto)

 24       Powers of Attorney (included on signature pages of this Registration
            Statement on Form S-4).

25*       Statement of Eligibility and Qualification on Form T-1 under the Trust
            Indenture Act of 1939 of Bank One Trust Company, NA, as Trustee under the Indenture relating to the 10 3/4% Senior Subordinated Notes due
            2009.

99.1*     Form of Letter of Transmittal.

99.2*     Form of Notice of Guaranteed Delivery.

99.3*     Form of Instruction Letter.



    *   Previously Filed


    (b) Financial Statement Schedules

    None.

    All schedules are omitted because the required information is not present in amounts sufficient to require submission of the schedule or because the information required is included in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

    The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Alton, State of Illinois on August 27, 1999.


                                ARGOSY GAMING COMPANY

                                By:              /s/ JAMES B. PERRY
                                     -----------------------------------------
                                                   James B. Perry
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on the dates and in the capacities indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President and Chief
      /s/ JAMES B. PERRY          Executive Officer
------------------------------    (Principal Executive        August 27, 1999
        James B. Perry            Officer)

                                Vice President and Chief
      /s/ DALE R. BLACK           Financial Officer
------------------------------    (Principal Financial        August 27, 1999
        Dale R. Black             Officer and Principal
                                  Account Officer)

                     *
------------------------------  Director                      August 27, 1999
      William F. Cellini

                     *
------------------------------  Director                      August 27, 1999
      Edward F. Brennan

                     *
------------------------------  Director                      August 27, 1999
      George L. Bristol

                     *
------------------------------  Director                      August 27, 1999
       F. Lance Callis

                     *
------------------------------  Director                      August 27, 1999
      Jimmy F. Gallagher

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                     *
------------------------------  Director                      August 27, 1999
      William J. McEnery

                     *
------------------------------  Director                      August 27, 1999
      John B. Pratt, Sr.



* Dale R. Black, by signing his name hereto, does sign this document on behalf of the above named individuals, pursuant to the powers of attorney duly executed by such individuals which have been filed as an Exhibit to this Registration Statement.



                                    /s/ DALE R. BLACK
                                --------------------------
                                      Dale R. Black
                                     ATTORNEY-IN-FACT

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Alton, State of Illinois on August 27, 1999.


                                ALTON GAMING COMPANY

                                By:              /s/ JAMES B. PERRY
                                     -----------------------------------------
                                                   James B. Perry
                                                     PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on the dates and in the capacities indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

      /s/ JAMES B. PERRY        President and Sole
------------------------------    Director (Principal         August 27, 1999
        James B. Perry            Executive Officer)

                                Treasurer (Principal
      /s/ DALE R. BLACK           Financial Officer and
------------------------------    Principal Accounting        August 27, 1999
        Dale R. Black             Officer)

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Alton, State of Illinois on August 27, 1999.


                                ARGOSY OF LOUISIANA, INC.

                                By:              /s/ JAMES B. PERRY
                                     -----------------------------------------
                                                   James B. Perry
                                                     PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on the dates and in the capacities indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

      /s/ JAMES B. PERRY        President and Sole
------------------------------    Director (Principal         August 27, 1999
        James B. Perry            Executive Officer)

                                Treasurer (Principal
      /s/ DALE R. BLACK           Financial Officer and
------------------------------    Principal Accounting        August 27, 1999
        Dale R. Black             Officer)

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Alton, State of Illinois on August 27, 1999.


                                CATFISH QUEEN PARTNERSHIP IN COMMENDAM

                                By: Argosy of Louisiana, Inc.
                                Its: General Partner

                                By:              /s/ JAMES B. PERRY
                                     -----------------------------------------
                                                   James B. Perry
                                                     PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on the dates and in the capacities indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President and Sole
                                  Director (Principal
      /s/ JAMES B. PERRY          Executive Officer) of
------------------------------    Argosy of Louisiana,        August 27, 1999
        James B. Perry            Inc., the general
                                  partner of Catfish Queen
                                  Partnership in Commendam

                                Treasurer (Principal
                                  Financial Officer and
                                  Principal Accounting
      /s/ DALE R. BLACK           Officer) of Argosy of
------------------------------    Louisiana, Inc., the        August 27, 1999
        Dale R. Black             general partner of
                                  Catfish Queen
                                  Partnership in Commendam

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Alton, State of Illinois on August 27, 1999.


                                THE INDIANA GAMING COMPANY

                                By:              /s/ JAMES B. PERRY
                                     -----------------------------------------
                                                   James B. Perry
                                                     PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on the dates and in the capacities indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

      /s/ JAMES B. PERRY        President and Sole
------------------------------    Director (Principal         August 27, 1999
        James B. Perry            Executive Officer)

                                Treasurer (Principal
      /s/ DALE R. BLACK           Financial Officer and
------------------------------    Principal Accounting        August 27, 1999
        Dale R. Black             Officer)

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Alton, State of Illinois on August 27, 1999.


                                IOWA GAMING COMPANY

                                By:              /s/ JAMES B. PERRY
                                     -----------------------------------------
                                                   James B. Perry
                                                     PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on the dates and in the capacities indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

      /s/ JAMES B. PERRY        President and Sole
------------------------------    Director (Principal         August 27, 1999
        James B. Perry            Executive Officer)

                                Treasurer (Principal
      /s/ DALE R. BLACK           Financial Officer and
------------------------------    Principal Accounting        August 27, 1999
        Dale R. Black             Officer)

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Alton, State of Illinois on August 27, 1999.


                                JAZZ ENTERPRISES, INC.

                                By:              /s/ JAMES B. PERRY
                                     -----------------------------------------
                                                   James B. Perry
                                                     PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on the dates and in the capacities indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

      /s/ JAMES B. PERRY        President and Sole
------------------------------    Director (Principal         August 27, 1999
        James B. Perry            Executive Officer)

                                Treasurer (Principal
      /s/ DALE R. BLACK           Financial Officer and
------------------------------    Principal Accounting        August 27, 1999
        Dale R. Black             Officer)

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Alton, State of Illinois on August 27, 1999.


                                THE MISSOURI GAMING COMPANY

                                By:              /s/ JAMES B. PERRY
                                     -----------------------------------------
                                                   James B. Perry
                                                     PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on the dates and in the capacities indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

      /s/ JAMES B. PERRY        President and Sole
------------------------------    Director (Principal         August 27, 1999
        James B. Perry            Executive Officer)

                                Treasurer (Principal
      /s/ DALE R. BLACK           Financial Officer and
------------------------------    Principal Accounting        August 27, 1999
        Dale R. Black             Officer)